Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of July 13, 2025

by and among

BECTON, DICKINSON AND COMPANY,

AUGUSTA SPINCO CORPORATION,

WATERS CORPORATION

and

BETA MERGER SUB, INC.

-i-

-ii-

-iii-

-iv-

SCHEDULES AND EXHIBITS

Exhibit A	Separation Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Employee Matters Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Intellectual Property Matters Agreement

Schedule A	Overlap Shareholder Determination Process

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2025, is entered into by and among Becton, Dickinson and Company, a New Jersey corporation (the “Company”), Augusta SpinCo Corporation, a Delaware corporation and a wholly owned Subsidiary of the Company (“SpinCo”), Waters Corporation, a Delaware corporation (“RMT Partner”), and Beta Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of RMT Partner (“Merger Sub”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the Company Business and the SpinCo Business;

WHEREAS, contemporaneously with the execution of this Agreement, the Company, SpinCo and RMT Partner are entering into the Separation Agreement, pursuant to which the Company will, upon the terms and conditions set forth therein and in accordance with the Reorganization, separate the SpinCo Business such that, as of the Distribution, the SpinCo Business is held by the members of the SpinCo Group;

WHEREAS, to effect such separation, the Company shall, and cause members of the Company Group to, contribute, convey, transfer, assign and deliver to SpinCo and members of the SpinCo Group, and SpinCo and members of the SpinCo Group shall accept and assume from the Company and members of the Company Group, all of the right, title and interest of the Company and the members of the Company Group in, to and under certain assets and liabilities relating to the SpinCo Business, in each case on the terms and subject to the conditions set forth in the Separation Agreement;

WHEREAS, in connection with such separation and in partial consideration of the transfer to SpinCo of such assets, SpinCo will make the SpinCo Cash Distribution (as adjusted in accordance with this Agreement) to the Company;

WHEREAS, after such separation and upon the terms and subject to the conditions set forth in the Separation Agreement, the Company will distribute all of the outstanding shares of the common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) to the Company’s stockholders without consideration on a pro rata basis (the disposition by the Company of 100% of the SpinCo Common Stock by way of such distribution is referred to as the “Distribution”);

WHEREAS, following the Distribution, at the Effective Time, the Parties will effect the merger of Merger Sub with and into SpinCo, with SpinCo continuing as the surviving corporation and becoming a wholly owned Subsidiary of RMT Partner, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of RMT Partner (the “RMT Partner Board”) has unanimously (a) determined that the terms of the Agreement and the transactions contemplated hereby, including the RMT Partner Share Issuance, are fair to and in the best interests of RMT Partner and its stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the RMT Partner Share Issuance, on the terms and subject to the conditions set forth herein, (c) resolved to recommend that the stockholders of RMT Partner approve the RMT Partner Share Issuance (the “RMT Partner Board Recommendation”), and (d) directed that the RMT Partner Share Issuance be submitted to a vote at a meeting of RMT Partner’s stockholders;

WHEREAS, the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable and in the best interests of its sole stockholder and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement and the transactions contemplated hereby, subject to such further action by the Company Board required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company Board (which shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement);

WHEREAS, the board of directors of SpinCo (the “SpinCo Board”) has determined that the Merger and this Agreement are advisable and in the best interests of its sole stockholder and has approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, it is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Contribution and the Distribution, taken together, qualify as a “reorganization” within the meanings of Sections 368(a)(1)(D) and 355(a) of the Code; (b) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (c) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for the Merger and for purposes of Sections 354, 361 and 368 of the Code.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

1. “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains confidentiality and use provisions that are not materially less restrictive to the other party than the terms in the Confidentiality Agreement are on RMT Partner; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any Party to this Agreement or otherwise prohibiting RMT Partner’s compliance with its obligations under this Agreement.

2. “Action” shall mean any action, claim, dispute, suit, countersuit, arbitration or proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

3. “Adverse Law Event” shall mean (a) the enactment of any Law, issuance of any judicial determination or proposal or promulgation of any administrative authority or pronouncement (including any interpretation of Law) which would materially adversely affect the Intended Tax Treatment, (b) the approval by either house of the U.S. Congress or the U.S. executive branch of any legislation which would if enacted and signed into Law, or would reasonably be expected to if enacted and signed into Law, materially adversely affect the Intended Tax Treatment or (c) the refusal by the IRS to issue any ruling requested in the IRS Ruling Request.

4. “Affiliate” shall mean, when used with respect to a specified Person (at any point of time or with respect to a period of time, as applicable), a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. Following the Effective Time, Affiliates of RMT Partner shall include the members of the SpinCo Group.

5. “Agreement” shall mean this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the RMT Partner Disclosure Schedule and the SpinCo Disclosure Schedule), as may be amended, restated, modified or supplemented from time to time in accordance with its terms.

6. “Anti-Corruption Laws” shall mean all Laws relating to the prevention of corruption, money laundering and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

7. “Antitrust Laws” shall mean the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and any other federal, state, foreign or supranational Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

8. “Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each benefit or compensation plan, program, policy, contract, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, consulting, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other compensatory or benefit plan, program, agreement, policy or other arrangement, in each case, excluding any plan, program or arrangement that is sponsored, maintained or administered by any Governmental Authority or any Multiemployer Plan.

9. “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.

10. “Code” shall mean the U.S. Internal Revenue Code of 1986.

11. “Collective Bargaining Agreement” shall mean each written Contract with a labor union, labor organization, works council or other employee representative body.

12. “Company Assets” has the meaning set forth in the Separation Agreement.

13. “Company Award” has the meaning set forth in the Employee Matters Agreement.

14. “Company Benefit Plan” shall mean each Benefit Plan that is (a) maintained, sponsored, contributed to or entered into, or is required to be maintained, sponsored, contributed to or entered into, by the Company or any of its Affiliates (including SpinCo and its Subsidiaries) for the benefit of any SpinCo Group Employee or any other current or former director, officer, consultant, employee or other individual service provider of the SpinCo Business or (b) under or with respect to which SpinCo has any Liability.

15. “Company Business” has the meaning set forth in the Separation Agreement.

16. “Company Combined Tax Return” shall mean any combined, consolidated, affiliated, unitary or similar Tax Return that includes the Company or any of its Affiliates (other than the members of the SpinCo Group), on the one hand, and any of SpinCo or the SpinCo Subsidiaries, on the other hand, it being understood that a Tax Return claiming group relief or similar sharing of Tax losses or other attributes (or surrendering) shall not, by virtue of such claiming, be considered a Company Combined Tax Return.

17. “Company Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

18. “Company Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of January 25, 2023, by and among the Company, the other entities party thereto and Citibank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

19. “Company Distribution Tax Representations” shall mean the representations of an officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Tax Counsel, delivered to Tax Counsel in connection with the Distribution Tax Opinion.

20. “Company Group” has the meaning set forth in the Separation Agreement.

21. “Company Liabilities” has the meaning set forth in the Separation Agreement.

22. “Company Material Adverse Effect” shall mean any change, event, development, occurrence or effect that has a material adverse effect on the ability of the Company to consummate the Distribution or the Separation by the Outside Date.

23. “Company PSU Award” has the meaning set forth in the Employee Matters Agreement.

24. “Company SEC Documents” shall mean all forms, reports, Schedules, statements and other documents required to be filed or furnished by the Company or SpinCo with the SEC since January 1, 2024.

25. “Company Tax Group” shall mean any consolidated, combined, affiliated or unitary group that includes the Company or any of its Affiliates that are not SpinCo or the SpinCo Subsidiaries.

26. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, by and between RMT Partner and the Company, dated as of March 14, 2025, as amended, restated or supplemented from time to time, including any addendum thereto.

27. “Consent” shall mean any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.

28. “Contract” shall mean any binding contract (whether written or oral), agreement, understanding, arrangement, subcontract, commitment, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument.

29. “Contract Manufacturing Agreements” shall mean Contract Manufacturing Agreements in substantially the form agreed among the Parties pursuant to Section 8.4 of the Separation Agreement (with such changes as set forth on Section 1.1(a) of the SpinCo Disclosure Schedule), as such agreements may be amended, restated, modified or supplemented from time to time in accordance with their terms.

30. “Contribution” has the meaning set forth in the Separation Agreement.

31. “Controlled Group Liability” shall mean any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, and (d) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

32. “Determination Time” means 4:30 p.m. Eastern Time on the second (2nd) Business Day immediately prior to the date on which the Closing occurs.

33. “DGCL” shall mean the Delaware General Corporation Law.

34. “Distribution Date” has the meaning set forth in the Separation Agreement.

35. “Distribution Time” has the meaning set forth in the Separation Agreement.

36. “Employee Matters Agreement” shall mean an Employee Matters Agreement in substantially the form attached hereto as Exhibit C, as such agreement may be amended, restated, modified or supplemented from time to time in accordance with its terms.

37. “Environmental Law” has the meaning set forth in the Separation Agreement.

38. “Environmental Liabilities” has the meaning set forth in the Separation Agreement.

39. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

40. “ERISA Affiliate” shall mean, with respect to any entity, trade or business (whether or not incorporated), any other entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

41. “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

42. “Exchange Ratio” shall mean (subject to adjustment as contemplated by Section 3.1(a)(iv) and Section 3.1(c)), a number equal to (a) the Fully Diluted SpinCo Shares minus the SpinCo Make Whole Awards divided by (b) the number of outstanding shares of SpinCo Common Stock immediately following the Distribution other than any Hook Stock.

43. “Ex-Im Laws” shall mean all Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

44. “FDA” shall mean the U.S. Food and Drug Administration.

45. “Food and Drug Law” shall mean the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the Public Health Service Act (42 U.S.C. §§ 201 et seq.), including the regulations promulgated and guidance issued thereunder, including Good Manufacturing Practices, Good Clinical Practices, Good Laboratory Practice Requirements, Good Distribution Practices, Controlled Substance Law, any other applicable Laws governing or relating to the procurement, development, research, testing, investigation, approval, manufacture, processing, reprocessing, production, packaging, labeling, advertising, marketing, sale, distribution, recall, importation, exportation, handling, quality or pharmacovigilance of drugs, biological products, cosmetics, medical devices and combination products, and with respect to each of the foregoing, all equivalent or similar Laws in any jurisdiction.

46. “Foreign Benefit Plan” shall mean any Benefit Plan that is maintained primarily for the benefit of any current and/or former director, officer, consultant, employee or other individual service provider outside the United States.

47. “Foreign Investment Law” shall mean any federal, state, foreign, or supranational Law that is designed or intended to screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds.

48. “Foreign Subsidies Regulation” shall mean Regulation (EU) 2022/2560 of the European Parliament and any related rules and regulations, as administered and enforced by the European Commission.

49. “Fraud” shall mean any actual and intentional misrepresentation of a material fact by a Party in making the representations and warranties set forth in Article IV, Article V or Article VI, as applicable, or in the certificate contemplated by Section 8.2(c) and Section 8.3(c), as applicable, that constitutes actual common law fraud under the Laws of the State of Delaware, but does not include fraud based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory.

50. “Fully Diluted RMT Partner Shares” shall mean the sum of (a) the number of shares of RMT Partner Common Stock outstanding as of the Determination Time plus (b) the number of shares of RMT Partner Common Stock underlying RMT Partner LTI Awards as of the Determination Time (provided that for purposes of this clause (b), shares of RMT Partner Common Stock underlying RMT Partner Options will be calculated using the treasury stock method and performance awards will be calculated assuming performance goals are satisfied based on target performance).

51. “Fully Diluted SpinCo Shares” shall mean a number of shares of RMT Partner Common Stock equal to (a) the Fully Diluted RMT Partner Shares, multiplied by (b) a fraction equal to 39.2%, divided by 60.8%.

52. “GAAP” shall mean generally accepted accounting principles in the United States.

53. “Good Clinical Practices” shall mean the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and comparable standards of any other applicable Governmental Authority.

54. “Good Distribution Practices” shall mean the FDA’s standards for the distribution of drugs, biological products, medical devices and combination products including those set forth in applicable FDA regulations and applicable guidance issued by FDA and any comparable foreign standards as applicable.

55. “Good Laboratory Practice Requirements” shall mean the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Authority.

56. “Good Manufacturing Practices” shall mean the current good manufacturing practices and quality systems required for drugs, biological products, medical devices, and combination products including as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610, and 820, and 21 U.S.C. § 351 and 42 U.S.C. 262, and any comparable foreign standards as applicable.

57. “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

58. “Hazardous Materials” has the meaning set forth in the Separation Agreement.

59. “Healthcare Laws” shall mean all Laws applicable to the Company’s and each of its Subsidiaries’ business relating to the regulation, provision, management or administration of, ordering or arranging for, or payment or reimbursement for, any healthcare items or services, including: (a) the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58); (b) the False Claims Act (31 U.S.C. §§ 3729-3733); (c) the Exclusion Law, 42 U.S.C. § 1320a-7; (d) the Civil Monetary Penalties Law (42 U.S.C. § 1320 a-7a); (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (f) the False Claim Law (42 U.S.C. § 1320a-7b(a)); (g) the Anti-inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (h) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (i) HIPAA; (j) the Deficit Reduction Act of 2005 (Pub. L. No. 109-171, 120 Stat. 5 (2005)); (k) the FDA debarment rules (21 U.S.C. § 335a); and (l) any other Laws with respect to healthcare related fraud and abuse, false claims, self-referral, anti-kickback, and licensing.

60. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 USC §§ 17931 et seq., as may be amended, and implementing regulations thereof.

61. “Hook Stock” shall mean any shares of SpinCo Common Stock that are distributed in the Distribution to a Subsidiary of the Company that is a member of the Company Group, which, in accordance with Section 3.4 of the Separation Agreement, will be acquired by the Company for cash, and subsequently transferred by the Company to SpinCo for no consideration and be cancelled and cease to be outstanding, in each case, prior to the Merger.

62. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

63. “Information Technology” has the meaning set forth in the Separation Agreement.

64. “Intellectual Property” has the meaning set forth in the Separation Agreement.

65. “Intellectual Property Matters Agreement” shall mean an Intellectual Property Matters Agreement in substantially the form attached hereto as Exhibit E, as such agreement may be amended, restated, modified or supplemented from time to time in accordance with its terms.

66. “Interests” shall mean shares, partnership interests, limited liability company interests or any other equity interest in any Person.

67. “Intervening Event” shall mean any change, event, development or occurrence with respect to RMT Partner that is material to RMT Partner and its Subsidiaries (taken as a whole) which was not known by or was not reasonably foreseeable to, the RMT Partner Board as of the date of this Agreement (or which was known or reasonably foreseeable but in respect of which the probability or magnitude of the consequences were not known or reasonably foreseeable as of the date hereof); provided, however, that in no event shall (a) the receipt, existence or terms of a Competing Proposal or Superior Proposal, (b) any events, developments, occurrences or changes in circumstances of the Company or the members of the SpinCo Group, (c) the status of the Merger under the HSR Act or of any of the other Requisite Regulatory Approvals, (d) any change in the price, or change in trading volume, of RMT Partner Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise expressly prohibited by this definition), (e) the fact in and of itself of meeting or exceeding internal or analysts’ expectations, projections or results of operations (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise expressly prohibited by this definition), (f) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (g) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, constitute or be deemed to contribute to an Intervening Event.

68. “IRS” shall mean the U.S. Internal Revenue Service.

69. “IRS Ruling” shall mean a private letter ruling from the IRS received by the Company after the date hereof regarding such matters germane to the U.S. federal income Tax consequences of the Reorganization, Contribution, Distribution and Merger and any related transactions as the Company and RMT Partner may determine in accordance with Section 7.2(g), including any matters included in the initial formal private letter ruling request (as distinguished from any pre-submission conference memorandum) submitted by the Company pursuant to

Section 7.2(g) and any supplemental requests or information submissions by the Company with respect to modifications requested by, or needed or appropriate to accommodate or respond to, the IRS after such initial formal request, which private letter ruling (a) shall include rulings substantively similar to the rulings contained in IRS Private Letter Ruling 202145020, including with respect to the “Overlap Counting Principles” described therein, and (b) shall not impose an obligation to review investor websites or other sources of information to gather information at a time following the beginning of the day on the date that is two (2) Business Days prior to the Closing Date.

70. “IRS Ruling Request” shall mean a formal request (as distinguished from any pre-submission conference memorandum) for the IRS Ruling that will be submitted by the Company to the IRS.

71. “Knowledge” shall mean (a) with respect to the Company, the actual knowledge of the persons set forth in Section 1.1(b) of the SpinCo Disclosure Schedule, (b) with respect to SpinCo, the actual knowledge of the persons set forth in Section 1.1(c) of the SpinCo Disclosure Schedule, and (c) with respect to RMT Partner, the actual knowledge of the persons set forth in Section 1.1(a) of the RMT Partner Disclosure Schedule.

72. “Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority, including Regulatory Laws.

73. “Liability” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, deficiencies, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

74. “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, exclusive license, purchase option, right of first refusal, security interest or other lien of any kind.

75. “Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation).

76. “Merger Tax Opinions” shall mean the Company Merger Tax Opinion and the RMT Partner Merger Tax Opinion.

77. “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

78. “NYSE” shall mean the New York Stock Exchange.

79. “OFAC” shall mean the U.S. Department of the Treasury Office of Foreign Assets Control.

80. “Open Source Software” shall mean any software that is subject to the terms of any license agreement that meets the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html or a similar license.

81. “Organizational Documents” shall mean: (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of the foregoing clauses (a) through (d), including any amendments as may be in effect from time to time.

82. “Overlap Shareholders” shall have the meaning set forth on Schedule A.

83. “Overlap Shares” shall mean, with respect to any Overlap Shareholder, (a) the lesser of (i) the SpinCo Overlap Ownership Percentage for such Overlap Shareholder and (ii) the RMT Partner Overlap Ownership Percentage for such Overlap Shareholder, multiplied by (b) the number of shares of RMT Partner Common Stock that will be issued and outstanding immediately following the Effective Time.

84. “Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

85. “Permitted Liens” shall mean: (a) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent or is being contested in good faith by appropriate proceedings; (b) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (c) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business and with respect to any amounts, in each case (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) non-exclusive license rights to Intellectual Property granted in the ordinary course of business; (e) easements (including conservation easements and public trust easements, rights-of-way, road use Contracts, covenants, conditions, restrictions, reservations, licenses, Contracts and other similar non-monetary matters) of public record (provided, however, that the same, individually and in the aggregate, do not materially impair or interfere with the operation or use of such real property in the operation of the business currently conducted thereon); (f) purchase money Liens and Liens securing rental payments under capital lease agreements; (g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (h) Liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (i) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (j) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (k) Liens securing the obligations in respect of SpinCo Financing, Permanent SpinCo Financing or RMT Partner Financing; (l) restrictions on transfer resulting from securities Laws; and (m) Liens described on Section 1.1(d) of the SpinCo Disclosure Schedule or Section 1.1(b) of the RMT Partner Disclosure Schedule.

86. “Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

87. “Personal Information” shall mean all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law, Privacy Requirements or by the Company or RMT Partner, as applicable, in any of their respective privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

88. “Preferred Stock Exchange” has the meaning set forth in the Separation Agreement.

89. “Preferred Stock Recapitalization” has the meaning set forth in the Separation Agreement.

90. “Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification, the use of biometric identifiers and the use of Personal Information for marketing purposes.

91. “Privacy Requirements” shall mean all applicable Privacy Laws and all of the Company’s and RMT Partner’s, as applicable, policies, notices and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.

92. “Proxy Statement” shall mean the proxy statement to be mailed to the stockholders of RMT Partner relating to the RMT Partner Stockholders Meeting, including any amendments or supplements thereto.

93. “Qualified SpinCo Common Stock” shall mean SpinCo Common Stock received by holders of Company Common Stock pursuant to the Distribution, except for any SpinCo Common Stock that is acquired, directly or indirectly, pursuant to a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder. This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.

94. “Record Date” shall mean the close of business on the date to be determined by the Company Board (or a committee thereof) as the record date for the determination of holders of record of the Company Common Stock entitled to receive shares of SpinCo Common Stock in the Distribution.

95. “Registered IP” has the meaning set forth in the Separation Agreement.

96. “Regulatory Authorizations” shall mean all approvals, clearances, Permits authorizations, registrations and listings of the Company or any of its Subsidiaries, including FDA establishment registrations, new drug applications, abbreviated new drug applications, biologic license applications, investigational new drug applications, investigational device exemptions, drug listings, medical device listings, de novo applications, premarket notifications and premarket approvals in any applicable jurisdiction, and 510(k) clearances and certifications by the International Organization for Standardization, in any applicable jurisdiction.

97. “Regulatory Laws” shall mean all Healthcare Laws and all Food and Drug Laws.

98. “Reimbursement Obligations” shall mean the sum of (a) all documented out-of-pocket costs and expenses incurred by the Company, SpinCo or any of their respective Subsidiaries in connection with the SpinCo Financing or any Permanent SpinCo Financing (including all commitment fees and other fees, obligations and expenses arising pursuant to the terms of the SpinCo Commitment Letter or the SpinCo Financing Agreements or in connection with any Permanent SpinCo Financing, and the documented out-of-pocket fees, costs and expenses of counsel, accountants, consultants or other advisors (including financial or capital markets advisors)) and (b) all interest expense incurred and fees paid by the Company, SpinCo or any of their respective Subsidiaries with respect to any SpinCo Financing (whether pursuant to the SpinCo Commitment Letter, the SpinCo Financing Agreements or otherwise) or any Permanent SpinCo Financing with respect to any period, or on any date, at or prior to the earlier of the Closing or the termination of this Agreement; provided that costs of preparation of the SpinCo Unaudited September 2024 Financial Statements, the SpinCo Unaudited December 2024 Financial Statements, the SpinCo Audited Financial Statements and the SpinCo Subsequent Unaudited Financial Statements shall not constitute “Reimbursement Obligations.”

99.  “Release” has the meaning set forth in the Separation Agreement.

100. “Reorganization” has the meaning set forth in the Separation Agreement.

101. “Reorganization Step Plan” has the meaning set forth in the Separation Agreement.

102. “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, financing sources, attorneys or other representatives.

103. “RMT Partner Affiliate Contract” shall mean any Contract, whether or not in writing, between any of RMT Partner or its Subsidiaries, on the one hand, and any present or former officer or director of RMT Partner or any of its Subsidiaries or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand.

104. “RMT Partner Benefit Plan” shall mean each Benefit Plan that is maintained, sponsored, contributed to or entered into, or is required to be maintained, sponsored, contributed to or entered into, by RMT Partner or any of its Affiliates or under or with respect to which RMT Partner or any of its Affiliates has any Liability.

105. “RMT Partner Business” shall mean the businesses of RMT Partner and its Subsidiaries as conducted as of the date hereof.

106. “RMT Partner Business Systems” shall mean the Information Technology and Software used or relied on by or for the operation of the RMT Partner Business, including in each case any outsourced systems and processes.

107. “RMT Partner Common Stock” shall mean the common stock, par value $0.01 per share, of RMT Partner.

108. “RMT Partner Credit Agreement” shall mean the Amendment and Restatement Agreement to the Credit Agreement, dated as of September 17, 2021, by and among RMT Partner, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

109. “RMT Partner Datasite” shall mean the datasite established by RMT Partner for purposes of due diligence of RMT Partner and the RMT Partner Subsidiaries and their respective businesses (including any “clean room” or similar subset of a datasite or folders in which access is restricted to certain Representatives of the Company) located at www.intralinks.com.

110. “RMT Partner Director Deferred Compensation Plan” means the RMT Partner 1996 Non-Employee Director Deferred Compensation Plan, as amended and restated effective January 1, 2008.

111. “RMT Partner Disclosure Schedule” shall mean the Disclosure Schedule delivered by RMT Partner to the Company and SpinCo on the date hereof and identified as such.

112. “RMT Partner Distribution Tax Representations” shall mean the representations of an officer of RMT Partner, dated as of the Closing Date, in form and substance reasonably satisfactory to Tax Counsel, delivered to Tax Counsel in connection with the Distribution Tax Opinion.

113. “RMT Partner Employee Stock Purchase Plan” means the RMT Partner 2009 Employee Stock Purchase Plan, as adopted on February 27, 2009.

114. “RMT Partner Intellectual Property” shall mean the Intellectual Property owned by RMT Partner or any of its Subsidiaries.

115. “RMT Partner Lender Parties” shall mean the RMT Partner Lenders, together with their Affiliates, and their Affiliates’ current or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners and their successors and assigns, in each case in their respective capacities as such.

116. “RMT Partner Lenders” shall mean the entities that have committed or commit, after the date hereof, to provide or otherwise enter into agreements as lenders in connection with the RMT Partner Financing, including the parties to the RMT Partner Commitment Letter and any joinder agreements or credit agreements relating thereto.

117. “RMT Partner LTI Awards” shall mean, collectively, RMT Partner Options, RMT Partner RSU Awards, RMT Partner Restricted Share Awards, RMT Partner Performance Unit Awards.

118. “RMT Partner Material Adverse Effect” shall mean any change, event, development, occurrence or effect that has, individually or in the aggregate, a material adverse effect on (a) the business, financial condition or results of operations of RMT Partner and the RMT Partner Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a RMT Partner Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any hurricane, flood, tornado, earthquake or other natural disaster or weather-related events, or other force majeure events, any epidemics, pandemics or disease, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outcome of any elections, the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberterrorism or other acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which RMT Partner and the RMT Partner Subsidiaries operate, (vii) any changes resulting from the execution of this Agreement or the Separation Agreement or the announcement or the pendency of the Merger or the Separation, including, to the extent resulting therefrom, any actions of or loss of customers, suppliers, distributors, employees or other material business relationships (including any cancellation or delay in customer orders or any termination of or adverse changes to any Contract effected or proposed by any customer, supplier, distributor or other counterparty) (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any changes in RMT Partner’s stock price or the trading volume of RMT Partner’s stock or any change in the credit rating of RMT Partner (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (ix) any change resulting from any action required to be taken by the terms of this Agreement (other than pursuant to Section 7.1), (x) changes in or the imposition of any tariffs, or any actions relating to trade disputes, or changes in funding policies of or spending by Governmental Authorities (including the National Institutes of Health), (xi) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition) or (xii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided that, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), if such changes, events, developments, conditions, occurrences or effects disproportionately impact RMT Partner and the RMT Partner Subsidiaries, taken as a whole, as compared to other participants in the industries in which RMT Partner and the RMT Partner Subsidiaries operate, only the incremental disproportionate impact thereof may be taken into account in determining whether a RMT Partner Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) the ability of RMT Partner to consummate the Merger prior to the Outside Date.

119. “RMT Partner Merger Tax Representations” shall mean the representations of an officer of RMT Partner, dated as of the Closing Date, in form and substance reasonably satisfactory to Tax Counsel and RMT Partner’s Tax Counsel, delivered to Tax Counsel and RMT Partner’s Tax Counsel in connection with the Merger Tax Opinions.

120. “RMT Partner Option” shall mean an option to purchase RMT Partner Common Stock granted under the RMT Partner Stock Plan.

121. “RMT Partner Overlap Ownership Percentage” shall mean, with respect to any Overlap Shareholder, the fraction obtained by dividing (a) the number of shares of RMT Partner Common Stock that will be owned directly or indirectly by such Overlap Shareholder immediately following the Effective Time (calculated pursuant to this Agreement and in accordance with the methodology set forth in Schedule A, but excluding any shares of RMT Partner Common Stock issued pursuant to the Merger in exchange for shares of SpinCo Common Stock that do not constitute Qualified SpinCo Common Stock) by (b) the number of shares of RMT Partner Common Stock that will be issued and outstanding immediately following the Effective Time (calculated pursuant to this Agreement).

122. “RMT Partner Performance Unit Award” shall mean a performance stock unit award granted under the RMT Partner Stock Plan.

123. “RMT Partner Registration Statement” shall mean the registration statement on Form S-4 to be filed or confidentially submitted by RMT Partner with the SEC to effect the registration under the Securities Act of the issuance of the shares of RMT Partner Common Stock that will be issued to holders of SpinCo Common Stock pursuant to the Merger (as amended and supplemented from time to time).

124. “RMT Partner Restricted Share Award” shall mean a restricted stock award granted under the RMT Partner Stock Plan.

125. “RMT Partner RSU Award” shall mean a restricted stock unit award granted under the RMT Partner Stock Plan.

126. “RMT Partner SEC Documents” shall mean all forms, reports, schedules, statements and other documents required to be filed or furnished by RMT Partner with the SEC since January 1, 2024.

127. “RMT Partner Share Issuance” shall mean the issuance of the shares of RMT Partner Common Stock in the Merger.

128. “RMT Partner Stock Plan” shall mean the 2020 Equity Incentive Plan of the RMT Partner together with the 2012 Equity Incentive Plan of the RMT Partner.

129. “RMT Partner Stockholder Approval” shall mean the approval of the RMT Partner Share Issuance at the RMT Partner Stockholders Meeting by the affirmative vote of a majority of the total votes cast by the holders of RMT Partner Common Stock entitled to vote thereon.

130. “RMT Partner Tax Counsel” shall mean the RMT Partner’s outside tax counsel, Kirkland & Ellis LLP.

131. “RMT Partner Tax Representations” shall mean the RMT Partner Distribution Tax Representations and the RMT Partner Merger Tax Representations.

132. “Sanctioned Country” shall mean any country or region or government thereof that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).

133. “Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the OFAC List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized, or resident in a Sanctioned Country; or (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(b).

134. “Sanctions” shall mean all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

135. “SEC” shall mean the U.S. Securities and Exchange Commission.

136. “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

137. “Separation” shall mean the transactions contemplated by Section 2.1(a) of the Separation Agreement, subject to Section 2.4 of the Separation Agreement.

138. “Separation Agreement” shall mean that Separation Agreement dated as of the date hereof among the Company, SpinCo and RMT Partner, attached as Exhibit A to this Agreement, as may be amended, restated, modified or supplemented from time to time in accordance with its terms.

139. “Shared Services” has the meaning set forth in the Separation Agreement.

140. “Software” has the meaning set forth in the Separation Agreement.

141. “SpinCo Affiliate Contract” shall mean any Contract, whether or not in writing, (a) between any member of the SpinCo Group, on the one hand, and any present or former officer or director of any member of the SpinCo Group or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between any member of the SpinCo Group, on the one hand, and the Company and/or any of its Subsidiaries (other than a member of the SpinCo Group), on the other hand.

142. “SpinCo Assets” has the meaning set forth in the Separation Agreement.

143. “SpinCo Benefit Plan” shall mean each Company Benefit Plan that is (a) maintained, sponsored, contributed to or entered into, or is required to be maintained, sponsored, contributed to or entered into, solely by SpinCo or a Subsidiary thereof, or to which SpinCo or any of its Subsidiaries (and none of the Company or any of its other Subsidiaries) is a party, or (b) an individual offer letter, employment agreement, change in control employment agreement, or consulting agreement between the Company or one of its Affiliates (other than the SpinCo Group) and a SpinCo Group Employee.

144. “SpinCo Books and Records” has the meaning set forth in the Separation Agreement.

145. “SpinCo Business” has the meaning set forth in the Separation Agreement.

146. “SpinCo Business Systems” shall mean the Information Technology and Software used or relied on by or for the operation of the SpinCo Business, including in each case any outsourced systems and processes.

147. “SpinCo Cash Distribution” has the meaning set forth in the Separation Agreement.

148. “SpinCo Datasite” shall mean the datasite established by the Company for purposes of due diligence of the members of the SpinCo Group and the SpinCo Business (including any “clean room” or similar subset of a datasite or folders in which access is restricted to certain Representatives of RMT Partner) located at www.datasite.com.

149. “SpinCo Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Company and SpinCo to RMT Partner on the date hereof and identified as such.

150. “SpinCo Group” has the meaning set forth in the Separation Agreement.

151. “SpinCo Group Employee” has the meaning set forth in the Employee Matters Agreement.

152. “SpinCo Intellectual Property” has the meaning set forth in the Separation Agreement.

153. “SpinCo Lender Parties” shall mean the SpinCo Lenders, together with their Affiliates, and their Affiliates’ current or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners and their successors and assigns, in each case in their respective capacities as such.

154. “SpinCo Lenders” shall mean the entities that have committed or commit, after the date hereof, to provide or otherwise enter into agreements as lenders in connection with the SpinCo Financing or the Permanent SpinCo Financing, including the parties to the SpinCo Commitment Letter and any joinder agreements or credit agreements relating thereto.

155. “SpinCo Liabilities” has the meaning set forth in the Separation Agreement.

156. “SpinCo Make Whole Awards” shall mean the number of shares of RMT Partner Common Stock underlying the RMT Partner LTI Awards that would be awarded in respect of Company Awards pursuant to Section 4.01(a)-(c) of the Employee Matters Agreement, based on Company Awards outstanding as of, and otherwise calculated as of, the Determination Time (provided that for purposes of this definition, shares underlying stock appreciation rights will be calculated using the treasury stock method and performance awards will be calculated assuming performance goals are satisfied based on target performance).

157. “SpinCo Material Adverse Effect” shall mean any change, event, development, occurrence or effect that has, individually or in the aggregate, a material adverse effect on (a) the business, financial condition or results of operations of the SpinCo Business, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a SpinCo Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any hurricane, flood, tornado, earthquake or other natural disaster or weather-related events, or other force majeure events, any epidemics, pandemics or disease, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outcome of any elections, the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberterrorism or other acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which the SpinCo Business operates, (vii) any changes resulting from the execution of this Agreement or the Separation Agreement or the announcement or the pendency of the Merger or the Separation, including, to the extent resulting therefrom, any actions of or loss of customers, suppliers, distributors, employees or other material business relationships (including any cancellation or delay in customer orders or any termination of or adverse changes to any Contract effected or proposed by any customer, supplier, distributor or other counterparty) (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any change resulting from any action required to be taken by the terms of this Agreement (other than pursuant to Section 7.1), (ix) changes in or imposition of any tariffs, or any actions relating to trade disputes, or changes in funding policies of or spending by Governmental Authorities (including the National Institutes of Health) or (x) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition); provided that in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (ix), if such changes, events, developments, conditions, occurrences or effects disproportionately impacts the SpinCo Business, taken as a whole, as compared to other participants in the industries in which the SpinCo Business operates, only the incremental disproportionate impact thereof may be taken into account in determining whether a SpinCo Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) the ability of the Company or SpinCo to consummate the Merger prior to the Outside Date.

158. “SpinCo Merger Tax Representations” shall mean the representations of an officer of SpinCo, dated as of the Closing Date, in form and substance reasonably satisfactory to Tax Counsel and RMT Partner Tax Counsel, delivered to Tax Counsel and RMT Partner Tax Counsel, respectively, in connection with the Merger Tax Opinions.

159. “SpinCo Overlap Ownership Percentage” shall mean, with respect to any Overlap Shareholder, the fraction obtained by dividing (a) the number of shares of SpinCo Common Stock that will be owned directly or indirectly by such Overlap Shareholder immediately prior to the Effective Time (calculated pursuant to this Agreement and in accordance with the methodology set forth on Schedule A, but excluding any shares of SpinCo Common Stock that do not constitute Qualified SpinCo Common Stock) by (b) the number of shares of SpinCo Common Stock that will be issued and outstanding immediately prior to the Effective Time.

160. “SpinCo Registration Statement” shall mean the registration statement to be filed or confidentially submitted by SpinCo with the SEC to effect the registration of the shares of SpinCo Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Time.

161. “SpinCo Subsidiaries” shall mean all direct and indirect Subsidiaries of SpinCo, after giving effect to the Reorganization. Following the Effective Time, the SpinCo Subsidiaries shall include RMT Partner and the RMT Partner Subsidiaries.

162. “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined economic interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided that, from and after the Closing, none of the members of the SpinCo Group shall be considered a Subsidiary of the Company or any of its Subsidiaries.

163. “Tax Authority” has the meaning set forth in the Form of Tax Matters Agreement, included as Exhibit B hereto.

164. “Tax Counsel” shall mean Company’s outside tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP.

165. “Tax Matters Agreement” shall mean a Tax Matters Agreement in substantially the form attached hereto as Exhibit B, as such agreement may be amended, restated, modified or supplemented from time to time in accordance with its terms.

166. “Tax Returns” has the meaning set forth in the Form of Tax Matters Agreement, included as Exhibit B hereto.

167. “Taxes” has the meaning set forth in the Form of Tax Matters Agreement, included as Exhibit B hereto.

168. “Technology” has the meaning set forth in the Separation Agreement.

169. “Threshold Percentage” shall mean 50.5%.

170. “Trade Secret” has the meaning set forth in the Separation Agreement.

171. “Transaction Documents” shall mean the Separation Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Intellectual Property Matters Agreement and the Contract Manufacturing Agreements, and including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

172. “Transaction Process” shall mean all matters relating to the separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business (including the potential spin-off of the SpinCo Business), including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the SpinCo Business or SpinCo Assets or any portions thereof, or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

173. “Transactions” shall mean the Merger, the Separation, the Distribution, the RMT Partner Special Dividend and the other transactions contemplated by this Agreement, the Separation Agreement and the other Transaction Documents.

174. “Transition Services Agreement” shall mean a Transition Services Agreement in substantially the form attached hereto as Exhibit D (with such changes as set forth on Section 1.1(a) of the SpinCo Disclosure Schedule), as such agreement may be amended, restated, modified or supplemented from time to time in accordance with its terms.

175. “Treasury Regulations” shall mean the regulations promulgated by the U.S. Treasury Department under the Code.

176. “Willful Breach” shall mean, with respect to any obligation, covenant or agreement of a Party in this Agreement, any action or omission taken or omitted to be taken by such Party in material breach of such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission would, or would reasonably be expected to, cause or result in a breach of this Agreement.

Section 1.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional RMT Partner SEC Documents	Section 6.7(a)
Agent Agreement	Section 3.2(b)
Aggregate Adjustment Amount	Section 3.1(c)(iii)(A)
Aggregate Cap	Section 3.1(c)(iii)(B)
Alternative Notice	Section 7.9(c)
Alternative SpinCo Financing	Section 7.5(b)
Applicable Percentage	Section 3.1(c)(i)
Burdensome Condition	Section 7.4(c)
Certificate of Merger	Section 2.3
Chosen Courts	Section 10.2
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 5.15(j)
Company	Preamble
Company Audit Committee	Section 4.6
Company Board	Recitals
Company Foreign Benefit Plan	Section 5.15(k)
Company Merger Tax Opinion	Section 7.2(c)

Term	Section
Competing Proposal	Section 7.9(g)(i)
Competitive Business	Section 7.12(c)
Distribution	Recitals
Distribution Documents	Section 5.20
Distribution Tax Opinion	Section 7.2(b)
Effective Time	Section 2.3
Excess Adjustment Amount	Section 3.1(c)(ii)
Exchange Agent	Section 3.2(b)
Exchange Fund	Section 3.2(b)
Exchange Ratio Increase Amount	Section 3.1(c)(i)
Foreign Tax Rulings	Section 7.2(g)(ix)
Foreign Tax Submission	Section 7.2(g)(ix)
Indemnified Parties	Section 7.8(a)
Intended Tax Treatment	Section 7.2(a)
Interim Period	Section 7.1(a)
IRS Pre-Submission Conference Request	Section 7.2(g)(i)
IRS Submission	Section 7.2(g)(i)
Legal Restraint	Section 8.1(d)
Merger	Section 2.1
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(v)
Merger Sub Stockholder Approval	Section 7.22
Negotiation Period	Section 7.9(c)
New SpinCo Group Member	Section 5.1
Order	Section 5.8
Outside Date	Section 9.1(b)
Parties	Preamble
Party	Preamble
Permanent SpinCo Financing	Section 7.5(g)
Permanent SpinCo Financing Agreements	Section 7.5(g)
Redactable Information	Section 7.2(g)(iv)
Registered RMT Partner Intellectual Property	Section 6.18(a)
Registered SpinCo Intellectual Property	Section 5.16(a)
Remedies Exception	Section 4.2
Required RMT Partner Information	Section 7.6(d)
Required SpinCo Information	Section 7.5(d)
Requisite Regulatory Approval	Section 8.1(a)
Restricted Period	Section 7.12(c)
RMT Partner	Preamble
RMT Partner Adverse Recommendation Change	Section 7.9(a)
RMT Partner Alternative Financing	Section 7.6(b)
RMT Partner Audit Committee	Section 6.7(b)
RMT Partner Board	Recitals
RMT Partner Board Recommendation	Recitals

Term	Section
RMT Partner Commitment Letter	Section 7.6(a)
RMT Partner Environmental Permit	Section 6.19(a)
RMT Partner Financing	Section 7.6(a)
RMT Partner Financing Agreements	Section 7.6(d)
RMT Partner Foreign Benefit Plan	Section 6.17(j)
RMT Partner Leased Real Property	Section 6.10(b)
RMT Partner Material Contracts	Section 6.13(a)
RMT Partner Merger Tax Opinion	Section 7.2(c)
RMT Partner Owned Real Property	Section 6.10(a)
RMT Partner Preferred Stock	Section 6.3(a)
RMT Partner Real Property Leases	Section 6.10(b)
RMT Partner Software	Section 6.18(h)
RMT Partner Special Dividend	Section 3.1(c)(ii)(A)
RMT Partner Stockholders Meeting	Section 7.3(d)(i)
RMT Partner Termination Fee	Section 9.3(b)
Securities Filings	Section 7.3(a)
Specified RMT Partner Governmental Authority	Section 6.16(a)
Specified SpinCo Governmental Authority	Section 5.14(a)
SpinCo	Preamble
SpinCo Audited Financial Statements	Section 7.24(a)
SpinCo Board	Recitals
SpinCo Commitment Letter	Section 7.5(a)
SpinCo Common Stock	Recitals
SpinCo Environmental Permit	Section 5.17(a)
SpinCo Financing	Section 7.5(a)
SpinCo Financing Agreements	Section 7.5(d)
SpinCo Guarantees	Section 7.1(b)(vii)
SpinCo Material Contracts	Section 5.11(a)
SpinCo Owned Real Property	Section 5.9(a)
SpinCo Proposal	Section 7.10
SpinCo Software	Section 5.16(h)
SpinCo Stockholder Approval	Section 5.21(b)
SpinCo Subsequent Unaudited Financial Statements	Section 7.24(b)
SpinCo Transferred Leased Property	Section 5.9(b)
SpinCo Transferred Property Leases	Section 5.9(b)
SpinCo Unaudited December 2024 Financial Statements	Section 7.24(a)
SpinCo Unaudited September 2024 Statements	Section 5.5(a)
Step 1 Adjustment Amount	Section 3.1(c)(iii)(C)
Step 1 Cap	Section 3.1(c)(iii)(F)
Step 2 Adjustment Amount	Section 3.1(c)(iii)(D)
Step 2 Cap	Section 3.1(c)(iii)(G)
Step 3 Adjustment Amount	Section 3.1(c)(iii)(E)
Step 3 Cap	Section 3.1(c)(iii)(H)
Superior Proposal	Section 7.9(g)(ii)
Surviving Corporation	Section 2.1
Trade Controls	Section 5.13(c)
WARN	Section 5.12(c)

Section 1.3 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (G) the word “or” shall be disjunctive but not exclusive;

(ii) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date or dates;

(iii) references to any federal, state, local, or foreign statute or Law shall include all rules and regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Nothing herein (including the SpinCo Disclosure Schedule and the RMT Partner Disclosure Schedule) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.

(i) All monetary figures shall be in United States dollars unless otherwise specified.

(j) No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect, Company Material Adverse Effect or a RMT Partner Material Adverse Effect, as applicable, or materiality.

(k) Unless otherwise appropriate based on the context or specified herein, each of the representations and warranties of the Company related to SpinCo or the SpinCo Business set forth herein shall be deemed to be made as if the transactions contemplated by the Separation Agreement (including the Reorganization) have been consummated in accordance with the terms thereof as of the date such representations and warranties are made hereunder.

(l) The phrases “filed,” “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the RMT Partner Datasite or the SpinCo Datasite) or (ii) are otherwise RMT Partner SEC Documents or Company SEC Documents and made publicly available on the SEC’s EDGAR website by RMT Partner or the Company, as applicable, in each case, not later than twenty-four (24) hours prior to the execution of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into SpinCo (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, SpinCo shall become a direct, wholly owned Subsidiary of RMT Partner. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.2 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York City time, on the date that is three (3) Business Days after the date on which after the conditions set forth in Article VIII (other than those conditions set forth in Section 8.1(b), and the conditions set forth in Section 8.2 or Section 8.3 that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, by electronic exchange of documents and signatures or at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another date, time or place is agreed to in writing by the Company and RMT Partner. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as RMT Partner and SpinCo shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation.

(a) Without limiting Section 7.8(a), the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be as provided in Section 2.4(b) and the reference to the incorporator shall be deleted.

(b) Without limiting Section 7.8(a), the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be Augusta SpinCo Corporation.

(c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 2.5 Governance Matters. RMT Partner shall cause the RMT Partner Board to take all action necessary such that, effective as of the Effective Time, the RMT Partner Board shall consist of eleven (11) to twelve (12) individuals, including (a) one (1) or two (2) individuals (as mutually determined by the Company and RMT Partner) that meet the requirements under the rules and regulations of the NYSE to be considered an independent director of the RMT Partner Board (which individuals shall be selected prior to the Closing by the Company after good-faith consultation with RMT Partner) and (b) ten (10) individuals selected by RMT Partner; provided that a majority of the members of the RMT Partner Board shall meet the requirements under the rules and regulations of the NYSE to be considered independent directors of the RMT Partner Board.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Effect on Capital Stock; RMT Partner Special Dividend. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of the Company, SpinCo, Merger Sub or RMT Partner:

(a) SpinCo Capital Stock and Merger Sub Common Stock.

(i) Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time (other than (A) shares canceled in accordance with Section 3.1(a)(ii) and (B) any shares of Hook Stock) shall be automatically converted into the right to receive a number of fully paid and nonassessable shares of RMT Partner Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv) and, if applicable, in accordance with Section 3.1(c), with cash paid in lieu of fractional shares of RMT Partner Common Stock in accordance with Section 3.2(e) (the “Merger Consideration”).

(ii) Each share of SpinCo Common Stock held by SpinCo as treasury stock or by RMT Partner or Merger Sub, in each case, as of immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof.

(iii) Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(d).

(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to the extent appropriate to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of RMT Partner Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to RMT Partner Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time or the Distribution Time (as applicable), other than the Reorganization and the Distribution; provided that, in the case of SpinCo Common Stock, to the extent contemplated in the Separation Agreement (including the Separation or in connection with the Distribution) the Company shall be entitled to cause the number of outstanding shares of SpinCo Common Stock as of immediately prior to the Distribution Time to be an amount that it determines in its sole and absolute discretion; provided, further, that nothing in this Section 3.1(a)(iv) shall be construed to permit the RMT Partner, SpinCo or the Company to take or to permit any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(v) At the Effective Time, all of the shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) RMT Partner Common Stock. Each share of RMT Partner Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time.

(c) Potential Exchange Ratio Adjustment.

(i) If the Exchange Ratio would result in the percentage of issued and outstanding shares of RMT Partner Common Stock to be received in the Merger by holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock (other than the Overlap Shareholders), together with the number of aggregate Overlap Shares for all Overlap Shareholders (if any) (the “Applicable Percentage”), being less than the Threshold Percentage of all shares of RMT Partner Common Stock outstanding immediately following the consummation of the Merger (determined without regard to any adjustment pursuant to this Section 3.1(c)) (for this purpose, (A) including instruments other than RMT Partner Common Stock that are treated as stock of RMT Partner for U.S. federal income Tax purposes, and treating such instruments as a number of shares of RMT Partner Common Stock corresponding to the relative value or voting power of such instruments (whichever is greater)) and (B) including stock or other instruments described in clause (A) that may be issued after the consummation of the

Merger, pursuant to the exercise or settlement of an option or other contract acquired or entered into before the Merger that may be regarded as having been acquired or entered into as part of a “plan” or “series of related transactions” of which the Distribution is a part within the meaning of Section 355(e) of the Code (taking into account the safe harbors under Treasury Regulations Section 1.355-7(d)), then the Exchange Ratio shall be increased (the amount of such increase, the “Exchange Ratio Increase Amount”) to the extent necessary so that such increased Exchange Ratio would result in the percentage of shares of RMT Partner Common Stock to be received by the holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock (other than Overlap Shareholders (if any)), together with all Overlap Shares for all Overlap Shareholders (if any), being equal to the Threshold Percentage. It is understood and agreed that, notwithstanding the references to holders of SpinCo Common Stock other than the Overlap Shareholders in this Section 3.1(c)(i), this distinction is being made solely for the purposes of the calculation of the Exchange Ratio and is not intended to, and does not, describe which holders of SpinCo Common Stock receive shares of RMT Partner Common Stock in the Merger, which is described in Section 3.1(a).

(ii) If the Exchange Ratio is increased pursuant to Section 3.1(c)(i), then:

(A) Step 1. Prior to the Merger (regardless of whether the actual payment date for any RMT Partner Special Dividend is before, on or after the Effective Time), RMT Partner, subject to applicable Law, shall declare a special dividend pro rata to the holders of RMT Partner Common Stock as of a record date prior to the Closing Date (the “RMT Partner Special Dividend”) in an aggregate amount equal to the Step 1 Adjustment Amount;

(B) Step 2. If the Aggregate Adjustment Amount exceeds the Step 1 Cap, then (i) the amount of the SpinCo Cash Distribution shall be decreased by an amount equal to 40% of the Step 2 Adjustment Amount, and (ii) the RMT Partner Special Dividend shall be increased further by an amount equal to 60% of the Step 2 Adjustment Amount (it being understood that the increase in the RMT Partner Special Dividend described in this clause (ii) shall be in addition to the increase to the RMT Partner Special Dividend described in Step 1 above); and

(C) Step 3. If the Aggregate Adjustment Amount exceeds the sum of the Step 1 Cap and the Step 2 Cap, then (i) the amount of the SpinCo Cash Distribution shall be decreased further by an amount equal to 50% of the Step 3 Adjustment Amount (it being understood that such decrease in the SpinCo Cash Distribution described in this clause (i) shall be in addition to the decrease in the SpinCo Cash Distribution described in Step 2 above), and (ii) the RMT Partner Special Dividend shall be increased further by an amount equal to 50% of the Step 3 Adjustment Amount (it being understood that the increase in the RMT Partner Special Dividend described in this clause (ii) shall be in addition to the increase to the RMT Partner Special Dividend described in Steps 1 and 2 above).

If the Aggregate Adjustment Amount exceeds the Aggregate Cap (the amount by which the Aggregate Adjustment Amount exceeds the Aggregate Cap, the “Excess Adjustment Amount”), then (1) RMT Partner shall, in its sole discretion, be entitled to further increase the RMT Partner Special Dividend up to the Excess Adjustment Amount; and (2) the Company shall, in its sole discretion, be entitled to further decrease the amount of the SpinCo Cash Distribution up to the Excess Adjustment Amount. If the Aggregate Adjustment Amount exceeds the Aggregate Cap and the sum of (i) the increase in clause (1) of the prior sentence and (ii) the absolute value of the decrease in clause (2) of the prior sentence is less than the Excess Adjustment Amount, then the Exchange Ratio shall not be increased as contemplated by Section 3.1(c)(i), and neither the Company nor RMT Partner shall be obligated to consummate the transactions contemplated to occur at the Closing.

(iii) For purposes of this Agreement:

(A) “Aggregate Adjustment Amount” shall mean the product of: (A) the Exchange Ratio Increase Amount, multiplied by (B) $349.02, multiplied by (C) the number of outstanding shares of SpinCo Common Stock that will be outstanding immediately prior to the Effective Time (excluding any Hook Stock).

(B) “Aggregate Cap” shall mean $6,250,000,000.

(C) “Step 1 Adjustment Amount” shall mean the lesser of (x) the Aggregate Adjustment Amount and (y) the Step 1 Cap (or, if clauses (x) and (y) are equal, such amount).

(D) “Step 2 Adjustment Amount” shall mean the lesser of (x) the Aggregate Adjustment Amount minus the Step 1 Cap and (y) the Step 2 Cap (or, if clauses (x) and (y) are equal, such amount).

(E) “Step 3 Adjustment Amount” shall mean the lesser of (x) the Aggregate Adjustment Amount minus the sum of the Step 1 Cap and the Step 2 Cap and (y) the Step 3 Cap (or, if clauses (x) and (y) are equal, such amount).

(F) “Step 1 Cap” shall mean $750,000,000.

(G) “Step 2 Cap” shall mean $5,000,000,000.

(H) “Step 3 Cap” shall mean $500,000,000.

(iv) The determination as to whether the percentage of RMT Partner Common Stock to be received in the Merger by holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock (other than the Overlap Shareholders), together with the number of aggregate Overlap Shares for all Overlap Shareholders (if any), meets the Threshold Percentage shall be made jointly by RMT Partner and the Company acting reasonably and in good faith and in consultation with their respective outside legal counsel and tax advisors. In furtherance thereof, (A) during the Interim Period, RMT Partner and the Company shall promptly notify the other upon it becoming aware of any action or occurrence that would reasonably be expected to result in the need for an adjustment to the Exchange Ratio pursuant to this Section 3.1(c), (B) no later than ten (10) Business Days prior to the expected Closing, and on each Business Day following the tenth (10th) Business Day prior to the expected Closing, RMT Partner and the Company shall provide the other with any information that is reasonably necessary or reasonably requested by the other Party with respect to the calculation of the Overlap Shares, the Applicable Percentage, the Exchange Ratio, the Aggregate Adjustment Amount and the Excess Adjustment Amount (if any) as of such date and shall provide one another with such information as of the Determination Time as promptly as reasonable practicable and (C) promptly thereafter, if such Party determines, acting reasonably and in good faith and in consultation with the other Party and its outside legal counsel and tax advisors, that the Threshold Percentage is not met, such Party shall notify the other Party thereof (together with its calculation of the Applicable Percentage and proposed Exchange Ratio Increase Amount, Aggregate Adjustment Amount and Excess Adjustment Amount (if any), including reasonable supporting detail for any such calculations). The Company and RMT Partner shall consider and discuss in good faith any comments to the Exchange Ratio Increase Amount, the Aggregate Adjustment Amount or the Excess Adjustment Amount (if any) proposed by the other Party and seek to determine the final amounts thereof as promptly as practicable following the Determination Time.

Section 3.2 Surrender and Payment.

(a) Pursuant to Section 3.3 of the Separation Agreement, the Exchange Agent (as defined below, and acting as “Distribution Agent” thereunder) shall hold, for the account of the relevant SpinCo stockholders, book-entry shares representing all of the outstanding shares of SpinCo Common Stock distributed or exchanged, as applicable, in the Distribution (other than any shares of Hook Stock, which shares of Hook Stock are addressed in and shall be treated in accordance with Section 3.4 of the Separation Agreement).

(b) Prior to the Effective Time, RMT Partner shall designate a nationally recognized commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the benefit of the holders of shares of SpinCo Common Stock whose shares of SpinCo Common Stock are exchanged in accordance with this Section 3.2(b). At or substantially concurrently with the Effective Time, SpinCo shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of SpinCo Common Stock, for exchange in accordance with this Section 3.2(b) as promptly as practicable after the Effective Time, book-entry shares representing the Merger Consideration issuable to holders of shares of SpinCo Common Stock as of immediately prior to the Effective Time pursuant to Section 3.1(a)(i) (such book-entry shares of RMT Partner Common Stock, together with any cash received by the Exchange Agent in respect of dividends or distributions with respect thereto pursuant to Section 3.2(d) and other amounts payable in accordance with Section 3.2(e), the “Exchange Fund”). The Exchange Agent shall, following the Effective Time, pursuant to irrevocable instructions from RMT Partner, deliver the Merger Consideration out of the Exchange Fund. The cash portion, if any, of the Exchange Fund shall be invested by the Exchange Agent as directed by RMT Partner; provided that (i) no such investment of or losses thereon shall relieve RMT Partner from making or causing to be made the payments required by this Section 3.2 or elsewhere in this Agreement, or affect the amount payable in respect of the shares of SpinCo Common Stock outstanding as of immediately prior to the Effective Time, (ii) to the extent the Exchange Fund is insufficient at any time to make such payments, RMT Partner shall promptly provide additional funds to the Exchange Agent in the amount of any such deficiency and (iii) no such investment shall have maturities that would reasonably be expected to prevent or delay the payments to be made pursuant to this Section 3.2. Any interest or other income from such investments shall be paid to and become the property of RMT Partner. The Exchange Fund shall not be used for any purpose other than as specified in this Section 3.2(b). No later than ten (10) Business Days prior to the Effective Time, RMT Partner shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, to effect the applicable terms of this Agreement (the “Agent Agreement”).

(c) As promptly as practicable after the Effective Time, RMT Partner shall cause the Exchange Agent to deliver to each holder of shares of SpinCo Common Stock following the Distribution and immediately prior to the Effective Time, from the Exchange Fund, the shares of RMT Partner Common Stock into which such shares of SpinCo Common Stock have been converted pursuant to the Merger, which shares shall, for the sake of clarity, be delivered to the same Persons who received shares of SpinCo Common Stock in the Distribution (in respect of such shares of SpinCo Common Stock). Each holder of shares of SpinCo Common Stock following the Distribution and immediately prior to the Effective Time shall be entitled to receive in respect of such shares of SpinCo Common Stock held by such Person a book-entry authorization representing the number of whole shares of RMT Partner Common Stock that such holder has the right to receive pursuant to this Section 3.2(c) (and cash in lieu of fractional shares of RMT Partner Common Stock, as contemplated by Section 3.2(e), and any dividends or distributions and other amounts pursuant to Section 3.2(d)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Partner Common Stock held by it from time to time hereunder or under the Agent Agreement.

(d) Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared with respect to RMT Partner Common Stock with a record date after the Effective Time shall be paid with respect to any shares of RMT Partner Common Stock that are not able to be delivered by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered shares of RMT Partner Common Stock, there shall be paid to the record holder of such shares of RMT Partner Common Stock, without interest, (i) at the time of delivery, the amount of cash payable in lieu of fractional shares of RMT Partner Common Stock to which such holder is entitled pursuant to Section 3.2(e), (ii) at the time of delivery, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such whole shares of RMT Partner Common Stock and a payment date subsequent to the distribution of such whole shares of RMT Partner Common Stock.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of RMT Partner Common Stock or book-entry credit of the same shall be issued on conversion of shares of SpinCo Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of RMT Partner. All fractional shares of RMT Partner that a holder of shares of SpinCo Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders that would otherwise have been entitled to receive a fractional share of RMT Partner Common Stock pursuant to the Merger in the open market (or otherwise as reasonably directed by RMT Partner), in each case at then-prevailing market prices and in no case later than ten (10) Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.2(j) and brokerage charges, commissions and conveyance and similar Taxes, to the holders of shares of SpinCo Common Stock that would otherwise have been entitled to receive a fractional share of RMT Partner Common Stock pursuant to the Merger on a pro rata basis based on such fractional interest, without interest, as soon as practicable thereafter.

(f) No Further Ownership Rights in SpinCo Common Stock. All shares of RMT Partner Common Stock issued in respect of shares of SpinCo Common Stock in accordance with the terms of this Section 3.2 (including any cash paid pursuant to Section 3.2(d) or Section 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the former holders of shares of SpinCo Common Stock on the one (1) year anniversary of the Effective Time shall be delivered to RMT Partner, and any former holders of shares of SpinCo Common Stock who have not received shares of RMT Partner Common Stock in accordance with this Article III shall thereafter look only to RMT Partner for the Merger Consideration to which they are entitled pursuant to Section 3.1(a)(i), any cash in lieu of fractional shares of RMT Partner Common Stock to which they are entitled pursuant to Section 3.2(e) and any dividends or other distributions with respect to the RMT Partner Common Stock to which they are entitled pursuant to Section 3.2(d) (subject to any applicable abandoned property, escheat or similar Law).

(h) No Liability. Neither the Company, the Surviving Corporation, RMT Partner, Merger Sub, the Exchange Agent nor any other Person shall be liable to any holder of SpinCo Common Stock or any holder of shares of Company Common Stock for shares of RMT Partner Common Stock (or dividends or distributions with respect thereto or with respect to SpinCo Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed and no transfer shall be made of any shares of capital stock of SpinCo that were outstanding as of immediately prior to the Effective Time.

(j) Tax Withholding. SpinCo, the Company, RMT Partner, Merger Sub and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SpinCo Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.3 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of SpinCo Common Stock in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

RELATING TO THE COMPANY

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed with or furnished to the SEC and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, forward-looking predictive or cautionary statements) or (b) the SpinCo Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), the Company hereby represents and warrants to RMT Partner and Merger Sub as follows:

Section 4.1 Organization of the Company.

(a) The Company has been duly incorporated and is validly existing and in good standing as a New Jersey corporation.

(b) The Company and (to the extent relating to the SpinCo Business) each member of the Company Group has all requisite corporate power and authority to own, lease and operate its respective properties and assets in all manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to RMT Partner and Merger Sub true and complete copies of the Organizational Documents of the Company as in effect on the date hereof. The Company and (to the extent relating to the SpinCo Business) each member of the Company Group is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions, except for such further action of the Company Board required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in the Separation Agreement). The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or, subject to such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement), consummate the Transactions. Each of this Agreement and the Transaction Documents to which the Company is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that each of this Agreement and the other applicable Transaction Documents to which each of RMT Partner or Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of RMT Partner or Merger Sub (as applicable)), constitutes or will when executed and delivered constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether considered in an Action at law or in equity (collectively, the “Remedies Exception”).

Section 4.3 Consents and Approvals; No Violations.

(a) Assuming the accuracy of the representations and warranties of RMT Partner and Merger Sub set forth in Article VI, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement or by any member of the Company Group of any Transaction Document to which it is a party or the consummation by the Company or any member of the Company Group of the Transactions, except: (i) compliance with any applicable requirements of any Antitrust Law, Foreign Investment Law or Foreign Subsidies Regulation, the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) compliance with any Permits relating to the SpinCo Business; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (iv) the rules and regulations of the NYSE; (v) the filing of any amendment to the Organizational Documents of SpinCo to effect the Separation and Distribution; or (vi) any Consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Subject to the receipt of the Consents set forth in Section 4.3(a), neither the execution, delivery and performance by the Company of this Agreement and by any member of the Company Group of the Transaction Documents to which it is or will be a party as of the Effective Time, nor the consummation by the Company or of any member of the Company Group of the Transactions, will (i) conflict with or result in any breach or violation of any provision of the Organizational Documents of the Company or of any member of the Company

Group, (ii) result in a breach or violation of, or constitute a default under, require a Consent under or give rise to any right of termination, amendment, cancellation payment obligation or acceleration adverse to the Company under a Contract to which the Company or any member of the Company Group is a party that constitutes (A) an “instrument defining the rights of holders of the equity or debt securities” with respect to the Company as such term is described in Item 601(b)(4) of Regulation S-K of the SEC, or (B) a “material contract” with respect to the Company as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC), (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the SpinCo Assets or (iv) violate any Law applicable to the Company or of any member of the Company Group, except, in the case of clause (ii), clause (iii) and clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Litigation. (a) There are no, and in the past two (2) years have been no, Actions pending or, to the Knowledge of the Company, threatened before or by any Governmental Authority against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to any Order that, in each case, would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which RMT Partner or any of its Subsidiaries, including Merger Sub, the Surviving Corporation or the members of the SpinCo Group would be liable after the Closing, in connection with this Agreement or the Transaction Documents, or the Transactions, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.6 Company Reports and Financial Statements. The Company has established and maintains a system of internal controls and procedures that comply in all material respects with applicable Law (including disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act). Such internal controls and procedures are designed to ensure that information required to be disclosed by the Company with respect to the SpinCo Business in any Company SEC Document is recorded and reported on a timely basis to the individuals responsible for the preparation of such Company SEC Document. Such internal controls and procedures are designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. Such internal controls are overseen by the audit committee of the Company Board (the “Company Audit Committee”). Since January 1, 2024, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent auditor and the Company Audit Committee (i) any significant deficiency or material weakness in the Company’s internal controls and (ii) any Fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls. Since January 1, 2024, neither the Company nor any member of the Company Group has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any member of the Company Group or their respective internal accounting controls with respect to the SpinCo Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO SPINCO

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed with or furnished to the SEC and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, forward-looking, predictive or cautionary statements) or (b) the corresponding section or subsection of the SpinCo Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article V to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), the Company hereby represents and warrants to RMT Partner and Merger Sub as follows:

Section 5.1 Organization of the SpinCo Group. SpinCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each member of the SpinCo Group other than SpinCo is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. Each member of the SpinCo Group has all requisite corporate or other organizational power and authority to own, lease and operate its assets in the manner as it is now being conducted and to carry on its business as now being conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. SpinCo has made available to RMT Partner true and complete copies of the Organizational Documents of SpinCo as in effect on the date of this Agreement. Section 5.1 of the SpinCo Disclosure Schedule sets forth a list of each member of the SpinCo Group and its respective jurisdiction of its organization; provided that to the extent that the Reorganization provides for the formation of new members of the SpinCo Group (each, a “New SpinCo Group Member”), Section 5.1 of the SpinCo Disclosure Schedule shall be deemed to be automatically amended to include such New SpinCo Group Member upon the Company delivering copies of the Organizational Documents of such New SpinCo Group Member to RMT Partner to the extent applicable and the representations set forth in this Section 5.1 with respect to such New SpinCo Group Member shall be deemed to be given as of the date such New SpinCo Group Member is formed and not as of the date hereof.

Section 5.2 Due Authorization. SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 5.4(a)) to consummate the Transactions (subject, in the case of the Merger, to the SpinCo Stockholder Approval, which will occur promptly (and in any event within twenty-four (24) hours) after the execution of this Agreement), and except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by SpinCo of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part and, except for the SpinCo Stockholder Approval, no other corporate action on the part of SpinCo, the SpinCo Group or the Company Group is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by SpinCo and (assuming that this Agreement and such other applicable Transaction Documents to which RMT Partner or Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of RMT Partner or Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Remedies Exception.

Section 5.3 Capitalization of the Members of the SpinCo Group.

(a) As of the date hereof, (i) the authorized capital stock of SpinCo consists of 100,000 shares of SpinCo Common Stock, (ii) the issued and outstanding shares of capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock and (iii) no shares of SpinCo Common Stock are being held by SpinCo in its treasury. All of the issued and outstanding shares of SpinCo Common Stock are, as of the date hereof (and as of immediately prior to the Distribution will be), owned, of record and beneficially, by the Company and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Immediately prior to the Effective Time, there will be outstanding a number of shares of SpinCo Common Stock determined in accordance with Section 7.16.

(b) Except for the shares of SpinCo Common Stock, there are no shares of common stock, preferred stock or other equity interests of SpinCo issued or outstanding. No bonds, debentures, notes or other indebtedness of any member of the SpinCo Group having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of SpinCo (including SpinCo Common Stock) may vote are, or as of the Effective Time will be, issued or outstanding.

(c) Except pursuant to the Separation Agreement and the Transaction Documents (including the Separation, the Distribution, the Preferred Stock Recapitalization and the Preferred Stock Exchange provided for thereunder), there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of SpinCo, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of SpinCo, (ii) agreements of any kind which may obligate SpinCo to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of SpinCo.

(d) The issued and outstanding Interests of each Subsidiary of SpinCo have been duly authorized and validly issued and, as applicable, are fully paid and nonassessable. SpinCo, directly or indirectly, owns, or will own at the Closing, legal and beneficial title to all the issued and outstanding Interests of each Subsidiary of SpinCo, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement), except as would not reasonably be expected to be material to the SpinCo Business, taken as a whole. There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of any Subsidiary of SpinCo, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of any Subsidiary of SpinCo, and there are no agreements of any kind which may obligate any Subsidiary of SpinCo to issue, purchase, redeem or otherwise acquire any of its Interests. The representations set forth in this Section 5.3(d) with respect to each New SpinCo Group Member shall be deemed to be given as of the date such New SpinCo Group Member becomes a Subsidiary of SpinCo.

(e) Section 5.3(e) of the SpinCo Disclosure Schedule contains a true, correct and complete list, as of a date within fifteen (15) days prior to the date hereof, of all Company Award held by SpinCo Group Employees, indicating, as applicable, with respect to each Company Award held by SpinCo Group Employees then outstanding, the employee ID of the holder of the Company Award, the type of Company Award, the number of shares of common stock of the Company subject to such Company Award, the grant date for such Company Award, the exercise or purchase price and expiration date of such Company Award (as applicable), and the vesting schedule for such Company Award (with the number of shares subject to issuance pursuant to outstanding Company PSU Awards based on target performance achievement). No later than five (5) days prior to the Closing, the Company shall provide an updated version of Section 5.3(e) of the SpinCo Disclosure Schedule as of such date.

Section 5.4 Consents and Approvals; No Violations.

(a) Assuming the accuracy of the representations and warranties of RMT Partner and Merger Sub set forth in Article VI, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of SpinCo for the execution, delivery and performance by SpinCo of this Agreement or by SpinCo or any member of the SpinCo Group of any Transaction Document to which it is a party or the consummation by SpinCo or any member of the SpinCo Group of the Transactions, except (i) compliance with any applicable requirements of any Antitrust Law, Foreign Investment Law or Foreign Subsidies Regulation, the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) compliance with any Permits relating to the SpinCo Business; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (iv) the rules and regulations of the NYSE; (v) the filing of any amendment to the Organizational Documents of SpinCo to effect the Separation and Distribution; or (vi) any Consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b) Subject to the receipt of the Consents set forth in Section 5.4(a), neither the execution, delivery and performance of this Agreement by SpinCo or any Transaction Document by SpinCo or any member of the SpinCo Group to which it is or will be a party as of the Effective Time, nor the consummation by SpinCo or any member of the SpinCo Group of the Transactions, will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of SpinCo or of the members of the SpinCo Group, (ii) result in a breach or violation of, require a Consent under or constitute a default under, or give rise to any right of termination, amendment, cancellation, payment obligation or acceleration adverse to any member of the SpinCo Group under any SpinCo Material Contract or SpinCo Transferred Property Lease or (iii) violate any Law applicable to the SpinCo Business, except, in the case of clause (ii) and clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.5 Financial Statements; Undisclosed Liabilities.

(a) Section 5.5(a) of the SpinCo Disclosure Schedule sets forth the carve-out unaudited statement of operations of the SpinCo Business for the fiscal years ended September 30, 2024 and September 30, 2023 and the unaudited balance sheet of the SpinCo Business as of September 30, 2023 and September 30, 2024 (collectively, the “SpinCo Unaudited September 2024 Financial Statements”). The SpinCo Unaudited September 2024 Financial Statements (x) were prepared in good faith and derived from the financial data inputs in the consolidated audited financial statements of the Company for the fiscal years ended September 30, 2024 and September 30, 2023, which were prepared in accordance with GAAP as consistently applied by the Company throughout the periods covered, and (y) present fairly, in all material respects, the financial position and the results of operations of the SpinCo Business, in the aggregate, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and subject to the absence of footnote disclosures and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material to the SpinCo Business; provided that the SpinCo Unaudited September 2024 Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the SpinCo Business has not operated on a separate standalone basis and has historically been reported within the Company’s consolidated financial statements, (B) the SpinCo Unaudited September 2024 Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the SpinCo Business would incur on a standalone basis, and (C) the SpinCo Unaudited September 2024 Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the SpinCo Business or the members of the SpinCo Group will be in the future.

(b) There are no liabilities or obligations of the SpinCo Business of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved for on a combined balance sheet of the SpinCo Business, other than those that: (i) are reflected or reserved for in the SpinCo Unaudited September 2024 Financial Statements; (ii) have been incurred in the ordinary course of business since September 30, 2024; (iii) are incurred in connection with the Transactions or the announcement, negotiation, execution or performance of this Agreement, the Transaction Documents or the Distribution; (iv) have been (or will be prior to the Closing) discharged or paid off; (v) arise in connection with future performance under existing Contracts unrelated to any breach or default by SpinCo or its Subsidiaries; or (vi) would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) When delivered pursuant to Section 7.24 of this Agreement, the SpinCo Audited Financial Statements will (x) have been prepared in accordance with GAAP as consistently applied by the Company throughout the periods covered, and (y) present fairly, in all material respects, the financial position and the results of operations of the SpinCo Business, in the aggregate, as of the respective dates thereof or the periods then ended; provided that the SpinCo Audited Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the SpinCo Business has not operated on a separate standalone basis and has historically been reported within the Company’s consolidated financial statements, (B) the SpinCo Audited Financial Statements will assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the SpinCo Business would incur on a standalone basis, and (C) the SpinCo Audited Financial Statements will not necessarily be indicative of what the results of operations, financial position and cash flows of the SpinCo Business or the members of the SpinCo Group will be in the future. The SpinCo Audited Financial Statements will conform in all respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the SpinCo Registration Statement and the RMT Partner Registration Statement.

(d) No member of the SpinCo Group is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to the SpinCo Group, taken as a whole.

Section 5.6 Absence of Certain Changes or Events. (a) Except in connection with the process related to the potential separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business or as contemplated by this Agreement or the other Transaction Documents (including the reorganizations and transactions undertaken to facilitate the Reorganization and the Distribution), since September 30, 2024 and through the date of this Agreement, the SpinCo Business has been operated in the ordinary course of business in all material respects and (b) since September 30, 2024, there has not occurred any event, change, occurrence, circumstance, development or effect that is, or would reasonably be expected to result in, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.7 Sufficiency of the SpinCo Assets. At the Closing, (a) taking into account and giving effect to all of the Transaction Documents (including the rights, benefits and services made available in the Transaction Documents) and the Reorganization, (b) assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been obtained and (c) other than with respect to Shared Services, the members of the SpinCo Group will own or have good, valid and marketable title to, or the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) the assets, properties and rights necessary to conduct the SpinCo Business immediately following the Closing in substantially the same manner in all material respects as conducted by the Company and its Subsidiaries as of the date hereof. The foregoing is not, and is not intended to be, a representation or warranty of any kind regarding Intellectual Property or non-infringement (which representation and warranty is solely as set forth in Section 5.16).

Section 5.8 Litigation. (a) There is no, and in the past two (2) years has been no, Action pending or, to the Knowledge of SpinCo, threatened, against any member of the SpinCo Group, or arising out of or relating to the SpinCo Business and pending or, to the Knowledge of SpinCo, threatened, against the Company or any of its Subsidiaries other than the members of the SpinCo Group, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, and (b) no member of the SpinCo Group (nor any of the Company or any of its other Subsidiaries solely with respect to the SpinCo Business) is subject to any outstanding order, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Authority (any “Order”), except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.9 Real Property.

(a) Section 5.9(a) of the SpinCo Disclosure Schedule sets forth a true and complete list of the material real property owned, or that will be owned following the Reorganization, by members of the SpinCo Group which constitute SpinCo Assets (together with the land, buildings, structures, improvements and fixtures thereon, the “SpinCo Owned Real Property”). Except as would not reasonably be expected to be material to the SpinCo Business, taken as a whole, (i) the members of the SpinCo Group, as applicable, have good and marketable indefeasible fee simple or valid title to all SpinCo Owned Real Property, free and clear of all Liens, except Permitted Liens and (ii) neither the Company, the members of the SpinCo Group, nor their respective Subsidiaries have received written notice of any, and to the Knowledge of SpinCo, there is no, pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of any SpinCo Owned Real Property. Except as set forth on Section 5.9(a) of the SpinCo Disclosure Schedule and as would not reasonably be expected to be material to the SpinCo Business, taken as a whole, (i) no member of the SpinCo Group has granted to any Person the right to use or occupy any SpinCo Owned Real Property, and (ii) there are no outstanding options, rights of right offer to purchase any SpinCo Owned Real Property or any portion thereof or interest therein. Except as would not reasonably be expected to be material to the SpinCo Business, taken as a whole, no member of the SpinCo Group is in breach or default under any restrictive or other covenant encumbering any SpinCo Owned Real Property.

(b) Section 5.9(b) of the SpinCo Disclosure Schedule sets forth a true and complete list of material leased real property in which the members of the SpinCo Group have, or will have an interest following the Reorganization, a leasehold or subleasehold interest and which constitute SpinCo Assets (the “SpinCo Transferred Leased Property”), and the leases, subleases and other similar agreements with respect thereto (the “SpinCo Transferred Property Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the members of the SpinCo Group, as applicable, have a valid leasehold or subleasehold interest in the SpinCo Transferred Leased Property, free and clear of all Liens, except Permitted Liens and subject to the Remedies Exception, and each such leasehold or subleasehold interest in a SpinCo Transferred Leased Property is legal, valid, binding, enforceable and in full force and effect, (ii) no member of the SpinCo Group, or, to the Knowledge of SpinCo, as of the date hereof, any other party thereto, is in breach of or default under any SpinCo Transferred Property Lease and no event has occurred or circumstances exists which, with delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or acceleration of rent under such SpinCo Transferred Property

Lease, (iii) no member of the SpinCo Group has, as of the date hereof, received any written notice from any lessor of any SpinCo Transferred Leased Property of any breach of or default under any lease or sublease thereto by any member of the SpinCo Group, which breach or default has not been cured, and (iv) no member of the SpinCo Group has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any SpinCo Transferred Property Lease or SpinCo Transferred Leased Property, except Permitted Liens.

Section 5.10 Tax Matters.

(a) Except as would not, individually or in the aggregate, have a SpinCo Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by or with respect to a member of the SpinCo Group have been timely filed (taking into account applicable extensions), (B) all filed Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on any Tax Returns, in respect of each member of the SpinCo Group and the SpinCo Business have been paid;

(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against any member of the SpinCo Group (and, to the Knowledge of SpinCo, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been fully satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is ongoing, pending or threatened in writing with respect to any Taxes of any member of the SpinCo Group;

(iii) All amounts of Taxes (including sales and other similar Taxes) required to be deducted, collected or withheld by each member of the SpinCo Group have been deducted, collected or withheld and have been (or will be) duly and timely paid to the proper Governmental Authority and each member of the SpinCo Group has complied in all respects with all informational reporting requirements related thereto;

(iv) No waivers or extension of any statute of limitations on the assessment and collection of any Tax or governmental charge with respect to any member of the SpinCo Group have been requested or made that has not expired (or would not expire) prior to the Closing;

(v) No member of the SpinCo Group has been subject to Tax in any jurisdiction outside the jurisdiction that it is incorporated or organized thereunder as a result of having a permanent establishment. No claim has ever been made by a Governmental Authority in a jurisdiction where any member of the SpinCo Group does not file Tax Returns of a particular type that such entity is or may be subject to taxation of such type by that jurisdiction;

(vi) No member of the SpinCo Group (A) is party to any Tax allocation, sharing, indemnity, or reimbursement agreement or other similar agreement (other than any customary commercial, leasing or employment contracts the primary purpose of which is not related to Taxes or any Tax allocation, sharing, indemnity, or reimbursement agreement the only parties to which are members of the SpinCo Group), (B) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding similar provision of state, local or non-U.S. Tax Law) or other written agreement (including a Tax ruling) with a Governmental Authority that will remain in effect after the Closing, or (C) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by operation of law or by contract (other than customary commercial, leasing or employment contracts, the primary purposes of which do not relate to Taxes);

(vii) Other than in connection with the Separation, within the past two (2) years, no member of the SpinCo Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(viii) No member of the SpinCo Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(ix) There are no Liens for Taxes (other than Permitted Liens) upon the assets of any member of the SpinCo Group or the SpinCo Business.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or impede (i) the Intended Tax Treatment, (ii) the Company from delivering the Company Distribution Tax Representations, (iii) SpinCo from delivering the SpinCo Merger Tax Representations, (iv) RMT Partner from delivering the RMT Partner Tax Representations, (v) the Company from receiving the IRS Ruling, (vi) the Company or RMT Partner from receiving the Tax opinions described in Section 7.2(d), (vii) the Company from receiving the Company Merger Tax Opinion or (viii) RMT Partner from receiving the RMT Partner Merger Tax Opinion.

(c) Except as explicitly provided in this Section 5.10, no representation or warranty in this Section 5.10 shall be deemed to apply directly or indirectly with respect to any Company Combined Tax Return or any member of the Company Tax Group (or any Taxes with respect to such Tax Return).

Section 5.11 Material Contracts.

(a) There are no SpinCo Material Contracts as of the date hereof except as set forth in Section 5.11(a) of the SpinCo Disclosure Schedule. The term “SpinCo Material Contracts” means Contracts (other than sales or purchase orders, statements of work, standard terms and conditions, invoices and similar instruments) in the following categories that are primarily related to the SpinCo Business and to which the Company or any of its Subsidiaries is a party (in each case, other than any Contract that is a Company Asset, any intercompany agreements or any Contract for Shared Services):

(i) each of the top ten (10) Contracts that are exclusively related to the SpinCo Business, measured by the total amounts invoiced to the SpinCo Business during the twelve (12) month period ending September 30, 2024, other than any such Contracts that can be terminated on less than one hundred twenty (120) days’ notice without material monetary penalty;

(ii) the customer Contracts with each of the top ten (10) customers of the Biosciences and Diagnostic Solutions divisions of the SpinCo Business, measured by amounts paid to the SpinCo Business during the twelve (12) month period ending September 30, 2024;

(iii) any Contract requiring future capital commitments, investments or expenditures (or series of capital expenditures) by the SpinCo Business in excess of $5,000,000, other than partnerships, joint ventures, collaborations or similar material agreements involving partnership, co-investment or collaboration between the SpinCo Business and a third party;

(iv) any material partnership, joint venture, profit sharing, joint development, collaboration or similar material agreement involving partnership, co-investment or collaboration involving the SpinCo Business and a third party which (A) is reasonably expected to have revenues attributable to the SpinCo Business in excess of $5,000,000 during the twelve (12) month period following the date hereof, or (B) pursuant to which the Company or any of its Subsidiaries has an express obligation to make any investment in, or advancement or capital contribution to, any other Person in excess of $5,000,000, in the aggregate, in the twelve (12) month period following the date hereof, in each case, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v) any Contract relating to the acquisition or disposition of any business, product line, equity interests or a material amount of assets, in each case for aggregate consideration under such contract in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the SpinCo Business will have any remaining material obligation with respect to an indemnification, “earn out,” contingent purchase price or similar contingent obligations;

(vi) (A) any Contract the express terms of which restrict or limit in any material respect the ability of any member of the SpinCo Group after the Closing to compete in any business or with any Person or in any geographic area, (B) any Contract the express terms of which grant the other party “most favored nation” status or equivalent preferential pricing terms as would have a material impact on the SpinCo Business, or (C) any Contract the express terms of which grant the other party exclusivity or similar rights as would have a material impact on the SpinCo Business;

(vii) any Contract (A) pursuant to which (1) any Person has licensed any material Intellectual Property to any member of the SpinCo Group or (with respect to the SpinCo Business) the Company Group, or granted to any member of the SpinCo Group or (with respect to the SpinCo Business) the Company Group, any covenant not to sue or substantial right of use with respect to any Intellectual Property, excluding non-exclusive licenses with respect to commercially available software or Technology, or (2) any member of the SpinCo Group or (with respect to the SpinCo Business) the Company Group has granted any Person a license to any material SpinCo Intellectual Property or a covenant not to sue or other substantial right of use with respect to any SpinCo Intellectual Property other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or licensing of any products or services, or (B) relating to the development of any material SpinCo Intellectual Property (other than Contracts entered into with employees or independent contractors on the Company’s standard form invention assignment agreements);

(viii) other than the SpinCo Commitment Letter or otherwise in connection with the SpinCo Financing or Permanent SpinCo Financing, any Contract relating to or evidencing indebtedness for borrowed money of the SpinCo Business in excess of $5,000,000, except for any Contract relating to indebtedness for borrowed money or guarantees or credit support arrangements with respect to any such indebtedness or arrangements between the Company and a Subsidiary of the Company or between Subsidiaries of the Company;

(ix) any material interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the SpinCo Business;

(x) each Contract under which any member of the SpinCo Group has continuing material guarantee or indemnification obligations to any Person, other than those entered into in the ordinary course of the SpinCo Business;

(xi) any material vendor Contracts with a third party pursuant to which such third party provides information technology, human resources or financial services to the Company, SpinCo or any member of the Company Group or SpinCo Group primarily used or primarily held for use in the SpinCo Business; and

(xii) any material settlement Contract relating to any actual or threatened Actions in the two (2) years preceding the date of this Agreement pursuant to which any member of the SpinCo Group (after giving effect to the Reorganization) has ongoing obligations after the Closing.

(b) The Company has made available to RMT Partner copies of each SpinCo Material Contract that are correct and complete in all material respects (subject to any redaction of information deemed competitively sensitive by the Company or pursuant to applicable Law or contractual obligation to which the Company is bound). Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) each SpinCo Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary thereof, as applicable, and, to the Knowledge of SpinCo, each counterparty thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) neither the Company and its applicable Subsidiaries nor, to the Knowledge of SpinCo, any other party thereto, is in breach of, or in default under, any such SpinCo Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its applicable Subsidiaries, or, to the Knowledge of SpinCo, any other party thereto. As of the date hereof, no party to any SpinCo Material Contract has exercised any termination rights with respect thereto (or provided written notice of intent to exercise such termination rights or written notice that such party intends to adversely amend or modify or elect not to renew or perform such SpinCo Material Contract).

Section 5.12 Labor Relations.

(a) Section 5.12(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date of hereof, of (i) each labor union, works council or other employee representative body that represents SpinCo Group Employees and (ii) each Collective Bargaining Agreement covering SpinCo Group Employees and/or to which any member of the SpinCo Group is a party or by which any member of the SpinCo Group is bound. Except as would not reasonably be expected to be material to the SpinCo Business, taken as a whole or as set forth on Section 5.12(a) of the SpinCo Disclosure Schedule: (i) no petition for recognition or certification of a bargaining unit or employee representative of a labor organization for the representation of any SpinCo Group Employees is pending or, to the Knowledge of SpinCo, threatened; and (ii) no strike, slowdown, work stoppage, lockout, job action, picketing, handbilling material labor dispute, union organizing activity, in each case affecting the SpinCo Business or any of the members of the SpinCo Group or relating to any SpinCo Group Employees, is pending or has occurred within the past two (2) years.

(b) There are no pending, or to the Knowledge of SpinCo, threatened, unfair labor or other employment-related practice charges, complaints, grievances or other Actions by or before any Governmental Authority arising under any applicable Law governing labor or employment by, in connection with or otherwise related to any SpinCo Group Employees or current independent contractors of the SpinCo Business, other than any such charges, complaints, grievances or Actions that would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, for the past two (2) years, the Company and each of its Affiliates, as well as the SpinCo Group, has been in compliance with all Laws relating to labor and employment and employment practices, including all Laws respecting terms and conditions of employment, employment practices, discrimination, harassment, retaliation civil rights, plant closures and mass layoffs (including the Worker Adjustment and Retraining Notification Act (“WARN”)) and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, worker classification (including the classification of exempt and non-exempt employees and of independent contractors and consultants), employment equity, collective bargaining, occupational health and safety, workers’ compensation and immigration, in each case, with respect to the SpinCo Group Employees, former employees, and independent contractors or other workers providing services to the SpinCo Business.

(d) With respect to the SpinCo Business and the SpinCo Group Employees, the Company and its Affiliates have reasonably investigated all allegations of sexual or other harassment that have been reported to the Company’s Ethics Office in the past two (2) years. Neither the Company nor any of its Affiliates reasonably anticipates any material Liabilities relating to any such allegations.

(e) All SpinCo Group Employees are exclusively or primarily dedicated to the SpinCo Business.

Section 5.13 Compliance with Law; Permits.

(a) Except for Environmental Laws (which are addressed exclusively as set forth in Section 5.17), the Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the members of the SpinCo Group are, and, during the past two (2) years the Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the members of the SpinCo Group (i) have been in compliance with all applicable Laws and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible violation of any applicable Law or that the Company or any of its Subsidiaries (with respect to the SpinCo Business) or the members of the SpinCo Group, is subject to any inspection, investigation, survey, audit or other review, except in each case as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. Neither the Company nor any of its Subsidiaries (in each case, solely with respect to the SpinCo Business) is subject to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements or consent decrees with or imposed by any Governmental Authority and to the Knowledge of SpinCo (A) the imposition of any such agreement or decree is not currently pending, and (B) neither the Company nor any of its Subsidiaries has received written notice that the imposition of any such agreement or decree is currently contemplated or proposed.

(b) Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.17), at all times during the past two (2) years (i) the Company and its Subsidiaries (with respect to the SpinCo Business) and the members of the SpinCo Group have obtained and maintained all of the Permits and Regulatory Authorizations necessary to conduct the SpinCo Business substantially in the manner it conducted as of the applicable date in compliance with applicable Law and (ii) such Permits and Regulatory Authorizations as are necessary to conduct the SpinCo Business substantially in the manner it is currently conducted are valid and in full force and effect and the Company or its applicable Subsidiary or the applicable member of the SpinCo Group is in compliance with the terms thereof, in each case of (i) and (ii) except for such matters that would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) None of the Company or any of the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) or any member of the SpinCo Group, any SpinCo Group Employee or, to the Knowledge of SpinCo, any agent or other third party representative acting on behalf of the SpinCo Business, (i) is currently, or since April 24, 2019 (A) been a Sanctioned Person; (B) been engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions; or (C) otherwise been in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (ii) has in the past two (2) years (A) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws or (B) otherwise been in violation of any Anti-Corruption Laws.

(d) None of the Company or any of the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) or any member of the SpinCo Group has (i) received from any Governmental Authority or any Person any written notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii) concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. There are no pending or, to the Knowledge of SpinCo, threatened claims against the Company or any of its Subsidiaries (in each case, solely with respect to the SpinCo Business) with respect to Trade Controls or Anti-Corruption Laws.

Section 5.14 Regulatory Matters.

(a) During the past two (2) years the Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the members of the SpinCo Group have filed with the applicable regulatory authorities (including the FDA or any other Governmental Authority having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, store, sale, commercialization or distribution of the products of the SpinCo Business (each, a “Specified SpinCo Governmental Authority”)) all required material filings, declarations, listings, registrations, reports or submissions, including, but not limited to, adverse event reports, except, in each case, as would not have, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with all applicable Laws (including all applicable Regulatory Laws) when filed, and, as of the date of this Agreement, no deficiencies have been asserted in writing by any applicable Specified SpinCo Governmental Authority to the Company or any of its Subsidiaries with respect to any such filings, declarations, listing, registrations, reports or submissions, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) have for the past two (2) years had appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including all Regulatory Laws.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, all preclinical and clinical studies or tests sponsored by the Company or the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the members of the SpinCo Group in the past two (2) years have been conducted in material compliance with applicable Law, including all applicable Regulatory Laws and Regulatory Authorizations, rules, regulations and binding guidance, including Good Clinical Practices and Good Laboratory Practice Requirements and federal and state laws, rules, regulations and binding guidance restricting the use and disclosure of individually identifiable health information. In the past two (2) years and through the date of this Agreement, the Company or the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the members of the SpinCo Group have not received any written notices or other material correspondence from any Specified SpinCo Governmental Authority with respect to any ongoing clinical or pre-clinical studies or tests withdrawing, placing, or threatening to withdraw or place any such studies on “clinical hold” requiring the termination, suspension or material modification of such studies or tests.

(d) Except as set forth on Section 5.14(d) of the SpinCo Disclosure Schedule, in the past two (2) years, neither the Company or the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) has received any written notification from any Specified SpinCo Governmental Authority of any material violation of any Food and Drug Law or Healthcare Law or any pending or threatened Actions under any Regulatory Laws, including any FDA warning letter, FDA Form 483, untitled letter, “it has come to our attention” letter, or other written notice of potential enforcement proceedings or similar correspondence or written notice from any Specified SpinCo Governmental Authority.

(e) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, during the past two (2) years and through the date of this Agreement, neither the Company nor its Subsidiaries (in each case, solely with respect to the SpinCo Business), nor to the Knowledge of SpinCo, any of its or their officers, employees, or agents, have been (i) disqualified, suspended or debarred for any purpose, or received written notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. § 335a or any equivalent provisions in any other jurisdiction; (ii) excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; or (iii) formally charged with or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(f) Except as set forth on Section 5.14(f) of the SpinCo Disclosure Schedule, during the past two (2) years and through the date of this Agreement, neither the Company nor its Subsidiaries (in each case, solely with respect to the SpinCo Business) has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any SpinCo Business product, or is currently considering initiating, conducting or issuing any recall of any SpinCo Business product, except in each case as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. To the Knowledge of SpinCo, there are no facts which would reasonably be expected to cause, and neither the Company nor any Subsidiary (with respect to the SpinCo Business) has received in the past two (2) years any written notice from the FDA or any other Specified SpinCo Governmental Authority regarding, (i) the recall, market withdrawal or replacement of any SpinCo Business product sold or intended to be sold by the SpinCo Business, (ii) a change in the marketing classification or a material change in the labelling of any such SpinCo Business products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such SpinCo Business products, or (iv) a negative change in reimbursement status of a SpinCo Business product, that in each case, would reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(g) Neither the Company nor its Subsidiaries (in each case, solely with respect to the SpinCo Business), (i) is a “business associate” or “covered entity” as such terms are defined in HIPAA, or (ii) has submitted or currently submits claims for its respective products or services to Medicare, or Medicaid, or any other U.S. federal healthcare program, except in each case as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(h) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, during the past two (2) years, none of the Company nor its Subsidiaries (in each case, solely with respect to the SpinCo Business), nor any of their respective directors, officers managing employees, nor to the Knowledge of SpinCo, any of their independent contractors or agents, have knowingly and willfully offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Regulatory Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Regulatory Law.

Section 5.15 SpinCo Benefit Plans.

(a) Section 5.15(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date hereof, of each material Company Benefit Plan and separately identifies and sets forth each material SpinCo Benefit Plan; provided that (x) with respect to individual offer letters or employment or similar agreements, such lists shall consist of representative forms and of individual agreements with SpinCo Group Employees who are members of the SpinCo Group Leadership Team (as defined in the SpinCo Disclosure Schedule) that contain ongoing contractual obligations, and may be provided during the sixty (60)-day period following the date hereof, (y) with respect to ordinary course retention agreements, such lists may be provided during the sixty (60)-day period following the date hereof, and (z) with respect to Company Benefit Plans (other than SpinCo Benefit Plans) maintained outside of the United States, such lists may be provided during the sixty (60)-day period following the date hereof. Each SpinCo Benefit Plan is exclusive to SpinCo and its Subsidiaries, and no SpinCo Benefit Plan covers or provides benefits to any individual who is not a current or former employee of SpinCo (or an eligible dependent or beneficiary thereof).

(b) As applicable with respect to each of the material SpinCo Benefit Plans (other than individual agreements or arrangements), the Company has made available to RMT Partner true and complete copies of: (i) the applicable plan document (including all amendments thereto) and all related trust agreements, insurance policies or other funding arrangements; (ii) the most recent summary plan description; (iii) the most recent Form 5500 (including all schedules and attachments thereto); (iv) the most recent determination, opinion or advisory letter issued by the IRS; and (v) any material, non-routine correspondence with any Governmental Authority in the past two (2) years. As applicable with respect to each of the material Company Benefit Plans (other than individual agreements or arrangements), the Company has made available to RMT Partner true and complete copies of: (A) the applicable plan document (including all amendments thereto) or, for any unwritten plan, a summary of the material terms thereof; and (B) the most recent determination, opinion or advisory letter issued by the IRS. Notwithstanding the foregoing provisions of this paragraph, material Company Benefit Plans (other than SpinCo Benefit Plans) maintained outside of the United States may be made available to RMT Partner during the sixty (60)-day period following the date hereof.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and, to the Knowledge of SpinCo, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) each of the Company Benefit Plans has been established, maintained, operated, funded and administered in all respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code; (ii) there are no pending Actions or claims (other than routine claims for benefits), or to the Knowledge of SpinCo, threatened, against or involving any Company Benefit Plan (or the assets thereof); (iii) all required contributions and other payments to each Company Benefit Plan that have become due have been timely made or, if not yet due, properly accrued; (iv) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan; and (v) neither SpinCo nor any of its Subsidiaries has incurred (whether or not assessed) any Liability that has not been satisfied under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) No SpinCo Benefit Plan is, and neither SpinCo nor any of its ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, has any Liability under or with respect to: (i) any Multiemployer Plan; or (ii) a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413 of the Code. No SpinCo Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Neither SpinCo nor any of its ERISA Affiliates has incurred (x) any Liability to or with respect to a Multiemployer Plan, including as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full, or (y) any Controlled Group Liability that has not been satisfied in full, and, to the Knowledge of SpinCo, no condition exists that presents a material risk to SpinCo or its ERISA Affiliates of incurring any such Liabilities.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions would reasonably be expected to, either alone or in combination with another event: (i) entitle any SpinCo Group Employee to material severance pay, unemployment compensation or any other material benefits or payments; (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of any payments or benefits due to any SpinCo Group Employee (including the forgiveness of indebtedness); (iii) limit or restrict the right to merge, terminate or amend any SpinCo Benefit Plan on or after the Closing; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) No SpinCo Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(h) Each SpinCo Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or would reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(i) Except for individual offer letters or individual agreements disclosed in accordance with Section 5.15(a) of the SpinCo Disclosure Schedule as of the date hereof and made available to RMT Partner as of the date hereof, no SpinCo Group Employee that is a resident of the United States as of the date hereof is eligible to receive severance (except pursuant to a broad based severance plan or policy disclosed in Section 5.15(a) of the SpinCo Disclosure Schedule).

(j) No SpinCo Benefit Plan provides, and SpinCo does not have any obligation to provide, retiree, post-termination or other post-employment health or welfare benefits, other than health care continuation coverage as required by Section 4980B of the Code or any similar Law (“COBRA”) or ERISA.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) each Company Benefit Plan that is a Foreign Benefit Plan (a “Company Foreign Benefit Plan”) has been established, maintained, funded, operated and administered in all respects in accordance with its terms and applicable Laws, and if intended to qualify for special Tax treatment, meets all the requirements for such treatment; (ii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Company Foreign Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles; and (iii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.16 Intellectual Property.

(a) Section 5.16(a) of the SpinCo Disclosure Schedule sets forth a list, as of the date hereof, of all SpinCo Intellectual Property that is Registered IP (the “Registered SpinCo Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Intellectual Property required to be disclosed in Section 5.16(a) of the SpinCo Disclosure Schedule pursuant to the foregoing sentence (i) are all subsisting and, other than Registered SpinCo Intellectual Property constituting applications, valid or enforceable and (ii) do not require any filings, payments or similar actions to be taken by the Company Group for the purposes of obtaining, maintaining, perfecting or renewing such Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) the Company and its Subsidiaries solely and exclusively own and, as of the Distribution, the members of the SpinCo Group solely and exclusively own all rights, title and interest in and to the SpinCo Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; and (ii) the SpinCo Intellectual Property and the Intellectual Property licensed to the members of the SpinCo Group pursuant to the Transaction Documents constitute all Intellectual Property of the Company and its Subsidiaries used in or necessary for the operation of the SpinCo Business as currently conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) there is no opposition or cancellation Action pending that challenges the ownership, validity or enforceability of any SpinCo Intellectual Property (other than ordinary course proceedings related to the application for any item of Registered SpinCo Intellectual Property); (ii) the operation of the SpinCo Business does not infringe, misappropriate or violate, and in the past two (2) years has not infringed, misappropriated, or violated the Intellectual Property of any other Person; and (iii) none of the Company or any of its Subsidiaries (including the SpinCo Group) have received any written notice since the date that is one (1) year prior to the date hereof alleging that the operation of the SpinCo Business infringes, misappropriates, or violates the Intellectual Property of any other Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) to the Knowledge of SpinCo, no Person is infringing, misappropriating or otherwise violating, and in the past two (2) years has not infringed, misappropriated, or violated, any SpinCo Intellectual Property, and (ii) neither the Company nor any member of the SpinCo Group has, since the date that is two (2) years prior to the date hereof, made any written allegation or brought any Action against any Person claiming that such Person is infringing, misappropriating or otherwise violating, any SpinCo Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries and the members of the SpinCo Group have taken commercially reasonable measures to protect, preserve, and maintain the SpinCo Intellectual Property, including by protecting the confidentiality of all material Trade Secrets included in the SpinCo Intellectual Property, and there are, and in the past two (2) years there have been, no unauthorized uses or disclosures of any such Trade Secrets.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, all Persons (including current and former employees, consultants and independent contractors) who contributed to the development or creation of any material SpinCo Intellectual Property, have assigned (including by operation of law) to the Company or one of its Subsidiaries (or, if applicable, a member of the SpinCo Group) all of such Person’s right, title and interest in and to all such Intellectual Property developed or created in the course of such Person’s employment or retention thereby.

(g) Except as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) no funding, personnel, or facilities of any Governmental Authority, university, college, or other educational institution or research center was used, directly or indirectly, to create, author, conceive of, invent, modify, improve, or develop any material Intellectual Property for or on behalf of the SpinCo Business in a manner that has resulted in any such third party having any current claim or right in or to any SpinCo Intellectual Property, or (ii) no such Person has asserted in writing any claim or right in or to any SpinCo Intellectual Property on the basis that its funding, personnel, or facilities were used in the development thereof.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the Company and its Subsidiaries and the members of the SpinCo Group have not incorporated, included, embedded, linked or distributed any Open Source Software with material proprietary Software included in the SpinCo Intellectual Property (“SpinCo Software”) and distributed such combined Software in a manner that would require as a condition of the use, modification, hosting, or distribution of such Open Source Software that any such SpinCo Software (or material portion thereof): (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making, or otherwise permit any Person to make, derivative works of or reverse engineer any such source code; or (iii) be redistributed, hosted or otherwise made available at no or nominal charge. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (x) no material portion of source code of SpinCo Software has been disclosed, licensed, released, distributed or made available to or for any Person who was not or is not an employee, contractor, consultant or other Person working on behalf of the Company and its Subsidiaries and the members of the SpinCo Group, or escrowed to or for any Person, and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, escrow, or otherwise grant any right thereto and (y) no event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available, or any other grant of any right be made with respect thereto.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, in each case solely with respect to the SpinCo Business, (i) neither the Company nor its Subsidiaries has, in the past one (1) year, sent, been required to send, or received any written notice in connection with any violation by the Company or its Subsidiaries of any Privacy Requirement, nor has the Company or its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority; (ii) neither the Company nor its Subsidiaries has, in the past one (1) year, received any written complaint by any Person with respect to the collection, use or processing of Personal

Information; (iii) the Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the processing of data and Personal Information that are commercially reasonable and designed to protect Personal Information against any unauthorized use, access or disclosure and otherwise comply with Privacy Requirements; (iv) the Company and its Subsidiaries, in connection with the SpinCo Business, in the past one (1) year, have been in compliance in all material respects with all Privacy Requirements; and (v) in the past one (1) year, to the Knowledge of SpinCo, there has been no unauthorized use, access or disclosure or other processing of any SpinCo Business Systems, data, or other information (including Trade Secrets and Personal Information) used in the SpinCo Business.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) as of (A) the date hereof, the Company and its Subsidiaries, and (B) the Distribution Time, the SpinCo Group, owns or has a valid right to access and use the SpinCo Business Systems, taking into account all assets and services to be provided, acquired, leased, licensed or otherwise obtained under the Transaction Documents or independently acquired by RMT Partner or its Affiliates as contemplated thereby; and (ii) the SpinCo Business Systems do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that disrupt or adversely affect the functionality of any such SpinCo Business Systems, except as disclosed in their documentation.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect: (i) the Company and its Subsidiaries (including the SpinCo Group) have taken commercially reasonable precautions to protect the confidentiality, integrity and security of the SpinCo Business Systems, and all information processes thereby or stored therein from any unauthorized processing; and (ii) in the past one (1) year there have been no failures or other adverse events affecting any of the SpinCo Business Systems that have caused any material disruption in the use thereof or to the operation of the SpinCo Business.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, neither the execution of this Agreement or the Transaction Documents nor the consummation of the Transaction Process will result in the loss or impairment of the Company’s or any member of the SpinCo Group’s right to own or use any of the SpinCo Intellectual Property, other than any obligations which such party was bound by or subject to any rights granted prior to the Closing.

Section 5.17 Environmental Matters.

(a) The members of the SpinCo Group and the Company Group and the facilities, assets and operations on any real property owned, leased or operated by the members of the SpinCo Group and the Company Group, in each case with respect to the SpinCo Business, are, and during the past two (2) years have been, in compliance with applicable Environmental Laws and any material Permit required to operate the SpinCo Business or SpinCo Assets or occupy and use any real property or facility (including the SpinCo Transferred Leased Property and SpinCo Owned Real Property) under any applicable Environmental Law (any “SpinCo Environmental Permit”), except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b) As of the date of this Agreement, (i) there is no Action pending or, to the Knowledge of the Company, threatened that asserts any actual or potential Environmental Liability relating to the SpinCo Business, (ii) no outstanding Order has been issued or is otherwise in effect in relation to any Environmental Law or any SpinCo Environmental Permit, in each case relating to the SpinCo Business, the SpinCo Assets or any real property or facility currently owned, leased or operated by the SpinCo Business (including the SpinCo Transferred Leased Property or SpinCo Owned Real Property), and (iii) neither the SpinCo Group nor the Company or any of its Subsidiaries have received, in the past two (2) years, any written notice, report or other information alleging any Environmental Liability relating to the SpinCo Business, except in each case of (i) through (iii) as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) To the Knowledge of SpinCo, no member of the SpinCo Group, the Company or any Company Subsidiary (or any other Person to the extent resulting in Environmental Liability for the SpinCo Group), in each case with respect to the SpinCo Business, has Released, disposed of, arranged for the disposal of, or exposed any Person to, any Hazardous Materials, in each case except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.18 Insurance. All insurance policies (excluding those funding any SpinCo Benefit Plans set forth on Section 5.15(a) of the SpinCo Disclosure Schedule) to which any member of the SpinCo Group is currently a party, or which are held for the benefit of the members of the SpinCo Group or the SpinCo Business, are in full force and effect, and, to the Knowledge of SpinCo, have been issued by licensed insurers, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.19 Affiliate Matters. Except for Contracts solely between or among the members of the SpinCo Group or Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth on Section 5.19 of the SpinCo Disclosure Schedule, no member of the SpinCo Group is party to any SpinCo Affiliate Contract.

Section 5.20 Proxy Statement; Registration Statements. None of the information regarding any of the Company or any of its Subsidiaries (including the members of the SpinCo Group), the SpinCo Business, or the transactions contemplated by this Agreement or any Transaction Document to be provided by the Company or SpinCo or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the RMT Partner Registration Statement, the SpinCo Registration Statement or the documents relating to the Distribution that are filed with the SEC and/or distributed to Company stockholders or RMT Partner stockholders (the “Distribution Documents”) will, in the case of the Proxy Statement or the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the RMT Partner Registration Statement and the SpinCo Registration Statement, at the time such registration statement becomes effective, on the date of the RMT Partner Stockholders Meeting, at the Distribution Date or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The SpinCo Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by the Company or SpinCo with respect to information provided by RMT Partner specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statement.

Section 5.21 Board and Stockholder Approval.

(a) Each of the Company Board and the SpinCo Board, at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, (i) approved this Agreement, the Separation Agreement and the other Transaction Documents and authorized and approved the execution, delivery and performance hereof and thereof and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Separation and (ii) declared each of them advisable, fair to and in the best interests of the Company, SpinCo and their respective stockholders. As of the date hereof, the sole stockholder of SpinCo is (and as of immediately prior to the Distribution the sole stockholder of SpinCo will be) the Company.

(b) Immediately after the execution of this Agreement, the Company will approve and adopt, as SpinCo’s sole stockholder, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger (the “SpinCo Stockholder Approval”). The approval of the Company’s stockholders is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or any of the other Transaction Documents. Upon obtaining the SpinCo Stockholder Approval, the approval of SpinCo’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date.

Section 5.22 RMT Partner Common Stock. Neither the Company nor any of its Subsidiaries, including SpinCo owns (directly or indirectly, beneficially or of record) or will own on the Closing Date nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of RMT Partner (other than as contemplated by this Agreement).

Section 5.23 SpinCo Financing. On or prior to the date of this Agreement, SpinCo has delivered to RMT Partner a true, complete and fully executed copy of the SpinCo Commitment Letter. As of the date of this Agreement, (a) the SpinCo Commitment Letter has not been amended, waived or modified in any respect and no such amendment, waiver or modification is contemplated, (b) to the Knowledge of the Company, the respective commitments contained in the SpinCo Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect and (c) the SpinCo Commitment Letter is in full force and effect and is a legal, valid and binding obligation of SpinCo, and, to the Knowledge of the Company, each of the other parties thereto, enforceable against SpinCo, and, to the Knowledge of the Company, each of the other parties thereto in accordance with its terms (except insofar as such enforceability is subject to the Remedies Exception). As of the date of this Agreement, except for the SpinCo Commitment Letter, there are no side letters or other Contracts to which SpinCo or any of its Affiliates is a party containing conditions precedent to or otherwise relating to the funding of the full amount of the SpinCo Financing, other than as expressly set forth in the SpinCo Commitment Letter delivered to RMT Partner. As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, (i) would constitute a default or breach on the part of SpinCo, its Affiliates or, to the Knowledge of the Company, any other party to the SpinCo Commitment Letter under the SpinCo Commitment Letter, or (ii) to the Knowledge of the Company, would result in any portion of the SpinCo Financing being unavailable or delayed.

Section 5.24 No Other Representations and Warranties. Except as expressly set forth in Article VI or in any Transaction Document (and except for any RMT Partner Tax Representations), (a) the Company and SpinCo each acknowledges and agrees that neither RMT Partner, Merger Sub nor any of their Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to RMT Partner, Merger Sub or any of their Affiliates, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) the Company and SpinCo each further acknowledges and agrees that neither RMT Partner, Merger Sub nor any of their Affiliates shall be liable in respect of the accuracy or completeness of any information provided to the Company, SpinCo or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article VI or in any Transaction Document (and except for any RMT Partner Tax Representations), each of the Company and SpinCo acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to RMT Partner or any of its Subsidiaries that may have been made available, in the RMT Partner Datasite or otherwise, to the Company, SpinCo or any of their Representatives, and expressly disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to the Company, SpinCo or any of their respective Representatives of any document or other information with respect to any one or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the RMT Partner Disclosure Schedule), any information, documents or other materials (including any such materials contained in the RMT Partner Datasite or otherwise reviewed by the Company, SpinCo or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to the Company, SpinCo or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of RMT Partner or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article VI of this Agreement or in any Transaction Document (and except for any RMT Partner Tax Representations). In entering into this Agreement, the Company and SpinCo acknowledge and agree that they have relied solely upon their own investigation and analysis, and the Company and SpinCo acknowledges and agrees, to the fullest extent permitted by Law, that RMT Partner, Merger Sub and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to the Company or SpinCo or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Company or SpinCo or their Affiliates or any of their respective Representatives, including in respect of the specific representations and warranties as set forth in Article VI of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUB

Except as otherwise disclosed or identified in (a) the RMT Partner SEC Documents filed with or furnished to the SEC and publicly available on the SEC’s EDGAR database at least one (1) Business Day prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, forward-looking, predictive or cautionary statements) or (b) the corresponding section or subsection of the RMT Partner Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article VI to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), RMT Partner and Merger Sub, jointly and severally, hereby represent and warrant to the Company and SpinCo as follows:

Section 6.1 Organization. Each of RMT Partner and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of RMT Partner’s Subsidiaries other than Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. Each of Merger Sub and RMT Partner has all requisite corporate or other organizational power and authority to own, lease and operate its assets in the manner as it is now being conducted and to carry on its businesses as now being conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 6.2 Due Authorization. Each of RMT Partner and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.6(a), and, solely with respect to RMT Partner, the RMT Partner Stockholder Approval) to consummate the Transactions. The execution and delivery by RMT Partner and Merger Sub of this Agreement and the Transaction Documents to which each is or will be a party at the Effective Time and the consummation by RMT Partner and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except for the RMT Partner Stockholder Approval (solely with respect to RMT Partner), no other corporate action on the part of RMT Partner is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by each of RMT Partner and Merger Sub (as applicable) and (assuming that this Agreement or such other applicable Transaction Documents to which the Company or SpinCo is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of the Company or SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of each of RMT Partner and Merger Sub (as applicable), enforceable against each of RMT Partner and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.

Section 6.3 Capital Stock and Other Matters.

(a) As of the date hereof, the authorized capital stock of RMT Partner consists of 400,000,000 shares of RMT Partner Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of RMT Partner (“RMT Partner Preferred Stock”). As of the Closing, the authorized capital stock of RMT Partner shall consist of 400,000,000 shares of RMT Partner Common Stock and 5,000,000 shares of RMT Partner Preferred Stock. At the close of business on July 10, 2025: (i) 59,523,356 shares of RMT Partner Common Stock were issued and outstanding; (ii) 6,828,402 shares of RMT Partner Common Stock were reserved for issuance pursuant to the RMT Partner Stock Plan, of which (A) 620,572 shares of RMT Partner Common Stock were issuable upon exercise of outstanding RMT Partner Options, (B) 279,408 shares of RMT Partner Common Stock were issuable upon the vesting and settlement of RMT Partner RSU Awards, (C) 122,152 shares of RMT Partner Common Stock were issuable upon the vesting and settlement of RMT Partner Performance Unit Awards (assuming applicable performance goals are satisfied at the target level), and (D) 3,007 unvested shares of RMT Partner Common Stock issued pursuant to RMT Partner Restricted Share Awards were outstanding; (iii) 103,611,864 shares of RMT Partner Common Stock were held by RMT Partner in its treasury or by its Subsidiaries; (iv) no shares of RMT Partner Preferred Stock were issued and outstanding; (v) 783,715 shares of RMT Partner Common Stock were reserved for issuance pursuant to the RMT Partner Employee Stock Purchase Plan; and (vi) 321,730 shares of RMT Partner Common Stock were reserved for issuance pursuant to the RMT Partner Director Deferred Compensation Plan. All of the issued and outstanding shares of RMT Partner Common Stock have been, and all shares of RMT Partner Common Stock issued pursuant to the Merger will be at Closing duly authorized and validly issued, fully paid and nonassessable and have not been, issued in violation of any preemptive or similar rights.

(b) No bonds, debentures, notes or other indebtedness of RMT Partner or any of the RMT Partner Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of RMT Partner (including RMT Partner Common Stock) may vote are, or as of the Effective Time will be, issued or outstanding.

(c) As of the date hereof, (i) the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock and (ii) the issued and outstanding shares of capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock.

(d) Except as expressly set forth in paragraph (a) above, or in connection with the Merger, as of the date hereof, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of RMT Partner, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of RMT Partner, (ii) agreements of any kind which may obligate RMT Partner to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of RMT Partner.

Section 6.4 Capitalization of Subsidiaries. The issued and outstanding Interests of each of the RMT Partner Subsidiaries have been duly authorized and validly issued and, as applicable, are fully paid and nonassessable. RMT Partner, directly or indirectly, owns legal and beneficial title to all the issued and outstanding Interests of the RMT Partner Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such RMT Partner Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such RMT Partner Subsidiaries, and there are no agreements of any kind which may obligate any RMT Partner Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

Section 6.5 Subsidiaries.

(a) Section 6.5(a) of the RMT Partner Disclosure Schedule sets forth a list of the RMT Partner Subsidiaries and their respective jurisdictions of organization, as of the date hereof. Each RMT Partner Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. Each RMT Partner Subsidiary has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased, and operated and to conduct its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) Each RMT Partner Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. Except as set forth in Section 6.5(b) of the RMT Partner Disclosure Schedule, and other than the Subsidiaries set forth on Section 6.5(a) of the RMT Partner Disclosure Schedule, as of the date hereof, RMT Partner does not own or hold, directly or indirectly, any Interest in any other Person.

Section 6.6 Consents and Approvals; No Violations.

(a) Assuming the accuracy of the representations and warranties of the Company and SpinCo set forth in Article IV and Article V, no filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of RMT Partner or any of the RMT Partner Subsidiaries for the execution, delivery and performance by RMT Partner or any of the RMT Partner Subsidiaries of this Agreement or by RMT Partner or any of the RMT Partner Subsidiaries of any Transaction Document to which it is a party or the consummation by RMT Partner or any of the RMT Partner Subsidiaries of the Transactions, except: (i) compliance with any applicable requirements of any Antitrust Law, Foreign Investment Law or Foreign Subsidies Regulation, the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) compliance with any Permits relating to the RMT Partner Business; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (iv) the rules and regulations of the NYSE; or (v) Consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) Subject to the receipt of the Consents set forth in Section 6.6(a), neither the execution, delivery and performance of this Agreement by each of RMT Partner and Merger Sub or any Transaction Document by RMT Partner or any of the RMT Partner Subsidiaries to which it is or will be a party as of the Effective Time, nor the consummation by RMT Partner or any of the RMT Partner Subsidiaries of the Transactions, will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of RMT Partner or the RMT Partner Subsidiaries, (ii) result in a breach or violation of, require a Consent under or constitute a default under, or give rise to any right of termination, amendment, cancellation, payment obligation or acceleration adverse to RMT Partner or any of the RMT Partner Subsidiaries under any RMT Partner Material Contract or RMT Partner Real Property Lease or (iii) violate any Law applicable to RMT Partner or any of the RMT Partner Subsidiaries, except, in the case of clause (ii) and clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 6.7 RMT Partner Reports and Financial Statements.

(a) RMT Partner has timely filed or furnished with the SEC all RMT Partner SEC Documents. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the RMT Partner SEC Documents (including any amendments thereto) complied in all material respects, and each other form, report, schedule, statement, prospectus or other document filed by RMT Partner or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional RMT Partner SEC Documents”) will comply in all material respects, with the requirements of the Securities Act, the Exchange Act and the applicable regulations promulgated thereunder, as the case may be, and none of such RMT Partner SEC Documents when filed contained (or, with respect to the Additional RMT Partner SEC Documents, will contain) any untrue statement of a material fact or omitted (or, with respect to the Additional RMT Partner SEC Documents, will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading. The consolidated financial statements (including all related notes and schedules) of RMT Partner included or incorporated by reference in the RMT Partner SEC Documents when filed complied (or, with respect to the Additional RMT Partner SEC Documents, will comply) as to form with the published rules and regulations of the SEC with respect thereto, in each case, in effect at the time of such filing. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the RMT Partner SEC Documents and the Additional RMT Partner SEC Documents fairly present in all material respects

(or, with respect to the Additional RMT Partner SEC Documents, will fairly present in all material respects) the financial position of RMT Partner and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows or changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. Each of the financial statements (including the related notes) of RMT Partner included in the RMT Partner SEC Documents have been prepared in accordance with GAAP, consistently applied throughout the periods covered, except as otherwise noted therein and, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material to the RMT Partner Business.

(b) RMT Partner has established and maintains a system of internal controls that comply in all material respects with applicable Law and that are designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. Such internal controls are overseen by the audit committee of the RMT Partner Board (the “RMT Partner Audit Committee”). Since January 1, 2024, RMT Partner’s principal executive officer and its principal financial officer have disclosed to RMT Partner’s independent auditor and the RMT Partner Audit Committee (the material circumstances of which (if any) have been made available to RMT Partner) (a) any significant deficiency or material weakness in RMT Partner’s internal controls and (b) any fraud involving management or other employees who have a significant role in RMT Partner’s internal controls. Since January 1, 2024, neither RMT Partner nor any RMT Partner Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of RMT Partner or any RMT Partner Subsidiary or their respective internal accounting controls.

Section 6.8 No Undisclosed Liabilities. There are no liabilities or obligations of the RMT Partner Business of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved for on a consolidated balance sheet of the RMT Partner Business or in the notes thereto prepared in accordance with GAAP, other than those that: (i) are reflected or reserved for in the financial statements of RMT Partner included in the RMT Partner SEC Documents or disclosed in the notes thereto; (ii) have been incurred in the ordinary course of business since March 29, 2025; (iii) are incurred in connection with the Transactions or the announcement, negotiation, execution or performance of this Agreement, the Transaction Documents or the Distribution; (iv) have been (or will be prior to the Closing) discharged or paid off; (v) arise in connection with future performance under existing Contracts unrelated to any breach or default by RMT Partner or its Subsidiaries; or (vi) would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 6.9 Litigation. (a) There is no, and in the past two (2) years has been no, Action pending or, to the Knowledge of RMT Partner, threatened, against RMT Partner or its Subsidiaries, or arising out of or relating to the business of RMT Partner and the RMT Partner Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, and (b) none of RMT Partner or any RMT Partner Subsidiary is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 6.10 Real Property.

(a) Section 6.10(a) of the RMT Partner Disclosure Schedule sets forth a true and complete list of the material real property owned by RMT Partner and its Subsidiaries (together with the land, buildings, structures, improvements and fixtures thereon, the “RMT Partner Owned Real Property”). Except as would not reasonably be expected to be material to the RMT Partner Business, taken as a whole, (i) RMT Partner and its Subsidiaries, as applicable, have good and marketable indefeasible fee simple valid title to all RMT Partner Owned Real Property, free and clear of all Liens, except Permitted Liens and (ii) neither RMT Partner nor its Subsidiaries has received written notice of any, and to the Knowledge of RMT Partner, there is no, pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of any RMT Partner Owned Real Property. Except as set forth on Section 6.10(a) of the RMT Partner Disclosure Schedule and as would not reasonably be expected to be material to the RMT Partner Business, taken as a whole, (i) neither RMT Partner nor its Subsidiaries have granted to any Person the right to use or occupy any RMT Partner Owned Real Property, and (ii) there are no outstanding options, rights of right offer to purchase any RMT Partner Owned Real Property or any portion thereof or interest therein. Except as would not reasonably be expected to be material to the RMT Partner Business, taken as a whole, neither RMT Partner nor its Subsidiaries are in breach or default under any restrictive or other covenant encumbering any RMT Partner Owned Real Property.

(b) Section 6.10(b) of the RMT Partner Disclosure Schedule sets forth a true and complete list of material leased real property in which RMT Partner and its Subsidiaries have a leasehold or subleasehold interest, or other interest to occupy such lease real property (the “RMT Partner Leased Real Property”, and the leases, subleases, and other similar agreements with respect thereto, the “RMT Partner Real Property Leases”). With respect to the RMT Partner Leased Real Property and RMT Partner Real Property Leases, (i) RMT Partner and its Subsidiaries, as applicable, have a valid leasehold or subleasehold interest in the RMT Partner Leased Real Property, free and clear of all Liens, except Permitted Liens and subject to the Remedies Exception, and each such leasehold or subleasehold interest in a RMT Partner Real Property Lease is legal, valid, binding, enforceable and in full force and effect, (ii) none of RMT Partner or its Subsidiaries, or, to the Knowledge of RMT Partner, any other party thereto, is in breach of or default under any RMT Partner Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such RMT Partner Real Property Lease, (iii) none of RMT Partner or its Subsidiaries has, as of the date hereof, received any written notice from any lessor of any RMT Partner Leased Real Property of any breach of or default under any lease or sublease thereto by RMT Partner or its Subsidiaries, which breach or default has not been cured, and (iv) none of RMT Partner or its Subsidiaries has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any RMT Partner Leased Real Property, except Permitted Liens.

Section 6.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, have a RMT Partner Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by or with respect to RMT Partner or any of the RMT Partner Subsidiaries have been timely filed (taking into account applicable extensions), (B) all filed Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on any Tax Return, have been paid;

(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against RMT Partner or any RMT Partner Subsidiary (and, to the Knowledge of RMT Partner, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been fully satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is ongoing, pending or threatened in writing with respect to any Taxes of RMT Partner or any of the RMT Partner Subsidiaries;

(iii) All amounts of Taxes (including sales and other similar Taxes) required to be deducted, collected or withheld by RMT Partner and each RMT Partner Subsidiary have been deducted, collected or withheld and have been (or will be) duly and timely paid to the proper Governmental Authority and RMT Partner and each RMT Partner Subsidiary has complied in all respects with all informational reporting requirements related thereto;

(iv) No waivers or extension of any statute of limitations on the assessment and collection of any Tax or governmental charge with respect to the RMT Partner or any RMT Partner Subsidiary have been requested or made that has not expired (or would not expire) prior to the Closing;

(v) Neither RMT Partner nor any RMT Partner Subsidiary has been subject to Tax in any jurisdiction outside the jurisdiction that it is incorporated or organized thereunder as a result of having a permanent establishment. No claim has ever been made by a Governmental Authority in a jurisdiction where the RMT Partner or any RMT Partner Subsidiary does not file Tax Returns of a particular type that such entity is or may be subject to taxation of such type by that jurisdiction;

(vi) Neither RMT Partner nor any RMT Partner Subsidiary (A) is party to any Tax allocation, sharing, indemnity, or reimbursement agreement or other similar agreement (other than any customary commercial, leasing or employment contracts the primary purpose of which is not related to Taxes or any tax allocation, sharing, indemnity or reimbursement agreement the only parties to which are RMT Partner or any RMT Partner Subsidiary), (B) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding similar provision of state, local or non-U.S. Tax Law) or other written agreement (including a Tax ruling) with a Governmental

Authority that will remain in effect after the Closing, or (C) has any Liability for Taxes of any Person (other than RMT Partner or any RMT Partner Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by operation of law or by contract (other than customary commercial, leasing or employment contracts the primary purposes of which do not relate to Taxes);

(vii) Within the past two (2) years, neither RMT Partner nor any RMT Partner Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(viii) Neither RMT Partner nor any RMT Partner Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(ix) There are no Liens for Taxes (other than Permitted Liens) upon the assets of RMT Partner or any of the RMT Partner Subsidiaries.

(b) Neither RMT Partner nor any of the RMT Partner Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or impede (i) the Intended Tax Treatment, (ii) the Company from delivering the Company Distribution Tax Representations, (iii) SpinCo from delivering the SpinCo Merger Tax Representations, (iv) RMT Partner from delivering the RMT Partner Tax Representations, (v) the Company from receiving the IRS Ruling, (vi) the Company or RMT Partner from receiving the Tax opinions described in Section 7.2(d), (vii) the Company from receiving the Company Merger Tax Opinion or (viii) RMT Partner from receiving the RMT Partner Merger Tax Opinion.

(c) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

Section 6.12 Absence of Certain Changes or Events. (a) Except as contemplated by this Agreement or the other Transaction Documents, since December 31, 2024 and through the date of this Agreement, the RMT Partner Business has operated in the ordinary course of business consistent in all material respects and (b) since December 31, 2024, there has not occurred any event, change, development or effect that is, or would reasonably be expected to result in, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 6.13 Material Contracts.

(a) There are no RMT Partner Material Contracts as of the date hereof except as set forth on Section 6.13(a) of the RMT Partner Disclosure Schedule. The term “RMT Partner Material Contracts” means Contracts (other than sales or purchase orders, statements of work, standard terms and conditions, invoices and similar instruments) in the following categories to which RMT Partner or any of the RMT Partner Subsidiaries is a party:

(i) each of the top ten (10) Contracts, measured by the total amounts invoiced to RMT Partner or any RMT Partner Subsidiary during the twelve (12) month period ending December 31, 2024, other than any such Contracts that can be terminated on less than one hundred twenty (120) days’ notice without material monetary penalty;

(ii) each of the top ten (10) Contracts measured by amounts paid to the RMT Partner or any RMT Partner Subsidiary during the twelve (12) month period ending December 31, 2024;

(iii) any Contract requiring future capital commitments, investments or expenditures (or series of capital expenditures) by RMT Partner or its Subsidiaries in excess of $5,000,000 other than partnerships, joint ventures, collaborations or similar material agreements involving partnership, co-investment or collaboration between RMT Partner or its Subsidiaries and a third party;

(iv) any material partnership, joint venture, profit sharing, joint development, collaboration or similar material agreement involving partnership, co-investment or collaboration involving RMT Partner or its Subsidiaries and a third party which (A) is reasonably expected to have revenues attributable to RMT Partner in excess of $5,000,000 during the twelve (12) month period following the date hereof, or (B) pursuant to which RMT Partner or its Subsidiaries has an express obligation to make any investment in, or advancement or capital contribution to, any other Person in excess of $5,000,000, in the aggregate, in the twelve (12) month period following the date hereof, in each case, other than any such Contract solely between RMT Partner and its wholly owned Subsidiaries or among wholly owned Subsidiaries of RMT Partner;

(v) any Contract relating to the acquisition or disposition of any business, product line, equity interests or material amount of assets, in each case, for aggregate consideration under such contract in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, RMT Partner or its Affiliates will have any remaining material obligation with respect to an indemnification, “earn out,” contingent purchase price or similar contingent obligation;

(vi) (A) any Contract the express terms of which restrict or limit in any material respect the ability of RMT Partner or its Affiliates after the Closing to compete in any business or with any Person or in any geographic area, (B) any Contract the express terms of which grant the other party “most favored nation” status or equivalent preferential pricing terms as would have a material impact on the RMT Partner Business, (C) any Contract the express terms of which grant the other party exclusivity rights as would have a material impact on the RMT Partner Business;

(vii) any Contract (A) pursuant to which (1) any Person has licensed any material Intellectual Property to RMT Partner or its Subsidiaries, or granted to RMT Partner or its Subsidiaries, any covenant not to sue or substantial right of use with respect to any Intellectual Property, excluding non-exclusive licenses with respect to commercially available software or Technology, or (2) RMT Partner or its Subsidiaries have granted any Person a license to any material RMT Partner Intellectual Property or a covenant not to sue or other substantial right of use with respect to any RMT Partner Intellectual Property other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or licensing of any products or services, or (B) relating to the development of any material RMT Partner Intellectual Property (other than Contracts entered into with employees or independent contractors on RMT Partner’s standard form invention assignment agreements);

(viii) other than the RMT Partner Commitment Letter or otherwise in connection with the RMT Partner Financing, any Contract relating to or evidencing indebtedness for borrowed money of RMT Partner or its Subsidiaries in excess of $5,000,000, except for any Contract relating to indebtedness for borrowed money or guarantees or credit support arrangements with respect to any such indebtedness or arrangements between RMT Partner and a Subsidiary of RMT Partner or between Subsidiaries of RMT Partner;

(ix) any material interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements to which RMT Partner or its Subsidiaries are party;

(x) each Contract under which RMT Partner or any of its Subsidiaries has continuing material guarantee or indemnification obligations to any Person, other than those entered into in the ordinary course of the RMT Partner Business;

(xi) any material vendor Contracts with a third party pursuant to which such third party provides information technology, human resources or financial services to RMT Partner or any of its Subsidiaries exclusively used or exclusively held for use in the RMT Partner Business; and

(xii) any material settlement Contract relating to actual or threatened Actions in the two (2) years preceding the date of this Agreement pursuant to which RMT Partner or any of its Subsidiaries has ongoing obligations after the Closing.

(b) RMT Partner has made available to the Company copies of each RMT Partner Material Contract that are correct and complete in all material respects (subject to any redaction of information deemed competitively sensitive by RMT Partner or pursuant to applicable Law or contractual obligation to which RMT Partner is bound). Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) each RMT Partner Material Contract is a legal, valid and binding obligation of RMT Partner or a Subsidiary thereof, as applicable, and, to the Knowledge of RMT Partner, each counterparty and is in full force and effect and enforceable in accordance with its terms, (ii) neither RMT Partner and its applicable Subsidiaries nor, to the Knowledge of RMT Partner, any other party thereto, is in breach of, or in default under, any such RMT Partner Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by RMT Partner or any of its applicable Subsidiaries, or, to the Knowledge of RMT Partner, any other party thereto. As of the date hereof, no party to any RMT Partner Material Contract has exercised any termination rights with respect thereto (or provided written notice of intent to exercise such termination rights or written notice that such party intends to adversely amend or modify or elect not to renew or perform such RMT Partner Material Contract).

Section 6.14 Labor Relations.

(a) Section 6.14(a) of the RMT Partner Disclosure Schedule sets forth a list, as of the date hereof, of (i) each labor union, works council or other employee representative body that represents employees of RMT Partner or its Subsidiaries and (ii) each Collective Bargaining Agreement covering employees of RMT Partner or its Subsidiaries. Except as would not reasonably be expected to be material to the RMT Partner Business, taken as a whole: (A) no petition for recognition or certification of a bargaining unit or employee representative by a labor organization for the representation of any employees of RMT Partner or its Subsidiaries is pending or, to the Knowledge of RMT Partner, threatened; and (B) no strike, slowdown, work stoppage, lockout, job action, picketing, handbilling, labor dispute, union organizing activity, in each case affecting RMT Partner or its Subsidiaries, is pending or has occurred within the past two (2) years.

(b) There are no pending, or to the Knowledge of RMT Partner, threatened, unfair labor or other employment-related practice charges, complaints, grievances or other Actions by or before any Governmental Authority arising under any applicable Law governing labor or employment by, in connection with, or otherwise related to any current employees or independent contractors of RMT Partner or its Subsidiaries, other than any such charges, complaints, grievances or Actions that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, for the past two (2) years, RMT Partner and its Subsidiaries have been in compliance with all Laws relating to labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, employment practices, discrimination, harassment, retaliation, civil rights, plant closures and mass layoffs (including WARN and any similar state or local plant closures and mass layoffs Laws), wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, worker classification (including the classification of exempt and non-exempt employees and of independent contractors and consultants), employment equity, collective bargaining, labor relations, occupational health and safety, workers’ compensation and immigration.

(d) RMT Partner and each of its Subsidiaries have reasonably investigated all allegations of sexual or other harassment that have been reported to RMT Partner’s human resources department in the past two (2) years made against any officer, director, executive, or similarly-levelled employee. Neither the RMT Partner nor any of its Subsidiaries reasonably anticipates any material Liabilities relating to any such allegations.

Section 6.15 Compliance with Law; Permits.

(a) Except for Environmental Laws (which are addressed exclusively as set forth in Section 6.19), RMT Partner and its Subsidiaries are, and, during the past two (2) years RMT Partner and its Subsidiaries (i) have been in compliance with all applicable Laws and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible violation of any applicable Law (including any Regulatory Laws) or that RMT Partner or any of its Subsidiaries is subject to any inspection, investigation, survey, audit or other review, except in each case as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. Neither RMT Partner nor any of its Subsidiaries is subject to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements or consent decrees with or imposed by any Governmental Authority and to the Knowledge of RMT Partner (A) the imposition of any such agreement or decree is not currently pending, and (B) neither RMT Partner nor any of its Subsidiaries has received written notice that the imposition of any such agreement or decree is currently contemplated or proposed.

(b) Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.17), at all times during the past two (2) years (i) the Company and its Subsidiaries (with respect to the SpinCo Business) and the members of RMT Partner has obtained and maintained in an uninterrupted manner all of the Permits and Regulatory Authorizations necessary to conduct its business substantially in the manner it is currently conducted as of the date hereof in compliance with applicable Law (including Regulatory Laws) and (ii) such Permits and Regulatory Authorizations are valid and in full force and effect and the RMT Partner or its applicable Subsidiary is in compliance with the terms thereof, in each case of (i) and (ii) except for such matters that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(c) None of RMT Partner or any of its Subsidiaries or any of their respective employees nor, to the Knowledge of RMT Partner, any agent or other third party representative acting on behalf of RMT Partner or its Subsidiaries, (i) is currently, or has since in the past two (2) years (A) been a Sanctioned Person; (B) been engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (C) otherwise been in violation of Trade Controls; or (ii) has in the past two (2) years (A) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws or (B) otherwise been in violation of any Anti-Corruption Laws.

(d) None of RMT Partner nor any of its Subsidiaries has (i) received from any Governmental Authority or any Person any written notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii) concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. There are no pending or, to the Knowledge of RMT Partner, threatened claims against the RMT Partner or any of its Subsidiaries with respect to Trade Controls or Anti-Corruption Laws.

Section 6.16 Regulatory Matters.

(a) During the past two (2) years RMT Partner and its Subsidiaries have filed with the applicable regulatory authorities (including the FDA or any other Governmental Authority having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, store, sale, commercialization or distribution of the products of the RMT Partner Business (each, a “Specified RMT Partner Governmental Authority”)) all required material filings, declarations, listings, registrations, reports or submissions, including, but not limited to, adverse event reports, except, in each case, as would not have, and would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with all applicable Laws (including all applicable Regulatory Laws) when filed, and, as of the date of this Agreement, no deficiencies have been asserted in writing by any applicable Specified RMT Partner Governmental Authority to RMT Partner or any of its Subsidiaries with respect to any such filings, declarations, listing, registrations, reports or submissions, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, RMT Partner and its Subsidiaries have for the past two (2) years had appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including all Regulatory Laws.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, all preclinical and clinical studies or tests sponsored by RMT Partner or its Subsidiaries in the past two (2) years have been conducted in material compliance with applicable Law including all applicable Regulatory Laws or Regulatory Authorizations, rules, regulations and binding guidance, including Good Clinical Practices and Good Laboratory Practice Requirements and federal and state laws, rules, regulations and binding guidance restricting the use and disclosure of individually identifiable health information. In the past two (2) years and through the date of this Agreement, RMT Partner and its Subsidiaries have not received any written notices or other correspondence from any Specified RMT Partner Governmental Authority with respect to any ongoing clinical or pre-clinical studies or tests withdrawing, placing, or threatening to withdraw or place any such studies on “clinical hold” requiring the termination, suspension or material modification of such studies or tests.

(d) Except as set forth on Section 6.16(d) of the RMT Partner Disclosure Schedule, in the past two (2) years, neither RMT Partner nor its Subsidiaries has received any written notification from any Specified RMT Partner Governmental Authority of any material violation of any Food and Drug Law or Healthcare Law or any pending or threatened Actions under any Regulatory Laws, including any FDA warning letter, FDA Form 483, untitled letter, “it has come to our attention” letter, or other written notice of potential enforcement proceedings or similar correspondence or written notice from any Specified RMT Partner Governmental Authority.

(e) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, during the past two (2) years and through the date of this Agreement, neither RMT Partner nor its Subsidiaries, nor to the Knowledge of RMT Partner, any of its or their officers, employees, or agents, have been (i) disqualified, suspended or debarred for any purpose, or received written notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. § 335a or any equivalent provisions in any other jurisdiction; (ii) excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; or (iii) formally charged with or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(f) Except as set forth on Section 6.16(f) of the RMT Partner Disclosure Schedule, during the past two (2) years and through the date of this Agreement, neither RMT Partner nor its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any RMT Partner product, or is currently considering initiating, conducting or issuing any recall of any RMT Partner product, except in each case as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. To the Knowledge of RMT Partner, there are no facts which would reasonably be expected to cause, and neither RMT Partner nor its Subsidiaries has received in the past two (2) years any written notice from the FDA or any other Specified RMT Partner Governmental Authority regarding, (i) the recall, market withdrawal or replacement of any RMT Partner product sold or intended to be sold by RMT Partner, (ii) a change in the marketing classification or a material change in the labelling of any such RMT Partner products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such RMT Partner products, or (iv) a negative change in reimbursement status of a RMT Partner product, that in each case, would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(g) Neither RMT Partner nor its Subsidiaries, (i) is a “business associate” or “covered entity” as such terms are defined in HIPAA, or (ii) has submitted or currently submits claims for its respective products or services to Medicare, or Medicaid, or any other U.S. federal healthcare program, except in each case as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(h) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, during the past two (2) years, none of RMT Partner nor its Subsidiaries, nor any of their respective directors, officers managing employees, nor to the Knowledge of RMT Partner, any of their independent contractors or agents, have knowingly and willfully offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Regulatory Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Regulatory Law.

Section 6.17 RMT Partner Benefit Plans.

(a) Section 6.17(a) of the RMT Partner Disclosure Schedule sets forth a list, as of the date hereof, of each material RMT Partner Benefit Plan; provided that with respect to RMT Partner Benefit Plans maintained outside of the United States, such list may be provided during the sixty (60)-day period following the date hereof.

(b) As applicable with respect to each of the material RMT Partner Benefit Plans (other than individual agreements or arrangements), RMT Partner has made available to the Company true and complete copies of: (i) the applicable plan document (including all amendments thereto) and all related trust agreements, insurance policies or other funding arrangements; (ii) the most recent summary plan description; (iii) the most recent Form 5500 (including all schedules and attachments thereto); (iv) the most recent determination, opinion or advisory letter issued by the IRS; and (v) any material, non-routine correspondence with any Governmental Authority in the past two (2) years. As applicable with respect to each of the material RMT Partner Benefit Plans (other than individual agreements or arrangements), RMT Partner has made available to the Company true and complete copies of: (A) the applicable plan document (including all amendments thereto) or, for any unwritten plan, a summary of the material terms thereof; and (B) the most recent determination, opinion or advisory letter issued by the IRS. Notwithstanding the foregoing provisions of this paragraph, material RMT Partner Benefit Plans maintained outside of the United States may be made available to the Company during the sixty (60)-day period following the date hereof.

(c) Each RMT Partner Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and to the Knowledge of RMT Partner, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect: (i) each of the RMT Partner Benefit Plans has been established, maintained, operated, funded and administered in all respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code; (ii) there are no pending Actions or claims (other than routine claims for benefits), or to the Knowledge of RMT Partner, threatened, against or involving any RMT Partner Benefit Plan (or the assets thereof); (iii) all required contributions and other payments to each RMT Partner Benefit Plan that have become due have been timely made or, if not yet due, properly accrued; (iv) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any RMT Partner Benefit Plan; and (v) neither RMT Partner nor any of its Subsidiaries has incurred (whether or not assessed) any Liability that has not been satisfied under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) Neither RMT Partner nor any of its ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, has any Liability under or with respect to: (i) any Multiemployer Plan or (ii) a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413 of the Code. No RMT Partner Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Neither RMT Partner nor any of its ERISA Affiliates has incurred (x) any Liability to or with respect to a Multiemployer Plan, including as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full, or (y) any Controlled Group Liability that has not been satisfied in full, and, to the Knowledge of RMT Partner, no condition exists that presents a risk to RMT Partner or its ERISA Affiliates of incurring any such Liability.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions would reasonably be expected to, either alone or in combination with another event: (i) entitle any employee of RMT Partner or its Subsidiaries to material severance pay, unemployment compensation or any other material benefits or payments; (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of any payments or benefits due to any employee of RMT Partner or its Subsidiaries (including the forgiveness of indebtedness); (iii) limit or restrict the right to merge, terminate or amend any RMT Partner Benefit Plan on or after the Closing; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) No RMT Partner Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(h) Each RMT Partner Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or would reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(i) No RMT Partner Benefit Plan provides, and neither RMT Partner or any of its Subsidiaries has any obligation to provide, retiree, post-termination or other post-employment health or welfare benefits, other than health care continuation coverage as required by COBRA or ERISA.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect: (i) each RMT Partner Benefit Plan that is a Foreign Benefit Plan (a “RMT Partner Foreign Benefit Plan”) has been established, maintained, funded, operated and administered in all respects in accordance with its terms and applicable Laws, and if intended to qualify for special Tax treatment, meets all the requirements for such treatment; (ii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable RMT Partner Foreign Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles; and (iii) each RMT Partner Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 6.18 Intellectual Property.

(a) Section 6.18(a) of the RMT Partner Disclosure Schedule sets forth a list, as of the date hereof, of all RMT Partner Intellectual Property that is Registered IP (the “Registered RMT Partner Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, the Intellectual Property required to be disclosed in Section 6.18(a) of the RMT Partner Disclosure Schedule pursuant to the foregoing sentence (i) are all subsisting and, other than Registered RMT Partner Intellectual Property constituting applications, valid and enforceable and (ii) do not require any filings, payments or similar actions to be taken by RMT Partner for the purposes of obtaining, maintaining, perfecting or renewing such Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the RMT Partner and its Subsidiaries solely and exclusively own all rights, title and interest in and to the RMT Partner Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect: (i) there is no opposition or cancellation Action pending that challenges the ownership, validity or enforceability of any RMT Partner Intellectual Property (other than ordinary course proceedings related to the application for any item of Registered RMT Partner Intellectual Property); (ii) the operation of its business does not infringe, misappropriate or violate, and in the past two (2) years has not infringed, misappropriated, or violated the Intellectual Property of any other Person; and (iii) RMT Partner and its Subsidiaries have not received any written notice in the past two (2) years alleging that the operation of its business materially infringes, misappropriates or violates the Intellectual Property of any other Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect: (i) to the Knowledge of RMT Partner, no Person is infringing, misappropriating or otherwise violating, and in the past two (2) years has not infringed, misappropriated, or violated, any RMT Partner Intellectual Property, and (ii) neither RMT Partner nor any of its Subsidiaries have, since the date that is two (2) years prior to the date hereof, made any allegation or brought any Action against any Person claiming that such Person is infringing, misappropriating or otherwise violating any RMT Partner Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, RMT Partner and its Subsidiaries have taken commercially reasonable measures to protect, preserve, and maintain the RMT Partner Intellectual Property, including by protecting the confidentiality of all material Trade Secrets included in the RMT Partner Intellectual Property, and there are, and in the past two (2) years there have been, no unauthorized uses or disclosures of any such Trade Secrets.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, all Persons (including current and former employees, consultants and independent contractors) who contributed to the development or creation of any material RMT Partner Intellectual Property have assigned (including by operation of law) to RMT Partner or one of its Subsidiaries all of such Person’s right, title and interest in and to all such Intellectual Property developed or created in the course of such Person’s employment or retention thereby.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) no funding, personnel, or facilities of any Governmental Authority, university, college, or other educational institution or research center was used, directly or indirectly, to create, author, conceive of, invent, modify, improve, or develop any material Intellectual Property for or on behalf of the RMT Partner Business in a manner that has resulted in any such third party having any current claim or right in or to any RMT Partner Intellectual Property, or (ii) no such Person has asserted in writing any claim or right in or to any RMT Partner Intellectual Property on that basis that its funding, personnel, or facilities were used in the development thereof.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, RMT Partner and its Subsidiaries have not incorporated, included, embedded, linked or distributed any Open Source Software with material proprietary Software included in the RMT Partner Intellectual Property (“RMT Partner Software”) and distributed such combined Software in a manner that would require as a condition of the use, modification, hosting, or distribution of such Open Source Software that any such RMT Partner Software (or material portion thereof): (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making, or otherwise permit any person to make, derivative works of or reverse engineer any such source code; or (iii) be redistributed, hosted or otherwise made available at no or nominal charge. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (A) no material portion of source code of the RMT Partner Software has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person who was not or is not an employee, contractor, consultant or other Person working on behalf of the RMT Partner and its Subsidiaries, and no such Person has been granted any rights thereto or agreed to disclose, license, release, deliver, escrow, or otherwise grant any right thereto and (B) no event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available, or any other grant of any right be made with respect thereto.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, in each case solely with respect to the RMT Partner Business, (i) neither the Company nor its Subsidiaries has, in past two (2) years, sent, been required to send, or received any written notice in connection with any violation by RMT Partner or its Subsidiaries of any Privacy Requirement, nor has RMT Partner or its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority; (ii) neither RMT Partner nor its Subsidiaries has, in past two (2) years, received any written complaint by any Person with respect to the collection, use or processing of Personal

Information; (iii) RMT Partner and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the processing of data and Personal Information that are commercially reasonable and designed to protect Personal Information against any unauthorized use, access or disclosure and otherwise comply with, Privacy Requirements; (iv) RMT Partner and its Subsidiaries, in connection with the RMT Partner Business, in past two (2) years, have been in compliance in all material respects with all Privacy Requirements; and (v) in past two (2) years, to the Knowledge of RMT Partner, there has been no unauthorized use, access or disclosure or other processing of any RMT Partner Business Systems, data, or other information (including Trade Secrets and Personal Information) used in the RMT Partner Business and owned by the Company.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, an RMT Partner Material Adverse Effect: (i) as of the Distribution Date, RMT Partner owns or has a valid right to access and use the RMT Partner Business Systems; and (ii) the RMT Partner Business Systems do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that disrupt or adversely affect the functionality of any such RMT Partner Business Systems, except as disclosed in their documentation.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect: (i) RMT Partner and its Subsidiaries have taken commercially reasonable precautions to protect the confidentiality, integrity and security of the RMT Partner Business Systems, and all information processes thereby or stored therein from any unauthorized processing; and (ii) in past two (2) years there have been no failures or other adverse events affecting any of the RMT Partner Business Systems that have caused any material disruption in the use thereof or to the operation of the RMT Partner Business.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, neither the execution of this Agreement or the Transaction Documents nor the consummation of the Transaction Process will result in the loss or impairment of the Company’s or any member of the RMT Partner’s right to own or use any of the RMT Partner Intellectual Property, other than any obligations which such party was bound by or subject to any rights granted prior to the Closing.

Section 6.19 Environmental Matters.

(a) RMT Partner and its Subsidiaries and the facilities, assets, and operations on any real property owned, leased or operated by RMT Partner and its Subsidiaries are, and during the past two (2) years have been, in compliance with applicable Environmental Laws and any material Permit required to operate RMT Partner’s business or occupy and use any real property or facility (including the RMT Partner Leased Real Property) under any applicable Environmental Law (any “RMT Partner Environmental Permit”), except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) As of the date of this Agreement, (i) there is no Action pending or, to the Knowledge of RMT Partner, threatened that asserts any actual or potential Environmental Liability relating to RMT Partner or its Subsidiaries, (ii) no outstanding Order has been issued or is otherwise in effect in relation to any Environmental Law or any RMT Partner Environmental Permit, in each case relating to RMT Partner or its Subsidiaries or any real property or facility currently owned, leased or operated by RMT Partner or its Subsidiaries (including the RMT Partner Leased Real Property), and (iii) neither RMT Partner nor its Subsidiaries has received, in the past two (2) years, any written notice, report or other information alleging any Environmental Liability, except in each case of clauses (i) through (iii), as that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(c) To the Knowledge of RMT Partner, neither RMT Partner nor any of its Subsidiaries (or any other Person to the extent resulting in Environmental Liability for RMT Partner or its Subsidiaries) has Released, disposed of, arranged for the disposal of, or exposed any Person to, any Hazardous Materials, in each case except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 6.20 Insurance. All insurance policies (excluding those funding any RMT Partner Benefit Plans set forth on Section 6.17 of the RMT Partner Disclosure Schedule) to which RMT Partner or any of its Subsidiaries is currently a party, or which are held for the benefit of RMT Partner or any of its Subsidiaries, are in full force and effect, and, to the Knowledge of RMT Partner, have been issued by licensed insurers, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 6.21 Affiliate Matters. Except for Contracts solely between or among RMT Partner and its Subsidiaries or Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth on Section 6.21 of the RMT Partner Disclosure Schedule, neither RMT Partner nor any of its Subsidiaries is party to any RMT Partner Affiliate Contract.

Section 6.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from RMT Partner or its Subsidiaries in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of RMT Partner or any of its Subsidiaries.

Section 6.23 Proxy Statement; Registration Statements. None of the information regarding RMT Partner or any of the RMT Partner Subsidiaries or the transactions contemplated by this Agreement or any Transaction Document to be provided by RMT Partner or any RMT Partner Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the RMT Partner Registration Statement, the SpinCo Registration Statement or the Distribution Documents will, in the case of the Proxy Statement or the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the RMT Partner Registration Statement and the SpinCo Registration Statement, at the time such registration statement becomes effective, on the date of the RMT Partner Stockholders Meeting, at the Distribution Date or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement and the RMT Partner Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by RMT Partner with respect to information provided by the Company or SpinCo specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the RMT Partner Registration Statement.

Section 6.24 Opinion of RMT Partner Financial Advisor. The RMT Partner Board has received, the opinion of Barclays Capital Inc. to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement (subject to any adjustment pursuant to Section 3.1(c)(ii) that is not in excess of the Aggregate Cap) is fair, from a financial point of view, to RMT Partner.

Section 6.25 Certain Board Findings. The RMT Partner Board, at a meeting duly called and held, unanimously adopted resolutions (a) determining that the terms of the Agreement and the transactions contemplated hereby, including the RMT Partner Share Issuance, are advisable and in the best interests of RMT Partner and its stockholders, (b) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and the RMT Partner Share Issuance, (c) resolving to make the RMT Partner Board Recommendation, subject to Section 7.4(d), and (d) directing that the RMT Partner Share Issuance be submitted to a vote at a meeting of RMT Partner’s stockholders.

Section 6.26 Stockholder Approval Required. No vote of the holders of any class of equity securities of RMT Partner or any of its Subsidiaries is required for the execution and delivery of this Agreement or any other Transaction Documents to which any of RMT Partner or its Subsidiaries is to be a party, the performance by RMT Partner or any of its Subsidiaries of its obligations hereunder and thereunder, or to consummate the Merger and the other transactions contemplated hereunder and thereunder, except that the RMT Partner Share Issuance requires the RMT Partner Stockholder Approval.

Section 6.27 SpinCo Common Stock. Neither RMT Partner nor any of the RMT Partner Subsidiaries owns or will own (directly or indirectly, beneficially or of record) on the Closing Date, nor is RMT Partner or any of the RMT Partner Subsidiaries a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of SpinCo (other than as contemplated by this Agreement) or the Company.

Section 6.28 RMT Partner Financing. On or prior to the date of this Agreement, RMT Partner has delivered to SpinCo and the Company a true, complete and fully executed copy of the RMT Partner Commitment Letter; provided that any fee letters related thereto may be redacted in a customary manner to remove fee amounts, pricing caps, rates, ratios, basket amounts, time periods and other customary economic terms of the “market flex”. As of the date of this Agreement, (a) the RMT Partner Commitment Letter has not been amended, waived or modified in any respect and no such amendment, waiver or modification is contemplated, (b) to the Knowledge of RMT Partner, the respective commitments contained in the RMT Partner Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect and (c) the RMT Partner Commitment Letter is in full force and effect and is a legal, valid and binding obligation of RMT Partner, and, to the Knowledge of RMT Partner, each of the other parties thereto, enforceable against RMT Partner, and to the Knowledge of RMT Partner, each of the other parties thereto in accordance with its terms (except insofar as such enforceability is subject to the Remedies Exception). As of the date of this Agreement, except for the RMT Partner Commitment Letter, there are no side letters or other Contracts to which RMT Partner or any of its Affiliates is a party containing conditions precedent to or otherwise relating to the funding of the full amount of the RMT Partner Financing, other than as expressly set forth in the RMT Partner Commitment Letter delivered to SpinCo and the Company on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, (i) would constitute a default or breach on the part of RMT Partner, its Affiliates or, to the Knowledge of RMT Partner, any other party to the RMT Partner Commitment Letter, under the RMT Partner Commitment Letter, or (ii) to the Knowledge of RMT Partner, would result in any portion of the RMT Partner Financing being unavailable or delayed.

Section 6.29 No Rights Plan; No Antitakeover Law. As of the date hereof, there is no rights plan, “poison pill,” antitakeover plan or other similar device in effect, to which RMT Partner or any of its Subsidiaries is a party or otherwise bound. As of the Effective Time, there will be no rights plan, “poison pill,” antitakeover plan or other similar device in effect, to which RMT Partner or any of its Subsidiaries will be a party or otherwise be bound, other than any such plan or device that (x) contains an express exception for this Agreement, the Merger and the other transactions contemplated hereby and any acquisition of RMT Partner Common Stock pursuant to the Merger and (y) does not otherwise interfere with or adversely affect any of the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover Law applicable to RMT Partner or Merger Sub applies to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

Section 6.30 No Other Representations and Warranties. Except as expressly set forth in Article IV or Article V or in any Transaction Document (and except for any Company Distribution Tax Representations), (a) RMT Partner and Merger Sub each acknowledges and agrees that neither the Company, SpinCo nor any of their Affiliates (including the members of the SpinCo Group), nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to the Company, SpinCo nor any of their Affiliates (including the members of the SpinCo Group), or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) each of RMT Partner and Merger Sub each further acknowledges and agrees that neither the Company, SpinCo nor any of their Affiliates shall be liable in respect of the accuracy or completeness of any information provided to RMT Partner, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article IV or Article V or in any Transaction Document (and except for any Company Distribution Tax Representations), RMT Partner and Merger Sub each acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the Company, SpinCo, Merger Sub, any of the members of the SpinCo Group or the SpinCo Business that may have been made available, in the SpinCo Datasite or otherwise, to RMT Partner or Merger Sub or any of their respective

Representatives, and expressly disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to RMT Partner or Merger Sub or any of their respective Representatives of any document or other information with respect to any one (1) or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the SpinCo Disclosure Schedule), any information, documents or other materials (including any such materials contained in the SpinCo Datasite or otherwise reviewed by RMT Partner, Merger Sub or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to RMT Partner, Merger Sub or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company or SpinCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article IV or Article V of this Agreement or in any Transaction Document (and except, in each case, for any Company Distribution Tax Representations). In entering into this Agreement, RMT Partner and Merger Sub acknowledge and agree they have relied solely upon their own investigation and analysis, and RMT Partner and Merger Sub each acknowledges and agrees, to the fullest extent permitted by Law, that the Company, the members of the SpinCo Group and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to RMT Partner or its Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to RMT Partner or its Subsidiaries or any of their respective Representatives, including in respect of the specific representations and warranties as set forth in Article IV or Article V of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business.

(a) The Company covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement (the “Interim Period”) (solely with respect to the SpinCo Group or the SpinCo Business and excluding the Company Assets and the Company Liabilities), except (i) as otherwise required or expressly contemplated by this Agreement (including in furtherance of the Distribution, the Reorganization, the Preferred Stock Recapitalization and the Preferred Stock Exchange), (ii) as required by Law, (iii) as disclosed in Section 7.1(a) of the SpinCo Disclosure Schedule or (iv) as otherwise consented to by RMT Partner (which consent shall not be unreasonably withheld, conditioned or delayed), the

Company shall (and shall cause each of its Subsidiaries to) use commercially reasonable efforts to, conduct the SpinCo Business in all material respects in the ordinary course of business and to preserve intact its businesses and its business relationships with key employees, significant customers and others having significant business relationships with the SpinCo Business; provided, however, that (x) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 7.1 shall be deemed a breach of this Section 7.1(a) and (y) any failure to take any action for which RMT Partner’s consent was required by Section 7.1(b) and not provided by RMT Partner shall not be deemed a breach of this Section 7.1(a).

(b) The Company covenants and agrees that, during the Interim Period (solely with respect to the SpinCo Group or the SpinCo Business and excluding the Company Assets and the Company Liabilities), except (i) as otherwise required or expressly contemplated by this Agreement (including in order to give effect to the Distribution, the Reorganization, the Preferred Stock Recapitalization, the Preferred Stock Exchange and the disposition of any Hook Stock in accordance with Section 3.4 of the Separation Agreement), (ii) as required by Law, (iii) as disclosed in Section 7.1(b) of the SpinCo Disclosure Schedule or (iv) as otherwise consented to by RMT Partner (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, modify, restate, waive, rescind or otherwise change the Organizational Documents of the Company or any of its Subsidiaries (other than any such changes thereto that would not prevent or materially impair or materially delay the Company’s or any of its Subsidiary’s ability to comply with its obligations hereunder and under the Separation Agreement, or to consummate the transactions contemplated hereby or thereby);

(ii) (A) except for transactions among the Company and its wholly owned Subsidiaries, make any material acquisition of any assets or businesses in excess of $10,000,000, individually, other than acquisitions of assets (but not businesses) in the ordinary course of business or (B) except for transactions between or among wholly-owned members of the SpinCo Group, sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business (solely with respect to assets);

(iii) (A) issue, sell, pledge or transfer any equity interests of any of the members of the SpinCo Group, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the members of the SpinCo Group, in each case other than (1) to the Company or any of its wholly owned Subsidiaries or (2) the granting of Permitted Liens described in clause (j) of the definition thereof or (B) from the Determination Time through the earlier of the Closing or the termination of this Agreement, issue, sell or pledge any equity interests of the Company, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of the Company;

(iv) (A) sell, lease, license (as licensor), assign, dispose of, or transfer any material SpinCo Intellectual Property (other than non-exclusive licenses of such Intellectual Property granted in the ordinary course of business and other than transfers to the Company or any of its wholly owned Subsidiaries), (B) abandon, permit to lapse or expire any material Registered SpinCo Intellectual Property (other than at the end of its statutory term or otherwise in reasonable business judgment), (C) disclose any material confidential information or material Trade Secrets included in the SpinCo Intellectual Property to any Person that is not subject to reasonable obligations with respect to confidentiality and non-disclosure, or (D) escrow or make available any material source code for any SpinCo Software included in the SpinCo Intellectual Property;

(v) enter into any Contract for the purchase of real property or any lease (as lessee) of real property related to any leased property providing for annual payments in excess of $2,500,000 other than any renewal or extension of a real property lease in the ordinary course of business and on substantially similar terms to the existing lease or terms no less favorable in the aggregate to the SpinCo Business than those in the existing lease;

(vi) (A) amend any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms), any SpinCo Material Contract, or (B) enter into any Contract that, if in effect on the date hereof, would be a SpinCo Material Contract, other than, in each case of clauses (A) and (B), (1) in the ordinary course of business or (2) any modifications which are more favorable to the SpinCo Business;

(vii) cause any member of the SpinCo Group to repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue debt securities or any right to acquire any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money except (A) in the ordinary course of business, including pursuant to working capital facilities and commercial paper issuances, in an aggregate principal amount not to exceed $25,000,000, (B) the SpinCo Financing and Permanent SpinCo Financing, (C) intercompany indebtedness among SpinCo and its wholly owned Subsidiaries or among any such wholly owned Subsidiaries, (D) intercompany indebtedness among SpinCo and its Subsidiaries, on the one hand, and the Company and its Subsidiaries (other than SpinCo and its Subsidiaries), and the other hand, in connection with the Reorganization, which shall be settled at or prior to the Closing, and (E) guarantees of the Company Credit Agreement put in place substantially concurrently with the incurrence of the SpinCo Financing or the Permanent SpinCo Financing, solely to the extent necessary to enable compliance by the Company with the covenants contained in the Company Credit Agreement (the “SpinCo Guarantees”); provided that such SpinCo Guarantees shall be automatically released concurrently with the Distribution;

(viii) except (A) as required by any Benefit Plan or Collective Bargaining Agreement or (B) with respect to Company Benefit Plans (other than SpinCo Benefit Plans), in connection with any action that applies in a substantially uniform manner to SpinCo Group Employees and other similarly situated employees of the Company and its Affiliates, (1) grant any new, or increases in, the compensation or benefits of any SpinCo Group Employee or other individual service provider of the SpinCo Group, other than any actions taken in the ordinary course of business with respect to SpinCo Group Employees or other individual service provider of the SpinCo Group (x) below the level of vice president and (y) with annualized base compensation below $275,000; (2) enter into or adopt any new SpinCo Benefit Plan, or materially amend or terminate any existing SpinCo Benefit Plan; (3) enter into any employment, consulting, severance or termination agreement with any SpinCo Group Employee or other individual service provider of the SpinCo Group, other than any actions taken in the ordinary course of business with respect to SpinCo Group Employees or other individual service provider of the SpinCo Group (x) below the level of vice president and (y) with annualized base compensation below $275,000; (4) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; (5) terminate the employment or services of any SpinCo Group Employee or other individual service provider of the SpinCo Group (x) at or above the level of vice president or (y) with annualized base compensation at or above $275,000, other than for cause; provided that any reduction in force impacting more than fifty (50) SpinCo Group Employees or other individual service provider of the SpinCo Group shall require consent from RMT Partner; provided, further, that the Company shall provide notice to RMT Partner of any reduction in force impacting more than twenty-five (25) SpinCo Group Employees or other individual services providers of the SpinCo Group; (6) hire, engage or promote any SpinCo Group Employee or other individual service provider of the SpinCo Group (x) at or above the level of vice president or (y) with annualized base compensation at or above $275,000; or (7) establish, adopt, enter into, negotiate, terminate or materially amend any Collective Bargaining Agreement, or recognize or certify any labor union, works council, or other labor organization or employee representative as the bargaining representative for any SpinCo Group Employees;

(ix) implement any reduction-in-force, office or plant closing, or similar action that, in each case, would trigger notice obligations under WARN;

(x) transfer or reassign the duties or employment of (A) any SpinCo Group Employee such that he or she no longer meets the definition of a SpinCo Group Employee or (B) any other employee of the Company or any of its Affiliates such that he or she does meet the definition of a SpinCo Group Employee;

(xi) (A) transfer the employment of any individual who is not a SpinCo Group Employee into the SpinCo Group, or (B) transfer the employment of any SpinCo Group Employee out of the SpinCo Group;

(xii) transfer the sponsorship of, or any Liabilities relating to, any Company Benefit Plan (other than a SpinCo Benefit Plan set forth and so designated on Section 5.15(a) of the SpinCo Disclosure Schedule as of the date hereof or immaterial SpinCo Benefit Plans as listed within 60 days following the date hereof as contemplated by Section 5.15(a)) to SpinCo or any Subsidiary thereof;

(xiii) commence an obligation of SpinCo or any Subsidiary thereof to contribute to any Multiemployer Plan;

(xiv) other than with respect to any Company Combined Tax Return or any member of the Company Tax Group (or any Tax Return of any member of the Company Tax Group) or any Tax Return to the extent required to conform to a Company Combined Tax Return or a Tax Return of any member of the Company Tax Group, (A) make any change (or file any such change) in any method of Tax accounting, (B) make (other than in a manner consistent with past practice and other than an initial entity classification election), change or revoke any material Tax election, (C) settle any audit, proceeding, claim or assessment with respect to material Taxes of a member of the SpinCo Group, (D) enter into a “closing agreement” within the meaning of Section 7121 of the Code or other written agreement with a Governmental Authority with respect to material Taxes of a member of the SpinCo Group, (E) agree to waive, surrender or abandon any right to claim a material Tax refund, offset or other reduction in liability of a member of the SpinCo Group, (F) file any material Tax Return other than on a basis consistent in all material respects with past practice (except as otherwise required by a change in Law) with respect to a member of the SpinCo Group, (G) file any material amended Tax Return or claim for refund for material Taxes or (H) grant, request or consent to any extension (other than in connection with any automatically granted Tax Return extension obtained in the ordinary course of business) or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case of clauses (A) through (H), only to the extent such action (x) would be binding on the SpinCo Group or RMT Partner and its Subsidiaries or (y) would reasonably be expected to have an adverse impact on the Taxes of the SpinCo Group or RMT Partner and its Subsidiaries (it being understood and agreed that, notwithstanding any other provisions of this Agreement to the contrary, none of the covenants set forth in clauses (i) through (xiii) nor (xv) through (xxi) shall be considered to relate to Tax compliance (other than clause (xxi) insofar as it relates to this clause (xiv)));

(xv) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the SpinCo Business, other than such changes as are required by GAAP or applicable Law or that otherwise apply generally to the Company and its Subsidiaries;

(xvi) settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, against any member of the SpinCo Group or primarily relating to the SpinCo Business or the liability of which would be a SpinCo Liability, other than settlements or compromises of any Action in the ordinary course of business or where the amount paid in settlement or compromise does not exceed $5,000,000 individually or $20,000,000 in the aggregate (excluding any amounts covered by insurance) (it being agreed and understood that this clause (xvi) shall not apply with respect to (A) Tax matters, or (B) derivative, direct or other Actions brought by or on behalf of the Company’s stockholders (provided that the costs associated with such derivative, direct or other Actions shall be borne solely by the Company));

(xvii) merge, combine or consolidate (pursuant to a plan of merger or otherwise) any of the members of the SpinCo Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the members of the SpinCo Group (other than in connection with the Reorganization or the Separation);

(xviii) incur or grant a material Lien (other than a Permitted Lien) on any assets, properties or rights of any member of the SpinCo Group that constitute SpinCo Assets, in each case, except (A) Liens securing obligations under the SpinCo Financing or Permanent SpinCo Financing, (B) Liens securing guarantees of obligations under credit agreements to which any member of the SpinCo Group is party as of the date hereof; provided that any such Liens and guarantee will be released prior to or in connection with the Closing, (C) Liens incurred in connection with the ordinary course factoring of receivables pursuant to agreements delivered to RMT Partner, (D) Liens that will be released prior to or in connection with the Closing or (E) Liens securing any intercompany indebtedness among the SpinCo Group or otherwise permitted by Section 7.1(b)(vii)(D);

(xix) except in an amount not to exceed $30,000,000 in the aggregate in excess of the Company’s annual capital expenditure budget set forth on Section 7.1(b)(xix) of the SpinCo Disclosure Schedule, or pursuant to a SpinCo Material Contract made available to RMT Partner as of the date hereof, make any capital expenditure or expenditures or enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xx) (A) grant any material refunds, discounts, credits, rebates or allowances to customers, or (B) take actions to delay accounts payable or accelerate accounts receivable in any material respect, in each case, other than in the ordinary course of business consistent with past practice; or

(xxi) authorize or commit or agree to take any of the foregoing actions.

(c) RMT Partner covenants and agrees that, during the Interim Period, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by Law, (iii) as disclosed in Section 7.1(c) of the RMT Partner Disclosure Schedule or (iv) as otherwise consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), RMT Partner shall (and shall cause its Subsidiaries to) use commercially reasonable efforts, to conduct its business in all material respects in the ordinary course of business and to preserve intact their respective businesses and preserve the business relationships with key employees, significant customers and others having significant business relationships with them; provided, however, that (x) no action by RMT Partner or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 7.1 shall be deemed a breach of this Section 7.1(c) and (y) any failure to take any action for which the Company’s consent was required by Section 7.1(d) and not provided by the Company shall not be deemed a breach of this Section 7.1(c).

(d) RMT Partner covenants and agrees that, during the Interim Period, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by Law, (iii) as disclosed in Section 7.1(d) of the RMT Partner Disclosure Schedule or (iv) as otherwise consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), RMT Partner shall not, and shall cause its Subsidiaries (including Merger Sub) not to:

(i) amend, modify, restate, waive, rescind or otherwise change the Organizational Documents of RMT Partner or any of its Subsidiaries (other than any such changes thereto that would not prevent or materially impair or materially delay RMT Partner’s ability to comply with its obligations hereunder and under the Separation Agreement, or to consummate the transactions contemplated hereby or thereby);

(ii) except for transactions among RMT Partner and any of its Affiliates in the ordinary course of business and transactions among RMT Partner and its wholly owned Subsidiaries, (A) make any material acquisition of any assets or businesses in excess of $10,000,000, individually, other than acquisitions of assets (but not businesses) in the ordinary course of business or (B) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business (solely with respect to assets);

(iii) issue, sell or pledge any equity interests of RMT Partner, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of RMT Partner, in each case other than (A) to RMT Partner or any of its Subsidiaries, or (B) the granting of Permitted Liens;

(iv) (A) sell, lease, license (as licensor), assign, dispose of, or transfer, any material RMT Partner Intellectual Property (other than non-exclusive licenses of such Intellectual Property granted in the ordinary course of business), (B) abandon, permit to lapse or expire any material Registered RMT Partner Intellectual Property (other than at the end of its statutory term or otherwise in reasonable business judgment), (C) disclose any material confidential information or material Trade Secrets included in the RMT Partner Intellectual Property to any Person that is not subject to reasonable obligations with respect to confidentiality and non-disclosure, or (D) escrow or make available any material source code for any RMT Partner Software included in the RMT Partner Intellectual Property;

(v) enter into any Contract for the purchase of real property or any lease (as lessee) of real property related to any leased property providing for annual payments in excess of $2,500,000 other than any renewal or extension of a real property lease in the ordinary course of business and on substantially similar terms to the existing lease or terms no less favorable in the aggregate to the RMT Partner Business than those in the existing lease;

(vi) except as required by any RMT Partner Benefit Plan or Collective Bargaining Agreement: (1) grant any new, or increases in, the compensation or benefits of any employee or individual service provider of RMT Partner or its Subsidiaries, other than any actions taken in the ordinary course of business with respect to employees or individual service providers of RMT Partner or its Subsidiaries (x) below the level of vice president and (y) with annualized base compensation below $275,000; (2) enter into or adopt any new RMT Partner Benefit Plan, or materially amend or terminate any existing RMT Partner Benefit Plan, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business and as would not reasonably be expected to increase the cost of benefits under such RMT Partner Benefit Plans; (3) enter into any employment, consulting, severance or termination agreement with any employee, individual service provider or former employee of RMT Partner or its Subsidiaries, other than any actions taken in the ordinary course of business with respect to employees or individual service providers of RMT Partner or its Subsidiaries (x) below the level of vice president and (y) with annualized base compensation below $275,000; (4) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; (5) terminate the employment or services of any employee or other individual service provider of RMT Partner or its Subsidiaries (x) at or above the level of vice president or (y) with annualized base compensation at or above $275,000, other than for cause; provided that any reduction in force impacting more than fifty (50) employees or other individual service providers of RMT Partner or its Subsidiaries shall require consent from the Company; provided, further, that RMT Partner shall provide notice to the Company of any reduction in force impacting more than twenty-five (25) employees or other individual service providers of RMT Partner or its Subsidiaries; (6) hire, engage or promote any employee or other individual service provider of RMT Partner or its Subsidiaries (x) at or above the level of vice president or (y) with annualized base compensation at or above $275,000; or (7) establish, adopt, enter into, negotiate, terminate or materially amend any Collective Bargaining Agreement, or recognize or certify any labor union, works council, or other labor organization or employee representative as the bargaining representative for any employees of RMT Partner or its Subsidiaries;

(vii) implement any reduction-in-force, office or plant closing, or similar action that, in each case, would trigger notice obligations under WARN;

(viii) (A) amend any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms), any RMT Partner Material Contract, or (B) enter into any Contract that, if in effect on the date hereof, would be a RMT Partner Material Contract, other than, in each case of clauses (A) and (B), in the ordinary course of business or any modifications which are more favorable to the RMT Partner Business;

(ix) repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities or any right to acquire debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money except (A) in the ordinary course of business, including pursuant to working capital facilities and commercial paper issuances, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, (B) the RMT Partner Financing, (C) revolving borrowings pursuant to the RMT Partner Credit Agreement (as in effect on the date hereof), and (D) intercompany indebtedness among RMT Partner and its wholly owned Subsidiaries or among any such wholly owned Subsidiaries;

(x) (A) make any change (or file any such change) in any method of Tax accounting, (B) make (other than in a manner consistent with past practice and other than an initial entity classification election), change or revoke any material Tax election, (C) settle any audit, proceeding, claim or assessment with respect to material Taxes, (D) enter into a “closing agreement” within the meaning of Section 7121 of the Code or other written agreement with a Governmental Authority with respect to material Taxes, (E) agree to waive, surrender or abandon any right to claim a material Tax refund, offset or other reduction in liability, (F) file any material Tax Return other than on a basis consistent in all material respects with past practice (except as otherwise required by a change in Law), (G) file any material amended Tax Return or claim for refund for material Taxes or (H) grant, request or consent to any extension (other than in connection with any automatically granted Tax Return extension obtained in the ordinary course of business) or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case of clauses (A) through (H), only to the extent such action (x) would be binding on the SpinCo Group or RMT Partner and its Subsidiaries or (y) would reasonably be expected to have an adverse impact on the Taxes of the SpinCo Group or RMT Partner and its Subsidiaries (it being understood and agreed that, notwithstanding any other provisions of this Agreement to the contrary, none of the covenants set forth in clauses (i) through (ix) nor (xi) through (xvi) shall be considered to relate to Tax compliance (other than clause (xvi) insofar as it relates to this clause (x)));

(xi) make any material change in any method of financial accounting or financial accounting practice or policy, other than such changes as are required by GAAP or applicable Law;

(xii) settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, against RMT Partner or its Subsidiaries, other than settlements or compromises of any Action in the ordinary course of business or where the amount paid in settlement or compromise does not exceed $5,000,000 individually or $20,000,000 in the aggregate (excluding any amounts covered by insurance) (it being agreed and understood that this clause (xii) shall not apply with respect to (A) Tax matters, or (B) derivative, direct or other Actions brought by or on behalf of RMT Partner’s stockholders);

(xiii) merge, combine or consolidate (pursuant to a plan of merger or otherwise) with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of RMT Partner or any of its Subsidiaries;

(xiv) incur or grant a material Lien (other than a Permitted Lien) on any assets, properties or rights of RMT Partner or any of its Subsidiaries, in each case, except (A) Liens securing obligations under the SpinCo Financing, Permanent SpinCo Financing or RMT Partner Financing, (B) Liens securing guarantees of obligations under credit agreements to which RMT Partner or any of its Subsidiaries is party as of the date hereof; provided that any such guarantee will be released prior to or in connection with the Closing, (C) Liens incurred in connection with the ordinary course factoring of receivables pursuant to agreements delivered to the Company, (D) Liens that will be released prior to or in connection with the Closing or (E) Liens securing any intercompany indebtedness among RMT Partner and its Subsidiaries;

(xv) except in an amount not to exceed $30,000,000 in the aggregate in excess of RMT Partner’s annual capital expenditure budget set forth on Section 7.1(d)(xv) of the RMT Partner Disclosure Schedule, or pursuant to a SpinCo Material Contract made available to RMT Partner as of the date hereof, make any capital expenditure or expenditures or enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so; or

(xvi) authorize or commit or agree to take any of the foregoing actions.

(e) Nothing contained in this Agreement shall give RMT Partner or the Company, directly or indirectly, the right to control or direct the other Party’s or any of its Subsidiaries’ businesses or operations prior to the Closing. Notwithstanding anything in this Agreement to the contrary, including this Section 7.1, RMT Partner and Merger Sub, on the one hand, and the Company and SpinCo, on the other hand, shall retain control of and responsibility for the operation of their respective businesses consistent with any applicable Antitrust Law or Foreign Investment Law, and each Party to this Agreement shall comply with the terms of Section 7.1 of this Agreement consistent with and in compliance with any applicable Antitrust Law or Foreign Investment Law. In furtherance of the foregoing, nothing contained in the Agreement shall give RMT Partner or Merger Sub the ability to control or direct the business or operations of the Company or SpinCo nor give the Company or SpinCo the ability to control or direct the business or operations of RMT Partner or Merger Sub. In addition, the Parties acknowledge and agree that nothing in this Section 7.1 shall be deemed to limit the transfer of the Company Assets or the Company Liabilities prior to, at or after the Closing or prohibit the Company or its Affiliates from implementing the Reorganization and the Distribution.

Section 7.2 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for the Merger and for purposes of Sections 354, 361 and 368 of the Code, and the Parties hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to ensure that the Contribution, Distribution and Merger will have the U.S. federal income Tax treatment described in the “Intended Tax Treatment” as defined in the Form of Tax Matters Agreement included as Exhibit B hereto (the “Intended Tax Treatment”) and shall not take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Treatment.

(b) Each of the Company, SpinCo and RMT Partner shall cooperate with one another and shall use its reasonable best efforts to cause the Company to obtain a written opinion of Tax Counsel, reasonably satisfactory in form and substance to the Company (the “Distribution Tax Opinion”), dated as of the Closing Date, regarding the U.S. federal income Tax treatments of the Contribution and Distribution set forth in clauses (a) through (f) of the definition of “Intended Tax Treatment” as defined in the Form of Tax Matters Agreement included as Exhibit B hereto. In delivering the Distribution Tax Opinion, Tax Counsel shall be entitled to receive and rely upon the RMT Partner Distribution Tax Representations and the Company Distribution Tax Representations.

(c) Each of the Company, SpinCo and RMT Partner shall cooperate with one another and shall use its reasonable best efforts to cause the Company to obtain a written opinion of Tax Counsel (the “Company Merger Tax Opinion”) and RMT Partner to obtain a written opinion of RMT Partner Tax Counsel (the “RMT Partner Merger Tax Opinion”) reasonably satisfactory in form and substance to the Company and RMT Partner, respectively, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In delivering the Company Merger Tax Opinion and the RMT Partner Merger Tax Opinion, Tax Counsel and RMT Partner Tax Counsel shall both be entitled to receive and rely upon the SpinCo Merger Tax Representations and the RMT Partner Merger Tax Representations.

(d) The Company and SpinCo, on the one hand, and RMT Partner, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the RMT Partner Registration Statement and shall each use its respective reasonable best efforts to cause such opinions to be timely filed.

(e) RMT Partner shall promptly notify and consult in good faith with the Company if, before the Effective Time, (i) it is notified by RMT Partner Tax Counsel that RMT Partner Tax Counsel expects to be unwilling or unable to deliver the RMT Partner Merger Tax Opinion at the Closing or (ii) it discovers any other fact that could be expected, in RMT Partner’s reasonable discretion, to prevent the delivery of the RMT Partner Merger Tax Opinion or the delivery of the IRS Ruling.

(f) The Company shall promptly notify and consult in good faith with RMT Partner if, before the Effective Time, (i) it is notified by Tax Counsel that Tax Counsel (x) expects the IRS Ruling will not be delivered by the expected Closing Date (with such expectation to be determined based on the time of such notification by the Company in its reasonable discretion) or (y) expects to be unwilling or unable to deliver the Distribution Tax Opinion or the Company Merger Tax Opinion at the Closing, or (ii) it discovers any other fact that could be expected, in Company’s reasonable discretion, to prevent the delivery of the IRS Ruling, the Distribution Tax Opinion or Company Merger Tax Opinion.

(g) Tax Ruling Procedures.

(i) As soon as reasonably practicable after the date hereof, the Company shall submit (i) an IRS pre-submission conference memorandum requesting a conference regarding the IRS Rulings (“IRS Pre-Submission Conference Request”) and (ii) the IRS Ruling Request. The Company shall submit to the IRS supplemental materials relating thereto that the Company determines in good faith are necessary or appropriate to obtain the requested rulings under the IRS Ruling Request or any additional rulings from the IRS that the Company determines are necessary or appropriate, including as a result of the transactions contemplated by this Agreement (each, together with the IRS Ruling Request and IRS Pre-Submission Conference Request, an “IRS Submission”).

(ii) All IRS Submissions shall be prepared by the Company, subject to the terms of this Section 7.2(g). The Company shall have control over the process for submitting and prosecuting IRS Submissions, subject to the terms of this Section 7.2(g).

(iii) From and after the date of this Agreement and until the Effective Time, each Party agrees to use its reasonable best efforts to facilitate receipt by the Company of (i) the IRS Ruling (and any additional rulings the Company determines are necessary or appropriate), including providing such appropriate information as the IRS shall require in connection with the IRS Ruling Request or any IRS Submission and (ii) any other Tax opinions from the Company’s counsel or tax advisors that the Company determines are necessary or appropriate addressing the U.S. Tax or non-U.S. Tax consequences of the Reorganization, Contribution, Distribution or Merger.

(iv) The Company shall provide RMT Partner with draft copies of the IRS Pre-Submission Conference Request, the IRS Ruling Request and, subject to Section 7.2(g)(v), each other material IRS Submission reasonably in advance of the filing thereof with the IRS in order to provide RMT Partner the opportunity to review and comment on each such submission, and shall consider in good faith any comments provided by RMT Partner on such draft copies prior to filing or submission; provided that, with respect to each other material IRS Submission not addressed in Section 7.2(g)(v), the Company shall provide such materials to RMT Partner no later than six (6) days before the Company intends to or is required to file or submit such document to the IRS and shall consider in good faith any comments provided by RMT Partner within four (4) days of receipt of such draft copies; provided, further, that the Company may redact from any such draft copies of such IRS Submissions any information (“Redactable Information”) that the Company, in its good faith judgment, considers to be confidential and not germane to RMT Partner’s or SpinCo’s obligations under this Agreement or any Transaction Documents.

(v) To the extent “fast-track” processing is obtained for the IRS Ruling Request as provided for under Revenue Procedure 2023-26, 2023-23 I.R.B. 486 (or any successor or substantially similar IRS guidance or procedures), the Company shall provide RMT Partner with draft copies of any material IRS Submission (other than the IRS Pre-Submission Conference Request and the IRS Ruling Request) no later than two (2) Business Days before the Company intends to or is required to file or submit such document to the IRS in order to provide RMT Partner the opportunity to review and comment on each such submission, and shall consider in good faith any comments provided by RMT Partner within one (1) Business Day of receipt of such draft copies; provided that the Company may redact any Redactable Information from any such draft copies of such IRS Submissions.

(vi) The Company shall provide RMT Partner with notice reasonably in advance of the pre-submission conference that follows the submission of the IRS Pre-Submission Conference Request and shall permit RMT Partner’s Tax Counsel to attend such meeting. RMT Partner shall, and shall use reasonable best efforts to cause RMT Partner’s Tax Counsel to, take actions necessary to facilitate such attendance, including the signing of a power of attorney or similar forms reasonably requested by the Company.

(vii) The Company shall provide RMT Partner with copies of each IRS Submission filed with the IRS, as filed with the IRS, promptly following the filing thereof; provided that the Company may redact any Redactable Information from such IRS Submissions.

(viii) The Company shall keep RMT Partner reasonably informed in a timely manner of all material actions taken or proposed to be taken by the Company with respect to the IRS Submissions, including the withdrawal of any IRS Submission (such actions being subject to the approval of RMT Partner, which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall provide RMT Partner with notice reasonably in advance of any formally scheduled meetings (including telephonic meetings) with the IRS (subject to approval by the IRS) that relate to the IRS Ruling Request and any other IRS Submission and permit RMT Partner’s Tax Counsel to attend such meeting if RMT Partner’s Tax Counsel is available during the scheduled time (which scheduled time shall be at the mutual convenience of the Company’s Representatives and the IRS). For the avoidance of doubt, the foregoing shall not apply to any non-scheduled or informal telephonic discussions between the Company’s Representatives and the IRS; provided that the Company shall keep RMT Partner reasonably informed in a timely manner regarding the contents of any such discussions.

(ix) With respect to any rulings requested by the Company from a foreign Tax Authority that relates to a transaction set forth in, and requests an intended tax treatment set forth in, Exhibit A of the Form of Tax Matters Agreement, included as Exhibit B (the “Foreign Tax Rulings”), the Company shall provide RMT Partner with copies of each material submission to such foreign Tax Authority requesting a Foreign Tax Ruling, or relating to a request for a Foreign Tax Ruling (a “Foreign Tax Submission”) made after the date of this Agreement as filed with the applicable foreign Tax Authority promptly following the filing thereof; provided that the Company may redact any Redactable Information from such copies of Foreign Tax Submissions. The Company shall provide RMT Partner a reasonable opportunity to review and comment on each Foreign Tax Submission prior to the filing of such submission with the applicable foreign Tax Authority only to the extent such submission includes statements or representations that (x) would be binding on (or impose limitations on the actions of) the SpinCo Group or RMT Partner and its Subsidiaries after the Closing Date or (y) would reasonably be expected to have a material adverse impact on the Taxes of the SpinCo Group or RMT Partner and its Subsidiaries after the Closing Date, and the Company shall consider in good faith any reasonable comments provided by RMT Partner on each such request; provided that such rights to review and comment shall not prevent or impair or delay the Company’s or any of its Subsidiary’s ability to obtain such Foreign Tax Rulings; provided, further, that the Company may redact any Redactable Information from all such copies of Foreign Tax Submissions.

(x) Following the receipt of the IRS Ruling or any Foreign Tax Ruling, the Company shall promptly make available copies of the IRS Ruling or any Foreign Tax Ruling to SpinCo and RMT Partner, provided that the Company may redact from any such copies any Redactable Information.

(h) In the event of any Adverse Law Event prior to the Closing or if the Company reasonably determines that the transactions contemplated by this Agreement or any Transaction Documents would result in a material amount of Tax to the Company or any of its Affiliates, the Parties shall collaborate reasonably and in good faith in order to change the method or structure of effecting the transactions contemplated by the Transaction Documents (including the Reorganization) so as to either (i) make likely the receipt from the IRS of the IRS Ruling, (ii) make likely the receipt of the Distribution Tax Opinions or the Merger Tax Opinions or (iii) allow the Company to accomplish the same result as the structure contemplated as of the date hereof in a tax-free or, in the reasonable judgment of the Company, Tax efficient manner, as promptly as practicable and in any event prior to the Outside Date; provided, however, that no such change shall alter or change the Exchange Ratio, the SpinCo Cash Distribution, the nature or mix of the Merger Consideration, or (without the consent of either Party, in their reasonable discretion) materially alter the scope of the SpinCo Business, the SpinCo Assets, the members of the SpinCo Group or SpinCo Liabilities to be acquired by RMT Partner in connection with the Transactions. In the event that the Parties reasonably, and in good faith, agree to an alternative structure pursuant to this Section 7.2(h), they shall be obligated, as soon as practicable thereafter, to modify the covenants and agreements set forth in this Agreement and the Transaction Documents to the extent required in order to reflect such change in transaction structure, and the Parties shall use all commercially reasonable efforts to cause the transactions contemplated hereby, as so modified, to be consummated as soon as practicable thereafter.

Section 7.3 Preparation of the Registration Statements and Prospectus; RMT Partner Stockholders Meeting.

(a) As promptly as practicable after the execution of this Agreement, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement: (i) RMT Partner, the Company and SpinCo shall jointly prepare and RMT Partner shall file or confidentially submit with the SEC the RMT Partner Registration Statement; (ii) RMT Partner, the Company and SpinCo shall jointly prepare and SpinCo shall file or confidentially submit with the SEC the SpinCo Registration Statement; and (iii) RMT Partner, the Company and SpinCo shall jointly prepare and RMT Partner shall file or confidentially submit with the SEC the Proxy Statement (which Proxy Statement may form a part of the RMT Partner Registration Statement) (the RMT Partner Registration Statement, the SpinCo Registration Statement and the Proxy Statement, the “Securities Filings”).

(b) Each of RMT Partner, the Company and SpinCo shall use its reasonable best efforts to have the RMT Partner Registration Statement and the SpinCo Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the RMT Partner Registration Statement and the SpinCo Registration Statement, each of RMT Partner, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with, in the case of RMT Partner, the RMT Partner Share Issuance and, in the case of the Company and SpinCo, the Distribution. The Parties shall cooperate in preparing and filing with the SEC the Securities Filings and any necessary amendments or supplements thereto, including making available upon reasonable notice the senior management employees of the applicable Party to discuss the materials prepared and delivered pursuant to this Section 7.3. Following the effective date of the RMT Partner Registration Statement and the SpinCo Registration Statement, each of RMT Partner, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in order to keep the RMT Partner Registration Statement and the SpinCo Registration Statement effective for as long as is necessary in order to consummate the Merger, the Transactions and the transactions contemplated by the other Transaction Documents. As promptly as practicable after the SpinCo Registration Statement shall have become effective, the Company shall cause the Distribution Documents to be mailed or made available to the Company’s stockholders pursuant to applicable Law. No filing of, or amendment or supplement to, the RMT Partner Registration Statement or the Proxy Statement will be made by RMT Partner without providing the Company and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the RMT Partner in good faith). No filing of, or amendment or supplement to, the SpinCo Registration Statement will be made by the Company or SpinCo without providing RMT Partner with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company and SpinCo in good faith). Each Party (as applicable) will cause the Distribution Documents to comply in all material respects with the applicable requirements of U.S. federal securities laws. RMT Partner and Merger Sub shall furnish all information concerning RMT Partner and its Subsidiaries, and the Company and SpinCo shall furnish all information concerning the Company, the SpinCo Business and the members of the SpinCo Group, in each case, as may be reasonably requested by the other Parties in connection with, or is required by applicable Law in order to complete, the preparation, filing and distribution of the Securities Filings and any necessary amendments or supplements thereto. For the avoidance of doubt, any ordinary course communications filed pursuant to Rule 425 under the Securities Act or any other disclosures or statements with respect to the Merger and the other transactions contemplated hereby and in the Transaction Documents contained in any filing under the Securities Act or the Exchange Act, including filings required under securities Laws, other than the Securities Filings, shall not be subject to this Section 7.3(b) and shall instead be subject to Section 7.11.

(c) If, at any time prior to the Effective Time, any information relating to RMT Partner, the Company or SpinCo, or any of their respective Affiliates, directors or officers, should be discovered by RMT Partner, the Company or SpinCo which should be set forth in an amendment or supplement to any of the Securities Filings, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by applicable Law, disseminated to the stockholders of RMT Partner or the Company, as applicable. Each Party shall notify the other Party promptly of (i) the time when the RMT Partner Registration Statement or the SpinCo Registration Statement has become effective or when any supplement or amendment to any Securities Filing has been filed and (ii) the issuance of any stop order or suspension of the qualification of the shares of RMT Partner Common Stock issuable pursuant to the Merger or shares of SpinCo Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to promptly provide the other Party and their respective counsel with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC with respect to any of the Securities Filings promptly after receipt of such comments, and shall provide the other Party with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review any such written responses prior to such written responses being filed with the SEC and to participate in any discussions or oral material communications with the SEC, and each Party shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and their respective counsel.

(d) RMT Partner Stockholders Meeting.

(i) Subject in all respects to Section 7.3(d)(iii), RMT Partner shall call, give notice of, convene and hold a meeting of its stockholders (the “RMT Partner Stockholders Meeting”) as promptly as reasonably practicable following the date on which the RMT Partner Registration Statement is declared effective, for the purpose of obtaining the RMT Partner Stockholder Approval (and no other matters, except for a proposal to adjourn the meeting to solicit additional proxies to obtain the RMT Partner Stockholder Approval, if necessary, and any other proposal required by applicable Law, shall be considered or voted upon at the RMT Partner Stockholders Meeting without the Company’s prior written consent); provided, however, that, subject to the requirements of any applicable Law, RMT Partner may after consultation with the Company, and in the case of clause (C) on up to two (2) occasions upon the reasonable request of the Company (and for no more than ten (10) Business Days each) shall, postpone or adjourn the RMT Partner Stockholders Meeting: (A) if as of the time for which the RMT Partner Stockholders Meeting is originally scheduled there are insufficient shares of RMT Partner Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the RMT Partner Stockholders Meeting; (B) to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law (or in connection with the resolution of any applicable litigation) and for such supplement or amendment to be disseminated and reviewed by RMT Partner’s stockholders sufficiently in advance of the RMT Partner Stockholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite RMT Partner Stockholder Approval would not otherwise be obtained; (D) if otherwise required by applicable Law; or (E) with the prior written consent of the Company; provided, however, that, unless otherwise agreed to by the Company, the RMT

Partner Stockholders Meeting shall not be postponed or adjourned under clauses (A) through (C) for more than fifteen (15) Business Days in the aggregate from the originally scheduled date of the RMT Partner Stockholders Meeting without the written consent of the Company. RMT Partner shall advise the Company upon request on a daily basis during each of the last ten (10) Business Days prior to the date of the RMT Partner Stockholders Meeting as to the aggregate tally of proxies received by RMT Partner with respect to the RMT Partner Stockholder Approval and at additional times upon the reasonable request of the Company. RMT Partner shall use its reasonable best efforts to ensure that all proxies solicited by RMT Partner, its Subsidiaries and their respective Representatives in connection with the RMT Partner Stockholders Meeting are solicited in compliance with applicable Law.

(ii) Subject to Section 7.9, RMT Partner shall, through the RMT Partner Board, make the RMT Partner Board Recommendation and include such RMT Partner Board Recommendation in the Proxy Statement and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the approval of the proposals required under the RMT Partner Stockholder Approval, and (B) take all other action necessary or advisable to secure the RMT Partner Stockholder Approval. Except as expressly permitted in Section 7.9(c), neither the RMT Partner Board nor any committee thereof shall effect a RMT Partner Adverse Recommendation Change.

(iii) Notwithstanding anything to the contrary herein, including any RMT Partner Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties under this Section 7.3 shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the proposals required under the RMT Partner Stockholder Approval shall be submitted to the stockholders of RMT Partner for approval at the RMT Partner Stockholders Meeting whether or not (A) the RMT Partner Board shall have effected a RMT Partner Adverse Recommendation Change or (B) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to RMT Partner or any of its Representatives.

Section 7.4 Reasonable Best Efforts.

(a) Subject to the terms of Section 7.5, which shall govern with respect to the subject matter thereof, each of RMT Partner and the Company shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by the Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including: (i) preparing and filing of all forms, registrations, and notifications required to be filed to consummate the Merger and the other transactions contemplated by this Agreement; (ii) subject to Section 7.4(c), obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities; (iii) obtaining all necessary consents, approvals or waivers from third parties; and (iv) subject to Section 7.4(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that other than as set forth in the Separation Agreement, in no event shall the Company, SpinCo, RMT Partner or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement. In furtherance of the foregoing, each of RMT Partner, SpinCo and the Company shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or other transaction (or series of transactions) after the date of this Agreement would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Authority necessary to be obtained at or prior to the Closing.

(b) The Company and RMT Partner shall (i) promptly, but in no event later than twenty-five (25) Business Days after the date hereof, file (or cause to be filed) any and all required pre-merger notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated in this Agreement, the Separation Agreement and the other Transaction Documents, (ii) as soon as reasonably practicable, file (or cause to be filed) any and all filings or notifications under applicable Foreign Investment Laws, as set forth in Section 7.4(b)(ii) of the RMT Partner Disclosure Schedule, and (iii) as soon as reasonably practicable, make any and all other filings or notifications (or drafts thereof) under applicable Antitrust Laws or Foreign Subsidies Regulation, as set forth in Section 7.4(b)(iii) of the RMT Partner Disclosure Schedule. The Company and RMT Partner shall request early termination of any applicable waiting periods under the Antitrust Laws, Foreign Investment Laws and Foreign Subsidies Regulation (to the extent available) and shall respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods, and shall provide an appropriate response to any request for additional information or documents that may be requested pursuant to any Law or by any Governmental Authority as promptly as practicable. Neither RMT Partner, SpinCo nor the Company shall commit to or agree with any Governmental Authority to (w) stay, toll or extend any applicable waiting period under the HSR Act, (x) pull and refile or resubmit the notification and report forms pursuant to the HSR Act, (y) not consummate the Merger or any other transactions contemplated herein or in the other Transaction Documents before an agreed-to date, or (z) any timing agreement, in each case relating to the Merger and the other transactions contemplated by the other Transaction Documents, without the prior written consent of the other Parties.

(c) In furtherance of the covenants of the parties contained in this Section 7.4 (i) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated in this Agreement, the Separation Agreement and the other Transaction Documents as violative of any applicable Law, including any Antitrust Law, Foreign Investment Law, or Foreign Subsidies Regulation, each of the Parties hereto shall, and shall cause their respective Affiliates to, use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated by this Agreement, the Separation Agreement and the other Transaction Documents on or before the Outside Date and (ii) RMT Partner shall, and shall cause its Affiliates to, use reasonable best efforts to take such further action as may be necessary to avoid or eliminate each and every impediment under any applicable law, including any Antitrust Law, Foreign Investment Law, or Foreign Subsidies Regulation so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), and including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, licensing, divestiture or disposition of any share capital or other equity voting interests, assets (whether tangible or intangible), businesses, contracts, divisions, operations, properties, products or product lines of the SpinCo Business or the members of the SpinCo Group or any of their respective Affiliates (other than the Company and its Affiliates following the Closing), (B) terminating, transferring or creating relationships, contractual rights or other obligations of the SpinCo Business or the members of the SpinCo Group or any of their respective Affiliates (other than the Company and its Affiliates following the Closing) and (C) otherwise taking or committing to take actions that after the Closing would limit the freedom of action of the SpinCo Business or the members of the SpinCo Group (or of RMT Partner and its Affiliates other than the members of the SpinCo Group with respect to the SpinCo Business or the members of the SpinCo Group) with respect to, or their ability to retain, operate, vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to any share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, properties, products or product lines of the SpinCo Business or the members of the SpinCo Group. No actions taken pursuant to this Section 7.4(c) shall be considered for purposes of determining whether a RMT Partner Material Adverse Effect has occurred or may occur. Any other provision in this Agreement to the contrary notwithstanding, RMT Partner, the Company, SpinCo and their Affiliates shall not be required to take or agree to take any action if such action or actions (x) is not conditioned on the Closing, (y) relates to any Company Assets, the Company Business or any properties, assets or businesses of RMT Partner or its Affiliates (other than those of SpinCo Group following the Closing) or (z) would, or would reasonably be expected to, result in a material adverse effect on the business, assets, properties, financial condition or results of operations of RMT Partner and its Subsidiaries (including SpinCo and the other members of the SpinCo Group), taken as a whole, after the consummation of the Transactions (clauses (y) and (z), a “Burdensome Condition”).

(d) Whether or not the Merger is consummated, RMT Partner shall be responsible for all filing fees payable to any Governmental Authority in order to obtain any consent, finding of suitability, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 7.4, and each of RMT Partner and the Company shall otherwise bear its own costs and expenses in connection therewith. RMT Partner and the Company shall, and shall cause their respective Affiliates to, cooperate and consult with one another in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 7.4, and, subject to applicable legal limitations and the instructions of any Governmental Authority, RMT Partner and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other substantive communications received by RMT Partner or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Authority with respect to such transactions. Subject to applicable Law relating to the exchange of information, RMT Partner and the Company shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions to any Governmental Authority; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the SpinCo Business and the SpinCo Assets or information concerning the Transaction Process, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that RMT Partner or the Company, as the case may be, may reasonably designate any competitively sensitive material provided to another party under this Section 7.4(d) as “Outside Counsel Only”. To the extent practicable, RMT Partner and the Company agree not to participate in any meeting or discussion, either in person, by video conference, or by telephone, with any Governmental Authority in connection with the Merger or any other transaction contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party a reasonable opportunity to attend and participate. Subject to the terms of this Section 7.4, including the last sentence of Section 7.4(b), RMT Partner shall, after good-faith consultation with the Company, lead all communications and develop and direct strategy, in each case, with respect to any actions to be taken by the Parties pursuant to this Section 7.4 to obtain the expiration or termination of the waiting period under the HSR Act and the Requisite Regulatory Approvals from any Governmental Authority under the applicable Antitrust Laws, Foreign Investment Laws, and Foreign Subsidies Regulation.

Section 7.5 SpinCo Financing.

(a) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, SpinCo shall (and the Company shall cause SpinCo to) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to (i) maintain in effect the commitment letter, dated as of the date of this Agreement (including: (A) all exhibits, schedules and annexes to such agreement in effect as of the date hereof; and (B) any associated fee letters (together, as amended, modified, supplemented, restated, replaced or waived from time to time in accordance with the terms of this Agreement and the terms thereof, the “SpinCo Commitment Letter”)), from the SpinCo Lenders party thereto, pursuant to which, among other things, the SpinCo Lenders have committed to provide SpinCo or its designee with debt financing in the amount set forth therein (the debt financing contemplated by the SpinCo Commitment Letter, being referred to as the “SpinCo Financing”), (ii) comply on a timely basis with the obligations and satisfy on a timely basis the conditions, in each case, that are set forth in the SpinCo Commitment Letter that are applicable to and within the control of SpinCo, (iii) enforce the rights of SpinCo under the SpinCo Commitment Letter and (iv) cause the applicable SpinCo Lenders to fund the full amount of the SpinCo Financing (other than any portion thereof that is replaced with previously or concurrently funded Permanent SpinCo Financing) no later than immediately prior to the Distribution.

(b) In the event any funds in the amounts set forth in the SpinCo Commitment Letter or the SpinCo Financing Agreements (as defined below), or any portion thereof, become unavailable on the terms and conditions contemplated in the SpinCo Commitment Letter or the SpinCo Financing Agreements, the Company (in consultation in good faith with RMT Partner) shall cause SpinCo to, and each of SpinCo and RMT Partner shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to cooperate to obtain promptly replacement debt financing for SpinCo from the same or alternative sources, in an aggregate amount, when added to the portion of the SpinCo Financing and Permanent SpinCo Financing that is available, equal to $4,000,000,000 (the “Alternative SpinCo Financing”, it being understood and agreed that references herein to (i) the SpinCo Financing shall include any such Alternative SpinCo Financing and (ii) the SpinCo Commitment Letter or SpinCo Financing Agreements shall include the commitment letter and definitive agreements, as applicable, in each case relating to such Alternative SpinCo Financing), and to obtain a new financing commitment that provides for such financing; provided that the terms of the Alternative SpinCo Financing must (A) not result in any material and adverse Tax consequences to the Company and its Subsidiaries, including as to the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith); provided, further, that any violation of the Intended Tax Treatment shall be deemed material and adverse for purposes of this Section 7.5(b), (B) unless otherwise agreed to in writing by the Company, SpinCo and RMT Partner, be on terms and conditions not materially less favorable (i) with respect to final stated maturity, “all-in-yield”, interest rate margin or mandatory prepayment provisions or (ii) otherwise, taken as a whole, to SpinCo and RMT Partner than those in the SpinCo Commitment Letter or the SpinCo Financing Agreements, as applicable (taking into account any “flex” provisions thereof) and (C) unless otherwise agreed to in writing by the Company, SpinCo and RMT Partner, not contain any conditions to the consummation of such Alternative SpinCo Financing that are more onerous than the conditions set forth in the SpinCo Commitment Letter or the SpinCo Financing Agreements, as applicable.

(c) SpinCo shall give RMT Partner, and RMT Partner shall give SpinCo and the Company, prompt written notice upon it obtaining Knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the SpinCo Commitment Letter, the SpinCo Financing Agreements or the Permanent SpinCo Financing Agreements (as defined below), (ii) any actual or threatened withdrawal, repudiation or termination of the SpinCo Commitment Letter, the SpinCo Financing or Permanent SpinCo Financing by any party to the SpinCo Commitment Letter, the SpinCo Financing Agreements or the Permanent SpinCo Financing Agreements, (iii) any material dispute or disagreement between or among any of the parties to the SpinCo Commitment Letter, the SpinCo Financing Agreements or the Permanent SpinCo Financing Agreements, (iv) the termination or expiration of the SpinCo Commitment Letter, SpinCo Financing Agreements or the Permanent SpinCo Financing Agreements or (v) any amendment, restatement, supplement or modification of, or waiver under, or replacement of the SpinCo Commitment Letter, the SpinCo Financing Agreements or the Permanent SpinCo Financing Agreements. Subject to the immediately preceding clause (b), SpinCo shall not, without the prior written consent of RMT Partner, amend, modify, supplement, restate, replace, terminate, or agree to any waiver under the SpinCo Commitment Letter, the SpinCo Financing Agreements or the Permanent SpinCo Financing Agreements; provided that, notwithstanding the foregoing, SpinCo may (in consultation with RMT Partner) (i) implement any of the “flex” provisions exercised by the SpinCo Lenders in accordance with the SpinCo Commitment Letter or (ii) amend and restate the SpinCo Commitment Letter or otherwise execute joinder agreements to the SpinCo Commitment Letter solely to add additional SpinCo Lenders, arrangers, agents or entities with other similar roles or titles.

(d) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, each of the Company, SpinCo and RMT Partner agrees to cooperate (and to cause their respective Subsidiaries (in the case of the Company, limited to SpinCo and its Subsidiaries) to cooperate) and use reasonable best efforts to take, or cause to be taken, and to cause their respective Subsidiaries (in the case of the Company, limited to SpinCo and its Subsidiaries) and Representatives to take or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, advisable and proper in connection with the arrangement, marketing and consummation by SpinCo of the SpinCo Financing, including by (i) participating (and using reasonable best efforts to cause members with appropriate seniority and expertise of the management team of and advisors, including auditors, to SpinCo and RMT Partner to participate, in each case to the extent reasonable and customary) in the marketing and syndication efforts related thereto, (ii) participating in the preparation of rating agency presentations and meetings with rating agencies, due diligence sessions and drafting sessions with respect thereto, (iii) participating in the preparation of appropriate and customary materials for bank information memoranda and similar documents customarily required in connection with obtaining such SpinCo Financing, and assisting with the identification of any portion of the information contained therein relating to such Person that constitutes material non-public information of such Person, including executing and delivering customary authorization and representations letters in connection with the foregoing and subject to customary confidentiality provisions and disclaimers, (iv) negotiating and, in the case of SpinCo, entering into definitive agreements with respect thereto, on the terms and conditions contained in the SpinCo Commitment Letter or on such other terms as are reasonably acceptable to the Company, SpinCo and RMT Partner (the “SpinCo Financing Agreements”); provided that any such other terms must not result in any material and adverse Tax consequences to the Company and its Subsidiaries, including as to the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith); provided, further, that any violation of the Intended Tax Treatment shall be deemed material and adverse for purposes of this Section 7.5(d), (v) on a timely basis (A) satisfying all conditions precedent in the SpinCo Commitment Letter and the SpinCo Financing Agreements that are within the control of SpinCo, RMT Partner or their respective Subsidiaries, as applicable, (B) furnishing all financial information as set forth in paragraph 3 of Exhibit B to the SpinCo Commitment Letter (the “Required SpinCo Information”) and any additional customary financial information regarding the SpinCo Business or RMT Partner and its Subsidiaries, as applicable, or any of their respective properties or assets, as may be reasonably requested by SpinCo or RMT Partner, as applicable, in connection with the SpinCo Financing and (C) preparing reasonable and customary financing documents, offering materials and other materials related to the SpinCo Financing, (vi) furnishing at least five (5) Business Days prior to the Closing (A) all documentation and other information requested by the financing sources required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and (B) if SpinCo qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the SpinCo Commitment Letter), a “Beneficial Ownership Certification” (as defined in the SpinCo Commitment Letter), in each case to the extent requested at least seven (7) Business Days prior to the Closing, and (vii) delivering any customary certificates required by the SpinCo Financing Agreements.

(e) The Company hereby consents to the use of SpinCo’s and its Subsidiaries’ logos, and RMT Partner hereby consents to the use of its and its Subsidiaries’ logos, in connection with the SpinCo Financing and Permanent SpinCo Financing and solely in a manner that is not intended or reasonably likely to harm or disparage the reputation or goodwill of the relevant party, or any of their respective Intellectual Property rights. SpinCo and RMT Partner shall, upon reasonable request by the Company, each keep the Company informed in reasonable detail of the status of its efforts to arrange and consummate the SpinCo Financing and Permanent SpinCo Financing and as promptly as practicable provide copies of then-current drafts of the SpinCo Financing Agreements and Permanent SpinCo Financing Agreements.

(f) Notwithstanding any of the foregoing or any other provision in this Agreement to the contrary, (i) other than in the event of a termination by RMT Partner pursuant to Section 9.1(d) due to a material breach of a covenant on the part of the Company or SpinCo, in which case the Company shall be responsible for 100% of the Reimbursement Obligations, RMT Partner shall, and shall cause its Subsidiaries to, pay to the Company an amount of cash equal to 100% of the aggregate amount of the Reimbursement Obligations then outstanding (payment for any such Reimbursement Obligations to be made promptly and in any event within ten (10) Business Days following delivery to RMT Partner by the Company of a written request therefor accompanied by reasonable supporting documentation evidencing such Reimbursement Obligations) and (ii) without duplication of the foregoing, RMT Partner shall, and shall cause its Subsidiaries to, indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against 100% of Losses actually suffered or incurred by them in connection with the SpinCo Financing, the Permanent SpinCo Financing or the RMT Partner Financing, except any such Losses to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement, the SpinCo Commitment Letter, any SpinCo Financing Agreement or any other agreement executed in connection with the SpinCo Financing, or the Permanent SpinCo Financing by the Company or any of its Subsidiaries, including SpinCo, or any of their respective Representatives.

(g) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, each of the Company, SpinCo and RMT Partner agrees to cooperate (and to cause their respective Subsidiaries (in the case of the Company, limited to SpinCo and its Subsidiaries) to cooperate) and use reasonable best efforts to take, or cause to be taken, and to cause their respective Subsidiaries (in the case of the Company, limited to SpinCo and its Subsidiaries) and Representatives to take or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, advisable and proper in connection with the arrangement, marketing and consummation of the issuance of any debt securities or the incurrence of any other long-term debt financing by SpinCo (or its designee) in lieu of or in replacement of the SpinCo Financing (such financing, the “Permanent SpinCo Financing”), including by (i) consulting in good faith on the terms and conditions of any Permanent SpinCo Financing, which shall be subject to SpinCo and RMT Partner’s mutual approval, (ii) participating (and using reasonable best efforts to cause members with appropriate seniority and expertise of the management team of and advisors, including auditors, to SpinCo and RMT Partner, to participate, in each case to the extent reasonable and customary) in the marketing and syndication efforts related thereto, (iii) participating in the preparation of rating agency presentations and meetings with rating agencies, due diligence sessions and drafting sessions with respect thereto, (iv) participating in the preparation of appropriate and customary materials for investor presentations, offering memoranda, private placement memoranda, bank information memoranda and similar documents customarily required in connection with obtaining such Permanent SpinCo Financing, and assisting with the identification of any portion of the information contained therein relating to such Person that constitutes material non-public information of such Person, including executing and delivering customary authorization and representations letters in connection with the foregoing and subject to customary confidentiality provisions and disclaimers, (v) using reasonable best efforts to obtain or provide customary accountants’ comfort letters (including customary “negative assurance” and change period), legal opinions, negative assurance letters, officers’ certificates and other documentation and items relating to the Permanent SpinCo Financing, (vi) negotiating and, in the case of SpinCo, entering into definitive agreements with respect thereto (the “Permanent SpinCo Financing Agreements”), on terms and conditions reasonably satisfactory to the Company, SpinCo and RMT Partner; provided that any such terms must not result in any material and adverse Tax consequences to the Company and its Subsidiaries, including as to the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith); provided, further, that any violation of the Intended Tax Treatment shall be material for purposes of this Section 7.5(g), (vii) on a timely basis (A) satisfying all conditions precedent in the Permanent SpinCo Financing Agreements that are within the control of SpinCo, RMT Partner or their respective Subsidiaries, as applicable, (B) furnishing all Required SpinCo Information and any additional customary financial information regarding the SpinCo Business or RMT Partner and its Subsidiaries, as applicable, or any of their respective properties or assets, as may be reasonably requested by SpinCo or RMT Partner, as applicable, in connection with the Permanent SpinCo Financing and (C) preparing reasonable and customary financing documents, offering materials and other materials related to the Permanent SpinCo Financing, (viii) facilitating the provision of guarantees if required by the terms of the Permanent SpinCo Financing, (ix) furnishing at least five (5) Business Days prior to the Closing (A) all documentation and other information requested by the financing sources required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and (B) if SpinCo qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the SpinCo Commitment Letter), a “Beneficial Ownership Certification” (as defined in the SpinCo Commitment Letter), in each case to the extent requested at least seven (7) Business Days prior to the Closing, and (x) delivering any customary certificates required by the Permanent SpinCo Financing Agreements.

(h) Notwithstanding anything to the contrary in this Section 7.5, (i) no action contemplated in this Section 7.5 shall be required to the extent such action would: (A) require the Company or any of its Subsidiaries (other than SpinCo and its Subsidiaries) or, prior to the Closing, RMT Partner or any of its Subsidiaries to be an issuer or guarantor of the SpinCo Financing or the Permanent SpinCo Financing; (B) require the Company or any of its Subsidiaries or, prior to the Closing, RMT Partner or any of its Subsidiaries to provide (or have provided on its behalf) any certificates, legal opinions, negative assurance letters or other documentation (other than, in the case of RMT Partner, SpinCo and their respective Subsidiaries, certificates, opinions, letters or other documentation delivered (or delivered on such entity’s behalf) at the launch, pricing or closing of the SpinCo Financing or the Permanent SpinCo Financing, as applicable); provided that the foregoing limitations shall not apply to the provision of customary authorization and representation letters to be executed and delivered by RMT Partner and any of its Subsidiaries as required by Section 7.5(d) or Section 7.5(g) above; (C)

cause any director, officer or employee of the Company or any of its Subsidiaries or RMT Partner or any of its Subsidiaries, to incur any personal liability; (D) without limiting clause (B) above, require the Company or any of its Subsidiaries (other than SpinCo and its Subsidiaries) or, prior to the Closing, RMT Partner or any of its Subsidiaries to execute and deliver any documentation related to the SpinCo Financing or Permanent SpinCo Financing (other than (1) the customary comfort letters, legal opinions, negative assurance letters and officers’ certificates contemplated to be delivered by or on behalf of RMT Partner and any of its Subsidiaries under Section 7.5(g)(v) above, and (2) the customary authorization and representation letters to be executed and delivered by RMT Partner and any of its Subsidiaries as required by Section 7.5(d) or Section 7.5(g) above); (E) (1) jeopardize (in the Company’s reasonable determination) any attorney-client privilege of the Company or any of its Subsidiaries (in which case the Company and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (2) jeopardize (in RMT Partner’s reasonable determination) any attorney-client privilege of RMT Partner or any of its Subsidiaries (in which case RMT Partner and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); (F) result in a material violation or breach of, or a default under, the Organizational Documents of the Company or its Subsidiaries, the Organizational Documents of RMT Partner or its Subsidiaries, or any applicable Law; (G) require the incurrence or issuance of any indebtedness (other than the SpinCo Financing, the Permanent SpinCo Financing and intercompany indebtedness required or otherwise contemplated by the Transaction Documents, including the Reorganization Step Plan); (H) unreasonably interfere with the respective businesses or ongoing operations of the Company and its Subsidiaries or RMT Partner and its Subsidiaries; (I) require the Company or any of its Subsidiaries or RMT Partner or any of its Subsidiaries to prepare or deliver in connection with the SpinCo Financing or the Permanent SpinCo Financing any financial information (other than the Required SpinCo Information) that is not readily available to them or prepared in the ordinary course of their respective financial reporting practices; or (J) require the Company, SpinCo or their respective Subsidiaries to prepare any pro forma financial statements or pro forma financial information or provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the SpinCo Financing or the Permanent SpinCo Financing, which shall be prepared by RMT Partner and (ii) no action contemplated in this Section 7.5 shall be required by the Company, SpinCo or their respective Subsidiaries to the extent such action would result in any material and adverse Tax consequences to the Company or its Subsidiaries, including as to the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith); provided that any violation of the Intended Tax Treatment shall be material for purposes of this Section 7.5(h).

(i) All non-public or otherwise confidential information regarding the SpinCo Business obtained by RMT Partner or its Representatives pursuant to this Section 7.5 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between the Company and RMT Partner (or their respective Affiliates), each of the Company and SpinCo agrees that RMT Partner may share information with respect to SpinCo and the SpinCo Business with the SpinCo Lenders, and that RMT Partner and such SpinCo Lenders may share such information with potential financing sources in connection with any marketing efforts for the

SpinCo Financing and the Permanent SpinCo Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Partner or any of its Subsidiaries pursuant to this Section 7.5, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(j) All non-public or otherwise confidential information regarding the businesses of RMT Partner and its Subsidiaries obtained by the Company, SpinCo or their respective Representatives pursuant to this Section 7.5 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between the Company or SpinCo, on the one hand, and RMT Partner, on the other hand (or their respective Affiliates), RMT Partner agrees that the Company and SpinCo may share information with respect to the businesses of RMT Partner and its Subsidiaries with the SpinCo Lenders, and that the Company, SpinCo and such SpinCo Lenders may share such information with potential financing sources in connection with any marketing efforts for the SpinCo Financing and the Permanent SpinCo Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by the Company, SpinCo or any of their respective Subsidiaries pursuant to this Section 7.5, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda, private placement memoranda and similar documents.

Section 7.6 RMT Partner Financing.

(a) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, RMT Partner shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to (i) maintain in effect the commitment letter, dated as of the date of this Agreement (including: (A) all exhibits, schedules and annexes to such agreement in effect as of the date hereof; and (B) any associated fee letters (together, as amended, modified, supplemented, restated, replaced or waived from time to time in accordance with the terms of this Agreement and the terms thereof, the “RMT Partner Commitment Letter”)), from the RMT Partner Lenders party thereto, pursuant to which, among other things, the RMT Partner Lenders have committed to provide RMT Partner or its designee with debt financing in the amount set forth therein (the debt financing contemplated by the RMT Partner Commitment Letter, being referred to as the “RMT Partner Financing”), (ii) comply on a timely basis with the obligations and satisfy on a timely basis the conditions within the control of RMT Partner, in each case, that are set forth in the RMT Partner Commitment Letter that are applicable to RMT Partner, (iii) enforce the rights of RMT Partner under the RMT Partner Commitment Letter and (iv) cause the applicable RMT Partner Lenders to fund the full amount of the RMT Partner Financing no later than contemporaneously with or immediately prior to the Merger.

(b) In the event any funds in the amounts set forth in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements (as defined below), or any portion thereof, become unavailable on the terms and conditions contemplated in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, each of the Company and RMT Partner (in consultation in good faith with the Company) shall, and shall cause their respective Subsidiaries (in the case of the Company, limited to SpinCo and its Subsidiaries) to, use reasonable best efforts to cooperate to obtain promptly replacement debt financing for RMT Partner from the same or alternative sources, in an aggregate amount, when added to the portion of the RMT Partner Financing that is available and other available sources of liquidity, equal to (x) on any date prior to the final calculation of any increase in the Exchange Ratio in accordance with Section 3.1(c) of this Agreement and without including any amounts in respect of the SpinCo Financing or the Permanent SpinCo Financing, $1,800,000,000 or (y) on and after the final calculation of any increase (or determination that there will be no such increase) in the Exchange Ratio in accordance with Section 3.1(c) and including the SpinCo Financing and the Permanent SpinCo Financing, the amount of the RMT Partner Special Dividend (the “RMT Partner Alternative Financing”, it being understood and agreed that references herein to (i) the RMT Partner Financing shall include any such RMT Partner Alternative Financing and (ii) the RMT Partner Commitment Letter or RMT Partner Financing Agreements shall include the commitment letter and definitive agreements, as applicable, in each case relating to such RMT Partner Alternative Financing), and to obtain a new financing commitment that provides for such financing; provided that the terms of the RMT Partner Alternative Financing must (A) not result in any material and adverse Tax consequences to the Company and its Subsidiaries, including as to the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith); provided, further, that any violation of the Intended Tax Treatment shall be deemed material and adverse for purposes of this Section 7.6(b), (B) unless otherwise agreed to in writing by the Company, be on terms and conditions not materially less favorable, taken as a whole, to RMT Partner than those in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, as applicable (taking into account any “flex” provisions thereof) and (C) unless otherwise agreed to in writing by the Company, not contain any conditions to the consummation of such RMT Partner Alternative Financing that are more onerous than the conditions set forth in the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, as applicable.

(c) RMT Partner shall give SpinCo and the Company prompt written notice upon it obtaining Knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the RMT Partner Commitment Letter or the RMT Partner Financing Agreements (as defined below), (ii) any actual or threatened withdrawal, repudiation or termination of the RMT Partner Commitment Letter or the RMT Partner Financing by any party to the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, (iii) any material dispute or disagreement between or among any of the parties to the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, (iv) the termination or expiration of the RMT Partner Commitment Letter or the RMT Partner Financing Agreements, or (v) any amendment, restatement, supplement or modification of, or waiver under, or replacement of the RMT Partner Commitment Letter or the RMT Partner Financing Agreements. Subject to the immediately preceding clause (b), RMT Partner shall not, without the prior written consent of the Company, amend, modify, supplement, restate, replace, terminate, or agree to any waiver under the RMT Partner Commitment Letter or the RMT Partner Financing Agreements; provided that, notwithstanding the foregoing, RMT Partner may (in consultation with the Company) (A) implement any of the “flex” provisions exercised by the RMT Partner Lenders in accordance with the RMT Partner Commitment Letter, or (B) amend and restate the RMT Partner Commitment Letter or otherwise execute joinder agreements to the RMT Partner Commitment Letter solely to add additional RMT Partner Lenders, arrangers, agents or entities with other similar roles or titles.

(d) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, each of the Company, SpinCo and RMT Partner agrees to cooperate (and to cause their respective Subsidiaries (in the case of the Company, limited to SpinCo and its Subsidiaries) to cooperate) and use reasonable best efforts to take, or cause to be taken, and to cause their respective Subsidiaries (in the case of the Company, limited to SpinCo and its Subsidiaries) and Representatives to take or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, advisable and proper in connection with the arrangement, marketing and consummation by RMT Partner of the RMT Partner Financing, including by (i) participating (and using reasonable best efforts to cause members with appropriate seniority and expertise of the management team of and advisors, including auditors, to SpinCo and RMT Partner to participate, in each case to the extent reasonable and customary) in the marketing and syndication efforts related thereto, (ii) participating in the preparation of rating agency presentations and meetings with rating agencies, due diligence sessions and drafting sessions with respect thereto, (iii) negotiating and, in the case of RMT Partner, entering into definitive agreements with respect thereto, on the terms and conditions contained in the RMT Partner Commitment Letter or on such other terms as are reasonably acceptable to the Company, SpinCo and RMT Partner (the “RMT Partner Financing Agreements”); provided that any such other terms must not result in any material and adverse Tax consequences to the Company and its Subsidiaries, including as to the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by the Company in good faith and, with respect to consequences of the Intended Tax Treatment, in consultation with RMT Partner); provided, further, that any violation of the Intended Tax Treatment that is attributable to the terms of the RMT Partner Financing Agreements shall be deemed material and adverse for purposes of this Section 7.6(d), (iv) on a timely basis (A) satisfying all conditions precedent in the RMT Partner Commitment Letter and the RMT Partner Financing Agreements that are within the control of SpinCo, RMT Partner or their respective Subsidiaries, as applicable, (B) furnishing all financial information as set forth in paragraph 3 of Exhibit B to the RMT Partner Commitment Letter (the “Required RMT Partner Information”) and any additional customary financial information regarding the SpinCo Business or RMT Partner and its Subsidiaries, as applicable, or any of their respective properties or assets, as may be reasonably requested by SpinCo or RMT Partner, as applicable, in connection with the RMT Partner Financing and (C) preparing reasonable and customary financing documents, offering materials and other materials related to the RMT Partner Financing, (v) furnishing at least five (5) Business Days prior to the Closing (A) all documentation and other information requested by the financing sources required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and (B) if RMT Partner qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the RMT Partner Commitment Letter), a “Beneficial Ownership Certification” (as defined in the RMT Partner Commitment Letter), in each case to the extent requested at least seven (7) Business Days prior to the Closing, and (vi) delivering any customary certificates required by the RMT Partner Financing Agreements.

(e) The Company hereby consents to the use of SpinCo’s and its Subsidiaries’ logos, and RMT Partner hereby consents to the use of its and its Subsidiaries’ logos, in connection with the RMT Partner Financing and solely in a manner that is not intended or reasonably likely to harm or disparage the reputation or goodwill of the relevant party, or any of their respective Intellectual Property rights. SpinCo and RMT Partner shall, upon reasonable request by the Company, each keep the Company informed in reasonable detail of the status of its efforts to arrange and consummate the RMT Partner Financing and as promptly as practicable provide copies of then-current drafts of the RMT Partner Financing Agreements.

(f) Notwithstanding anything to the contrary in this Section 7.6, no action contemplated in this Section 7.6 shall be required to the extent such action would: (A) require the Company or any of its Subsidiaries (other than SpinCo and its Subsidiaries) or, prior to the Closing, SpinCo or any of its Subsidiaries to be an issuer or guarantor of the RMT Partner Financing; (B) require the Company or any of its Subsidiaries (other than SpinCo and its Subsidiaries) or RMT Partner or any of its Subsidiaries or, prior to the Closing, SpinCo or any of its Subsidiaries to provide (or have provided on its behalf) any certificates, legal opinions, negative assurance letters or other documentation (other than, in the case of RMT Partner and its Subsidiaries, certificates, opinions, letters or other documentation delivered (or delivered on its behalf) at the closing of the RMT Partner Financing); (C) cause any director, officer or employee of the Company or any of its Subsidiaries, or RMT Partner or any of its Subsidiaries, to incur any personal liability; (D) without limiting clause (B) above, require the Company or any of its Subsidiaries (other than SpinCo and its Subsidiaries) or, prior to the Closing, SpinCo or any of its Subsidiaries, to execute and deliver any documentation related to the RMT Partner Financing; (E) (1) jeopardize (in the Company’s reasonable determination) any attorney-client privilege of the Company or any of its Subsidiaries (in which case the Company and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (2) jeopardize (in RMT Partner’s reasonable determination) any attorney-client privilege of RMT Partner or any of its Subsidiaries (in which case RMT Partner and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); (F) result in a material violation or breach of, or a default under, the Organizational Documents of the Company or its Subsidiaries, the Organizational Documents of RMT Partner or its Subsidiaries, or any applicable Law; (G) require the incurrence or issuance of any indebtedness (other than the RMT Partner Financing); (H) unreasonably interfere with the respective businesses or ongoing operations of the Company and its Subsidiaries or RMT Partner and its Subsidiaries; (I) require the Company or any of its Subsidiaries or RMT Partner or any of its Subsidiaries to prepare or deliver in connection with the RMT Partner Financing any financial information (other than the Required RMT Partner Information) that is not readily available to them or prepared in the ordinary course of their respective financial reporting practices; or (J) require the Company, SpinCo or their respective Subsidiaries to prepare any pro forma financial statements or pro forma financial information or provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments.

(g) All non-public or otherwise confidential information regarding the SpinCo Business obtained by RMT Partner or its Representatives pursuant to this Section 7.6 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between the Company and RMT Partner (or their respective Affiliates), each of the Company and SpinCo agrees that RMT Partner may share information with respect to SpinCo and the SpinCo

Business with the RMT Partner Lenders, and that RMT Partner and such RMT Partner Lenders may share such information with potential financing sources in connection with any marketing efforts for the RMT Partner Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Partner or any of its Subsidiaries pursuant to this Section 7.6, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(h) All non-public or otherwise confidential information regarding the businesses of RMT Partner and its Subsidiaries obtained by the Company, SpinCo or their respective Representatives pursuant to this Section 7.6 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between the Company or SpinCo, on the one hand, and RMT Partner, on the other hand (or their respective Affiliates), RMT Partner agrees that the Company and SpinCo may share information with respect to the businesses of RMT Partner and its Subsidiaries with the RMT Partner Lenders, and that the Company, SpinCo and such RMT Partner Lenders may share such information with potential financing sources in connection with any marketing efforts for the RMT Partner Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by the Company, SpinCo or any of their respective Subsidiaries pursuant to this Section 7.6, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda, private placement memoranda and similar documents.

Section 7.7 Access to Information.

(a) The Company shall, and shall cause its Subsidiaries, on the one hand, and RMT Partner shall, and shall cause the RMT Partner Subsidiaries, on the other hand, to the extent permitted under applicable Law, afford to the other Party and to its respective Representatives, reasonable access, during normal business hours and subject to bona fide policies and procedures established by the other Party, during the Interim Period, in such manner as to not interfere with RMT Partner’s and its Subsidiaries’ or the SpinCo Business’ (as applicable) normal operations, the properties, the SpinCo Books and Records and appropriate senior-level employees of RMT Partner and the RMT Partner Subsidiaries or the Company and its Subsidiaries (related to the SpinCo Business), including the members of the SpinCo Group (as applicable), as such Party and its Representatives may reasonably request solely for purposes of consummating the Transactions, integration planning and preparing for the operation of SpinCo and the Surviving Corporation post-Closing, including the activities set forth on Section 7.7(a) of the SpinCo Disclosure Schedule; provided that: (a) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating Party; (b) no Party or its Representatives shall be permitted to perform any environmental testing or sampling, including sampling of soil, groundwater, surface water, building materials or air or wastewater emissions without the prior written consent of the other applicable Party; (c) no Party or its Representatives shall be entitled to access any employee-related or employee benefit-related files or records of another Party, including individual performance or evaluation records, medical histories, workers compensation records, drug testing results or other sensitive personal information; (d) no Party or its Representatives shall communicate with any of the employees of the other Party or its

Subsidiaries without the prior written consent of such Party (which consent shall not be unreasonably withheld, conditioned or delayed) and except to the extent required to comply with the terms of the Employee Matters Agreement or other Transaction Documents or as otherwise expressly permitted by such Party; and (e) nothing in this Section 7.7 shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s prior written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information, or (iii) would jeopardize the attorney-client privilege or other disclosure privilege or protection to such Party (provided that the Party that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement, policy, Law or other restriction, including through the use of commercially reasonable efforts to obtain any required consent or waiver to the disclosure of such information from any third party and through the implementation of appropriate and mutually agreeable “clean room” or other similar procedures designed to limit any such adverse effect of sharing such information by each Party). For the avoidance of doubt, no Party shall be required to provide any information that is not readily available to such Party and its Affiliates under their books and records or current reporting systems following the use of commercially reasonable efforts (or which creates an unreasonable burden on the employees of the providing Party or its Affiliates).

(b) RMT Partner and the Company may, as it deems advisable, reasonably designate any competitively sensitive information as “clean team” or “outside counsel only” material or with similar restrictions.

(c) Notwithstanding anything in this Section 7.7 to the contrary, this Section 7.7 shall not require the Company or SpinCo to provide access to, or make any disclosure with respect to, any information of or to the extent relating to the Company, any of its Affiliates or any of their respective businesses, other than information to the extent relating to the SpinCo Business, the members of the SpinCo Group, the SpinCo Assets or the SpinCo Liabilities.

(d) The Parties hereby agree that, notwithstanding anything in this Section 7.7 to the contrary, the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement. All requests for such access to any Party shall be made to such Party or its designated Representative.

Section 7.8 D&O Indemnification and Insurance.

(a) For a period of six (6) years from and after the Effective Time, SpinCo agrees that it shall indemnify and hold harmless each present and former director, officer or employee of SpinCo and any other member of the SpinCo Group (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries (including the members of the SpinCo Group), as the case may be, would have been permitted under the Organizational Documents of SpinCo as in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents; provided that such Person delivers an undertaking to SpinCo in advance agreeing to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment that such Person is not entitled to indemnification). Without limiting the foregoing, SpinCo shall cause the members of the SpinCo Group (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the members of the SpinCo Group’s respective former and current officers, directors or employees that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company as of the date hereof and (ii) not to amend, repeal, waive or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) SpinCo may, in consultation with the RMT Partner, procure a prepaid, non-cancelable six (6) year “tail” policy commencing on the Closing Date containing terms not less favorable to the Indemnified Parties than the terms of directors’ and officers’ and fiduciary liability insurance covering the Indemnified Parties with respect to matters existing or occurring at or prior to the Effective Time; provided that if the premium thereof would exceed 300% of the last annual premium paid by the Company prior to the date hereof, then SpinCo may only procure the maximum coverage available at an annual premium equal to such maximum amount. If any claim is asserted or made within such six (6) year period, then any insurance that is maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the transactions contemplated hereby and shall be binding on all successors and assigns of SpinCo and are intended to be for the benefit of, and will be enforceable by, each present and former director, officer and employee of any member of the SpinCo Group and his or her heirs and representatives. In the event that SpinCo or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SpinCo shall succeed to the obligations set forth in this Section 7.8.

Section 7.9 No Solicitation.

(a) RMT Partner shall immediately cease, and shall cause its Subsidiaries to immediately cease, and shall direct and use reasonable best efforts to cause its Representatives to immediately cease, any discussions or negotiations with any Person (other than the Company or its Affiliates) that may be ongoing with respect to a Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, and shall request to have returned or destroyed reasonably promptly any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, RMT Partner shall not, nor shall RMT Partner authorize or permit its Subsidiaries or authorize or permit any of its or their directors, officers or employees to, and shall direct and use reasonable best efforts to cause the Representatives of the foregoing not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to RMT Partner or any RMT Partner Subsidiary relating to any Competing Proposal (or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal); provided, however, if, prior to obtaining the RMT Partner Stockholder Approval and following the receipt of a bona fide written Competing Proposal made after the date hereof that the RMT Partner Board determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated, knowingly encouraged or knowingly facilitated in breach of this Section 7.9(a), the RMT Partner Board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be reasonably expected to be inconsistent with the fiduciary duties that the directors owe to RMT Partner and its stockholders in their capacity as directors of RMT Partner under applicable Law, RMT Partner may, in response to such Competing Proposal and subject to Section 7.9(d), (A) furnish information with respect to RMT Partner, its Subsidiaries and Affiliates to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement (provided that if the Person making such Competing Proposal is a competitor of RMT Partner, RMT Partner shall not provide any commercially sensitive non-public information with respect to the competing business to such Person in connection with any actions permitted by this Section 7.9(a) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information) and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal. Except as expressly permitted by this Section 7.9, the RMT Partner Board shall not, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article IX, (1) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Competing Proposal, (2) withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Company or SpinCo, the RMT Partner Board Recommendation, (3) if a Competing Proposal that is structured as a tender offer or exchange offer for the outstanding shares of RMT Partner Common Stock is commenced pursuant to Rule 14d-12 under the Exchange Act, fail to recommend against any such Competing Proposal within ten (10) Business Days after such commencement (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled RMT Partner Stockholders Meeting), (4) fail to include the RMT Partner Board Recommendation in the Proxy Statement, (5) approve or authorize, or cause or permit RMT Partner or any RMT Partner Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement), or (6) commit or agree to do any of the foregoing (any act described in clauses (1), (2), (3), (4) or (6) (to the extent relating to clauses (1), (2), (3) or (4)), a “RMT Partner Adverse Recommendation Change”).

(b) Except as expressly permitted by this Section 7.9, RMT Partner shall not, and shall cause its Subsidiaries not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article IX: (i) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; or (ii) terminate, amend in a manner adverse to the Company, release, modify or grant any permission, waiver or release under, any “standstill” or similar agreement entered into by RMT Partner or any of its Subsidiaries in respect of or in contemplation of a Competing Proposal (other than if the RMT Partner Board determines, in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (ii) would reasonably be expected to be inconsistent with the fiduciary duties that the directors owe to RMT Partner and its stockholders in their capacity as directors of RMT Partner under applicable Law).

(c) In addition to the provisions of Section 7.9(a) and Section 7.9(b), prior to receipt of the RMT Partner Stockholder Approval, the RMT Partner Board may (i) in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or knowingly encouraged in breach of Section 7.9(a), effect a RMT Partner Adverse Recommendation Change or (ii) in response to an Intervening Event, effect a RMT Partner Adverse Recommendation Change, in the case of each of clauses (i) and (ii), if and only if, (A) (1) in the case of a Competing Proposal, the RMT Partner Board concludes in good faith, after consultation with RMT Partner’s outside financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal or (2) in the case of an Intervening Event, if the RMT Partner Board determines in good faith that an Intervening Event has occurred and is continuing; (B) the RMT Partner Board determines in good faith, after consultation with RMT Partner’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties that the directors owe to RMT Partner and its stockholders in their capacity as directors of RMT Partner under applicable Law; (C) the RMT Partner Board provides the Company four (4) Business Days’ prior written notice of its intention to take such action (an “Alternative Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.9(d) as well as a copy of the acquisition agreement relating to such Competing Proposal (if any), or the material facts and circumstances relating to any such Intervening Event, as applicable; (D) during the four (4) Business Days following such written notice (the “Negotiation Period”), if requested by the Company, RMT Partner shall and shall direct its Representatives to, negotiate in good faith with the Company regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company in response to such Competing Proposal or Intervening Event; and (E) at the end of the four (4) Business Day period described in the foregoing clause (D), the RMT Partner Board concludes in good faith, (x) after consultation with RMT Partner’s outside legal counsel and financial advisor (and taking into account any adjustment or modification of the terms of this Agreement to which the Company and SpinCo have agreed in writing), that such Competing Proposal continues to be a Superior Proposal or (y) after consultation with RMT Partner’s outside legal counsel, that the failure to make a RMT Partner Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties that the directors owe to RMT Partner and its stockholders in their capacity as directors of RMT Partner under applicable Law. Any material amendment or material modification to any Competing Proposal (including any amendment or modification to the amount, form or mix of consideration the stockholders of RMT Partner would receive as a result of the Superior Proposal) or to the material facts and circumstances relating to any Intervening Event shall require a new Alternative Notice and a new Negotiation Period commencing from the date of receipt of such new Alternative Notice; provided that, with respect to each subsequent written notice related to a material amendment or modification, references to the four (4) Business Day period above shall be deemed to be references to two (2) Business Days.

(d) Without limiting the obligations set forth in Section 7.9(a) and Section 7.9(c), RMT Partner shall promptly, and in any event no later than forty-eight (48) hours, after it receives (i) any Competing Proposal or written indication by any Person that such Person is reasonably likely to lead to a Competing Proposal, (ii) any request for non-public information relating to RMT Partner or its Subsidiaries relating to, or from any Person that has indicated in writing that such Person is reasonably likely to lead to, a Competing Proposal (other than requests for information in the ordinary course of business and unrelated to a Competing Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the Company (which notice, if provided orally, shall be confirmed in writing) of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of the material terms of such request, inquiry or Competing Proposal), including any modification thereto. RMT Partner shall keep the Company reasonably informed on a reasonably prompt basis (and in any event no later than forty-eight (48) hours) after the occurrence of any material changes to such Competing Proposal (including any changes to the material terms and conditions thereof and of any other material modification thereto), and any other material developments, discussions and negotiations with respect thereto (which shall remain subject to the other obligations of RMT Partner hereunder), including promptly furnishing copies of any written inquiries, material correspondence and draft material documentation and definitive agreements and written summaries of any other material oral inquiries or discussions. RMT Partner agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or substantially concurrent with the time it is provided to any third parties, provide to the Company any non-public information concerning RMT Partner or its Subsidiaries that RMT Partner provides to any third party in connection with any Competing Proposal which was not previously provided to the Company and SpinCo.

(e) Nothing contained in this Agreement shall prohibit RMT Partner or the RMT Partner Board from taking and disclosing to its stockholders a position that RMT Partner reasonably and in good faith determines requires disclosure pursuant to the Exchange Act (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or the rules and regulations of the NYSE, and such disclosure shall not be deemed a RMT Partner Adverse Recommendation Change so long as such disclosure includes the RMT Partner Board Recommendation, without alternation, modification or qualification thereof.

(f) Any failure of RMT Partner’s Subsidiaries or their Representatives to comply with any provisions of this Section 7.9 applicable thereto (as if such Subsidiaries or Representatives were directly subject to this Section 7.9) shall be deemed a breach of this Section 7.9 by RMT Partner.

(g) For purposes of this Agreement:

(i) “Competing Proposal” means, other than the transactions contemplated by this Agreement, the Separation Agreement and the other Transaction Documents, any proposal or offer from a third party relating to (A) a merger, scheme of arrangement, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, spin-off, share exchange or other similar transaction involving twenty percent (20%) or more of the issued and outstanding shares of RMT Partner Common Stock or any other class or type of Interests, or consolidated assets of, RMT Partner or any of its Subsidiaries; (B) the acquisition (whether by merger, scheme of arrangement, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets (it being understood that consolidated assets include equity securities of Subsidiaries), net revenue or net income of RMT Partner and the RMT Partner Subsidiaries, as determined on a fair-market-value basis; (C) the purchase or acquisition after the date hereof, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the RMT Partner Common Stock or of any other class or type of Interests in RMT Partner; (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of RMT Partner Common Stock or of any other class or type of Interests of RMT Partner or any of its Subsidiaries; or (E) any combination of the foregoing.

(ii) “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party which was not solicited by RMT Partner or any of its Representatives in violation of Section 7.9(a) and which, in the good faith judgment of the RMT Partner Board after consultation with its financial advisor and outside legal counsel, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, (A) if accepted, is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, and the identity of the Person or Persons making the proposal and (B) if consummated, would result in a transaction that is more favorable to RMT Partner’s stockholders from a financial point of view than the Merger and the other transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the Company and SpinCo pursuant to Section 7.9(b)).

Section 7.10 Exclusivity. The Company shall immediately cease, and shall cause its Subsidiaries to immediately cease, and shall direct and use reasonable best efforts to cause its Representatives, to immediately cease, any discussions or negotiations with any Person (other than RMT Partner or its Affiliates) that may be ongoing with respect to a SpinCo Proposal and shall request to have returned or destroyed reasonably promptly any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier to occur of (a) termination of this Agreement pursuant to Article IX and (b) the Closing, the Company shall not, and shall cause its Subsidiaries and shall direct and use reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information which has not been previously publicly disseminated) any proposal from a third party relating to the acquisition (whether by merger, purchase of stock, purchase of assets or otherwise), exclusive license, recapitalization, liquidation, dissolution or other transaction involving any portion of the business or assets of the Company and its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income or assets of the SpinCo Business (taken as a whole) (any of the foregoing, a “SpinCo Proposal”) or any inquiry, offer or proposal that would reasonably be expected to lead to a SpinCo Proposal, (ii) engage in any discussions or negotiations, or furnish to any Person any non-public information relating to the SpinCo Business, SpinCo Assets or the SpinCo Group in connection with any SpinCo Proposal or any inquiry, offer or proposal related to, or that would reasonably expected to lead to, a SpinCo Proposal, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any SpinCo Proposal or (iv) approve or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle or similar agreement or document relating to, or providing for, any SpinCo Proposal; provided that nothing in this Section 7.10 shall limit the Company’s ability to pursue or engage in any transaction relating to substantially all of the business of the Company (as opposed to solely the SpinCo Business), so long as such transaction would not prevent or materially impair or materially delay the Company’s ability to comply with its obligations hereunder and under the Separation Agreement and the other Transaction Documents, or to consummate the transactions contemplated hereby or thereby.

Section 7.11 Public Announcements. Except (a) as otherwise expressly contemplated by this Agreement, (b) for the joint press release to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 7.11) or (c) any communications in connection with an RMT Partner Adverse Recommendation Change in accordance with this Agreement, neither RMT Partner nor the Company will, and each of RMT Partner and the Company will cause its Subsidiaries not to, issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated hereby or by the Transaction Documents without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or obligations pursuant to any listing agreement with or the rules of any national securities exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto, and provide meaningful opportunity for review and give due consideration to reasonable comments by the other Party prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public statements made by such Party in compliance with this Section 7.11.

Section 7.12 Employee Non-Solicitation; Non-Competition.

(a) For a period of eighteen (18) months following the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) or induce or cause, or attempt to induce or cause, to leave the employ of RMT Partner or any of its Affiliates any employee with a title of senior director or higher of the SpinCo Business as of the Closing Date; provided that this Section 7.12(a) shall not restrict any (i) general solicitation for employees not specifically directed at such Persons, and neither the Company nor its Subsidiaries shall be restricted in hiring any such Person who responds to any such general solicitation or (ii) solicitation or employment of any Person whose employment with RMT Partner or its Subsidiaries was terminated prior to any solicitation by the Company or its Subsidiaries.

(b) For a period of eighteen (18) months following the Closing Date, RMT Partner shall not, and shall cause its Affiliates (including the members of the SpinCo Group) not to, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) or induce or cause, or attempt to induce or cause, to leave the employ of the Company or its Subsidiaries any employee with a title of senior director or higher of the Company or its Subsidiaries; provided that this Section 7.12(b) shall not restrict any (i) general solicitation for employees not specifically directed at such Persons, and neither RMT Partner nor its Affiliates shall be restricted in hiring any such Person who responds to any such general solicitation or (ii) solicitation or employment of any Person whose employment with the Company or its Subsidiaries was terminated prior to any solicitation by RMT Partner or its Subsidiaries (including the SpinCo Group).

(c) In furtherance of the Merger and the transactions contemplated hereby, the Company covenants and agrees that, from and after the Effective Time until the earlier of (A) the date that is three (3) years after the Closing Date and (B) the date on which any Person shall acquire (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) fifty percent (50%) or more of the consolidated assets or issued and outstanding shares of the Company (the “Restricted Period”) and except as otherwise expressly contemplated by Transaction Documents, it shall not, and shall cause the members of the Company Group not to, directly or indirectly, engage in (or own any Interest in any Person that engages in) the SpinCo Business or any product set forth on Section 7.12(c) of the SpinCo Disclosure Schedule (the “Competitive Business”). Notwithstanding the foregoing, nothing herein shall prohibit (i) any member of the Company Group from engaging in the businesses conducted by the Company Group (excluding the SpinCo Business) at the Effective Time, (ii) any member of the Company Group from directly or indirectly acquiring (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) any interest in a Person or business engaged in a Competitive Business, and operating and managing such Person or business; provided that if such Competitive Business represents fifteen percent (15%) or more of the net revenues or net income of such acquired Person or business, as applicable, for such acquired business’s or Person’s most recently completed fiscal year, then the applicable member of the Company Group shall within eighteen (18) months after the consummation of the Company’s or one or more Subsidiaries’ acquisition (whether by merger, business combination, stock purchase or otherwise) of such Person or business so long as the Restricted Period is still in effect, either (x) dispose of such Person or business or the relevant portion thereof that is engaged in the Competitive Business or (y) discontinue the operation of such Competitive Business; provided that, in each case, such Person may not use the names “BD

Diagnostic” or “BD Biosciences”, or anything substantially similar, in connection with the activities that constitute the Competitive Business, (iii) the acquisition and ownership by the Company or any of its Subsidiaries, directly or indirectly, of less than five percent (5%) in the aggregate of the equity interests of any Person engaged in a Competitive Business or (iv) any member of the Company Group from performing their obligations under this Agreement or the Transaction Documents.

(d) The Parties acknowledge that the covenants set forth in this Section 7.12 are reasonable in order to protect the value of the SpinCo Business and the business of the Company and the other members of the Company Group. It is the intention of the Parties that if any restriction or covenant contained in this Section 7.12 covers a geographic area, is for a length of time or is of a scope that is not permitted by applicable Law, or is in any way construed to be too broad or to any extent invalid, such restriction or covenant will not be construed to be null, void and of no effect, but will, to the extent such restriction or covenant would be valid or enforceable under applicable Law, be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7.12) that would be valid and enforceable under such applicable Law.

Section 7.13 Defense of Litigation. RMT Partner and the Company shall provide the other Party prompt notice in writing of any Action brought by any stockholder or purported stockholder or equityholder of such Party against it, any of its Subsidiaries or any of their respective directors and officers (including, with respect to the Company, SpinCo) relating to the transactions contemplated by this Agreement or the Separation Agreement, including the Separation, the Merger and the RMT Partner Share Issuance, and shall keep the other Party informed on a reasonably prompt basis with respect to the status thereof and consider any comments or suggestions made by the other Party in good faith with respect to the strategy therefor; provided, further, that prior to the Effective Time, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes the other Party or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.

Section 7.14 Section 16 Matters. Prior to the Effective Time, each of RMT Partner, the Company and SpinCo shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of SpinCo Common Stock (including derivative securities with respect to SpinCo Common Stock) or acquisitions of RMT Partner Common Stock resulting from the transactions contemplated by this Agreement or any Transaction Document, including the Distribution, directly or indirectly, by each individual, if any, who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RMT Partner or SpinCo, as applicable, as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.

Section 7.15 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company or SpinCo, directly or indirectly, the right to control or direct RMT Partner’s operations prior to the Effective Time. Nothing contained in this Agreement shall give RMT Partner, directly or indirectly, the right to control or direct the operations of the Company or SpinCo, including the SpinCo Business, prior to the Effective Time. Prior to the Effective Time, each of the Company, SpinCo and RMT Partner shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.16 SpinCo Share Issuance. In connection with the Distribution, prior to the Distribution Time, SpinCo will take all actions necessary to authorize the issuance of a number of, or stock split of, shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Company Common Stock entitled to receive the Distribution outstanding immediately prior to the Distribution Time in accordance with the terms of the Separation Agreement. SpinCo shall effect such amendments, filings or other actions with respect to its Organizational Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement and the Separation Agreement.

Section 7.17 Transaction Documents. RMT Partner shall, or shall cause its applicable Subsidiaries to, execute and deliver to the Company at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time that have not previously been executed. The Company shall, or shall cause its applicable Subsidiaries to, execute and deliver to RMT Partner at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time that have not previously been executed.

Section 7.18 Stock Exchange Listing. RMT Partner shall use its reasonable best efforts to cause the shares of RMT Partner Common Stock issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 7.19 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the transactions contemplated hereby, RMT Partner and the RMT Partner Board of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.20 Works Council Matters. The Parties acknowledge and agree that they will satisfy all notification and consultation obligations in all material respects with respect to the Separation, the Distribution and the Merger. The Parties shall reasonably cooperate with each other in connection with such notification and consultation processes, and RMT Partner shall be provided with a reasonable opportunity to review in advance any proposed communications in connection therewith, and any information to be provided related to the Transactions, including the SpinCo Financing, the RMT Partner Financing and the expected consequences of the Transactions, shall be mutually agreed to by RMT Partner and the Company.

Section 7.21 Further Assurances. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement or applicable Law as may be required to carry out the provisions of this Agreement and to consummate and make effective the Merger and the other Transactions (other than with respect to the matters covered in Section 7.4, which shall be governed by the provisions of Section 7.4 and any consents required in connection with the Separation, which shall solely be governed by the Separation Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger and the other Transactions (other than with respect to the matters covered in Section 7.4, which shall be governed by the provisions of Section 7.4 and any consents required in connection with the Separation, which shall solely be governed by the Separation Agreement); provided that no Party or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement.

Section 7.22 Sole Stockholder Approvals. Immediately after the execution of this Agreement, (a) the Company will deliver the SpinCo Stockholder Approval to RMT Partner, and (b) RMT Partner, as the sole stockholder of Merger Sub, acting by written consent, will adopt this Agreement and approve the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the DGCL (the “Merger Sub Stockholder Approval”), and deliver a copy of the Merger Sub Stockholder Approval to the Company.

Section 7.23 Obligations of Merger Sub. RMT Partner shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.24 Financial Statements.

(a) Upon the reasonable request of RMT Partner, the Company shall deliver to RMT Partner, as promptly as reasonably practicable, the unaudited statement of operations of the SpinCo Business for the three (3) months ended December 31, 2024 prepared on a GAAP basis for pro forma disclosure purposes only (the “SpinCo Unaudited December 2024 Financial Statements”). The Company shall deliver to RMT Partner, as promptly as reasonably practicable after the date hereof (and shall use commercially reasonable efforts to deliver the respective SpinCo Audited Financial Statements in accordance with the targeted timeline outlined in Section 7.24(a) of the SpinCo Disclosure Schedule), the audited combined and consolidated financial statements of (i) the SpinCo Business and (ii) to the extent required by applicable Law, SpinCo (before giving effect to the Separation) (except that for SpinCo, only an opening balance sheet shall be required), including the combined and consolidated balance sheets of (1) the SpinCo Business and (2) to the extent required by applicable Law, SpinCo (before giving effect to the Separation) as of September 30, 2025, September 30, 2024 and September 30, 2023, and the combined and consolidated statements of income, comprehensive income and cash flows of (x) the SpinCo Business and (y) to the extent required by applicable Law, SpinCo (before giving effect to the Separation) for the fiscal years ended September 30, 2025, September 30, 2024 and September 30, 2023, and the notes related thereto, prepared on a GAAP basis and together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the SpinCo Business and SpinCo (collectively, the “SpinCo Audited Financial Statements”) as well as consents of such independent accountants required to be filed with the RMT Partner Registration Statement no later than the filing of the RMT Partner Registration Statement.

(b) The Company shall, from the date hereof until the date on which RMT Partner files a Current Report on Form 8-K in connection with the Closing, which shall be within four (4) Business Days of the Closing (or no later than seventy-one (71) days thereafter if such Current Report on Form 8-K does not include all historical financial statements of SpinCo required pursuant to Item 9.01(a) of Form 8-K), deliver to RMT Partner, as promptly as reasonably practicable after the end of any fiscal quarter ending after the date hereof, copies of the unaudited combined balance sheet of the SpinCo Business as of the end of each fiscal quarter ending after September 30, 2025, the related unaudited combined statements of income, comprehensive income and cash flows of the SpinCo Business for each such fiscal quarter and the notes related thereto, together with comparable financial statements for the corresponding periods of the prior fiscal year, in each case, prepared on a GAAP basis, and in each case, to the extent required to be included or incorporated by reference in the Securities Filings or in connection with the SpinCo Financing, Permanent SpinCo Financing and RMT Partner Financing (collectively, the “SpinCo Subsequent Unaudited Financial Statements”), which SpinCo Subsequent Unaudited Financial Statements shall have been reviewed by the independent accountant for SpinCo in accordance with the procedures specified by the Public Company Accounting Oversight Board in AS 4105, Reviews of Interim Financial Information.

(c) In connection with the filing of the Securities Filings, as well as the SpinCo Financing, Permanent SpinCo Financing and RMT Partner Financing, as applicable, the Company shall use its commercially reasonable efforts prior to and after the Closing to cooperate with RMT Partner in connection with RMT Partner’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC, including the requirements of Regulation S-X, including, without limitation the pro forma financial statements that are required to be filed with the SEC by RMT Partner as an exhibit to a Current Report on Form 8-K within four (4) Business Days of the Closing (or no later than seventy-one (71) days thereafter if such pro forma financial statements are not included in the Current Report on Form 8-K filed by RMT Partner within four (4) Business Days of the Closing).

Section 7.25 Notices of Certain Events. Subject to applicable Law and as otherwise required by any Governmental Authority, the Company and RMT Partner each shall keep the other reasonably apprised of the status of material matters relating to the consummation of the Transactions. The Company and RMT Partner each shall give reasonably prompt notice to the other of any change, event, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect, SpinCo Material Adverse Effect or a RMT Partner Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 7.25 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the SpinCo Disclosure Schedule or RMT Partner Disclosure Schedule, as applicable; provided, further, that any Party’s obligations, actions or inactions pursuant to this Section 7.25, in each case, in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 8.2(a) or Section 8.3(a), as applicable, has been satisfied.

Section 7.26 Transition Services Agreement. During the Interim Period, the Parties will take the actions set forth on Section 7.26 of the SpinCo Disclosure Schedule.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of SpinCo, the Company, RMT Partner and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and RMT Partner) at or prior to the Closing of the following conditions:

(a) (i) Any applicable waiting period under the HSR Act with respect to the Merger shall have expired or been terminated; and (ii) any required consents, authorizations, approvals, orders, filings and declarations required to be obtained prior to the consummation of the Merger from a Governmental Authority under a Law set forth on Section 8.1(a) of the RMT Partner Disclosure Schedule (each, a “Requisite Regulatory Approval”) shall have been filed, occurred or been obtained (or any applicable waiting period thereunder shall have expired or been terminated), as applicable, without the imposition of any Burdensome Condition;

(b) The Separation and the Distribution shall have been consummated in accordance with the terms of the Separation Agreement in all material respects;

(c) Each of the RMT Partner Registration Statement and the SpinCo Registration Statement shall have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and none shall be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order;

(d) (i) No Governmental Authority of competent jurisdiction in the United States or in any jurisdiction set forth on Section 8.1(d) of the SpinCo Disclosure Schedule shall have enacted, issued or promulgated any law, statute, code, ordinance, rule or regulation, (ii) no Governmental Authority of competent jurisdiction in any jurisdiction where either SpinCo or RMT Partner conducts non de minimis operations or owns non de minimis amounts of assets shall have enacted, issued or promulgated after the date of this Agreement any law, statute, code, ordinance, rule or regulation and (iii) no Governmental Authority of competent jurisdiction shall have issued or granted any Order or injunction whether temporary, preliminary or permanent, in each of cases (i), (ii) and (iii), that remains in effect and that has the effect of restraining, enjoining or prohibiting the consummation of the Separation, the Distribution or the Merger (each, a “Legal Restraint”);

(e) The RMT Partner Stockholder Approval shall have been obtained; and

(f) The shares of RMT Partner Common Stock to be issued to the holders of shares of SpinCo Common Stock pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2 Additional Conditions to the Obligations of the Company and SpinCo. The obligation of the Company and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

(a) Each of RMT Partner and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) The representations and warranties made by RMT Partner and Merger Sub set forth in Article VI (other than the first sentence of Section 6.1, Section 6.2, Section 6.3(a), Section 6.12(b), Section 6.22, Section 6.25 and Section 6.26), without giving effect to materiality, RMT Partner Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, RMT Partner Material Adverse Effect or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. The representations and warranties made by RMT Partner and Merger Sub set forth in the first sentence of Section 6.1, Section 6.2, Section 6.22 and Section 6.26 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by RMT Partner and Merger Sub set forth in Section 6.3(a), Section 6.12(b) and Section 6.25 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis inaccuracies, in the case of the representations and warranties set forth in Section 6.3(a) and Section 6.25, and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) RMT Partner and Merger Sub shall have delivered to the Company a certificate dated as of the Closing Date signed by an executive officer of RMT Partner and Merger Sub to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d) The Company shall have received the Company Merger Tax Opinion;

(e) The Company shall have received (i) the IRS Ruling in form and substance reasonably satisfactory to the Company, and such IRS Ruling shall continue to be valid and in full force and effect and (ii) the Distribution Tax Opinion in form and substance reasonably satisfactory to the Company; and

(f) The SpinCo Cash Distribution shall have occurred.

Section 8.3 Additional Conditions to the Obligations of RMT Partner and Merger Sub. The obligation of RMT Partner and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by RMT Partner) at or prior to the Closing of the following additional conditions:

(a) Each of the Company and SpinCo shall have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) The representations and warranties made by the Company and SpinCo set forth in Article IV and Article V (other than Section 4.1, Section 4.2, Section 4.5, the first sentence of Section 5.1, Section 5.2, Section 5.3(a)-(c), Section 5.6(b), Section 5.7 and Section 5.21), without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or Company Material Adverse Effect. The representations and warranties made by the Company and SpinCo set forth in Section 4.1, Section 4.2, Section 4.5, the first sentence of Section 5.1, Section 5.2, Section 5.7 and Section 5.21 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by the Company and SpinCo set forth in Section 5.3(a)-(c) and Section 5.6(b) and shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis inaccuracies, in the case of the representations and warranties set forth in Section 5.3(a)-(c), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) The Company shall have delivered to RMT Partner a certificate dated as of the Closing Date signed by an executive officer of the Company to the effect that each of the conditions set forth in Section 8.3(a), and Section 8.3(b) have been satisfied; and

(d) RMT Partner shall have received the RMT Partner Merger Tax Opinion.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and RMT Partner;

(b) by the Company or RMT Partner, if the Closing shall not have occurred on or prior to July 13, 2026 (the “Outside Date”); provided that, if any of the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(d) (solely as it relates to any Antitrust Law, Foreign Investment Law or Foreign Subsidies Regulation) have not been satisfied or waived (to the extent permitted by applicable Law) on or prior to 5:00 p.m. Eastern Time on the fourth Business Day prior to the Outside Date, but all other conditions to the Closing set forth in Article VIII have been satisfied or waived (to the extent permitted by applicable Law) (other than the conditions to the Closing set forth in Section 8.1(c) and Section 8.2(e) and those conditions that by their nature are to be satisfied at the Closing (including the conditions to the Closing set forth in Section 8.1(b), Section 8.2(c), Section 8.2(d), Section 8.2(f), Section 8.3(c) and Section 8.3(d), in each case, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date)), the Outside Date will be automatically extended, without any action on the part of any Party, to October 13, 2026 and, if so extended, such date shall be the “Outside Date”; provided, further, that, the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Separation Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, notwithstanding the foregoing provisions of this Section 9.1(b), the Company and RMT Partner may mutually agree in writing to amend the Outside Date to any other date as they mutually agree;

(c) by the Company or RMT Partner, if any Legal Restraint permanently preventing or prohibiting consummation of the Merger or the Separation shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or the Separation Agreement is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;

(d) by RMT Partner upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or SpinCo, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured by the Outside Date, is not cured by the Company or SpinCo by the earlier of: (x) sixty (60) days after receipt by the Company of written notice thereof or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided that RMT Partner shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if RMT Partner or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(e) by the Company upon written notice to RMT Partner, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of RMT Partner or Merger Sub such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured by the Outside Date, is not cured by RMT Partner by the earlier of: (x) sixty (60) days after receipt by RMT Partner of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

(f) by the Company or RMT Partner if the RMT Partner Stockholder Approval shall not have been obtained upon a vote taken thereon at the RMT Partner Stockholders Meeting, duly convened therefor, or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain such RMT Partner Stockholder Approval; or

(g) by the Company, at any time prior to obtaining the RMT Partner Stockholder Approval, if the RMT Partner Board shall have effected a RMT Partner Adverse Recommendation Change.

Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from Fraud or Willful Breach; provided, further, that Section 7.5(f), Section 7.5(i), Section 7.5(j), the fourth and fifth sentences of Section 7.7, this Section 9.2, Section 9.3 and Article X hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 9.3 Termination Fee; Other Fees and Expenses.

(a) Except as otherwise provided in the Separation Agreement or this Agreement, including this Section 9.3 and Section 7.5(f), and except for (x) the expenses in connection with filing, printing and mailing the RMT Partner Registration Statement, the Proxy Statement, the SpinCo Registration Statement and the Distribution Documents, which shall be borne equally by the Company and RMT Partner, (y) filing fees payable to any Governmental Authority in connection with the approvals required under Section 7.4(a), which shall be borne by SpinCo in the event that the Closing occurs, and (z) the Reimbursement Obligations, which shall be borne as set forth in Section 7.5(f), all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated (i) pursuant to Section 9.1(g) (or pursuant to any other provision of Section 9.1 when the Company had the right to terminate this Agreement pursuant to Section 9.1(g)) or (ii) (A) pursuant to Section 9.1(e), (B) pursuant to Section 9.1(b) without a vote of the stockholders of RMT Partner contemplated by this Agreement at the RMT Partner Stockholders Meeting having occurred, or (C) pursuant to Section 9.1(f) and, in the case of each of clauses (B) and (C) (and with respect to clause (A), prior to such termination), a Competing Proposal shall have been publicly announced (or otherwise communicated to the RMT Partner Board) at any time after the date of this Agreement and (if made or communicated publicly) not publicly withdrawn at least five (5) Business Days prior to the date of termination or, with respect to clause (C), prior to the RMT Partner Stockholders Meeting, and within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or RMT Partner enters into a definitive agreement in respect of a Competing Proposal (which, in each case, need not be the same Competing Proposal that was made, disclosed or communicated prior to the termination hereof), then RMT Partner shall be obligated to pay to the Company $733,000,000 (the “RMT Partner Termination Fee”), by wire transfer of immediately available funds to an account or accounts specified by the Company on the second Business Day following termination of this Agreement (with respect to clause (i)) or the second Business Day following the earlier of the date RMT Partner enters into a definitive agreement in respect of and the date RMT Partner consummates the applicable transaction (with respect to clause (ii)); provided that, solely for purposes of this Section 9.3(b), the term “Competing Proposal” shall have the meaning set forth in Section 7.9(g), except that all references to 20% shall instead refer to 50%. In no event shall RMT Partner be required to pay the RMT Partner Termination Fee on more than one occasion.

(c) The payment of the RMT Partner Termination Fee shall be compensation and liquidated damages for the loss suffered by the Company as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances. Each of the Parties acknowledges that the RMT Partner Termination Fee is not intended to be a penalty, but rather represents liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such RMT Partner Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Each Party further agrees that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if RMT Partner fails to pay any amounts due under this Section 9.3 and, in order to obtain such payment, the Company commences a suit that results in a judgment against RMT Partner for such amounts, RMT Partner shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period plus two percent (2%), together with the costs and expenses of the Company (including reasonable legal fees and expenses) in connection with such suit. Subject to Section 9.2, payment by RMT Partner of the RMT Partner Termination Fee shall be the sole and exclusive remedy of the Company and SpinCo against RMT Partner, Merger Sub and their respective Subsidiaries in circumstances where the RMT Partner Termination Fee is payable hereunder. Notwithstanding anything to the contrary, nothing in this Agreement, including this Section 9.3, shall in any way limit the provisions of Section 10.8.

ARTICLE X

MISCELLANEOUS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, including the Separation Agreement, or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder.

Section 10.2 Governing Law; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (a) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 10.8; (b) waives any objections which such Party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 10.2 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (c) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (d) agrees that it will not bring any Action contemplated by this Section 10.2 in any court other than the Chosen

Courts; (e) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 10.3 or in any other manner permitted by Law; and (f) agrees that service as provided in the preceding clause (e) is sufficient to confer personal jurisdiction over such Party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 10.3 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to the Company or SpinCo, to:

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417
Telephone:	(201) 847-6800
Attention:	Joseph LaSala
Chief Counsel-Transactions/M&A
Email:	[#####]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone:	(212) 403-1000
Attention:	David K. Lam; Jenna E. Levine
E-mail:	DKLam@wlrk.com; JELevine@wlrk.com

if to RMT Partner or Merger Sub, to:

Waters Corporation
34 Maple Street
Milford, MA 01757
Telephone:	(508) 478-2000
Attention:	General Counsel
Email:	[#####]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022
Telephone:	(212) 446-4800
Attention:	Daniel E. Wolf, P.C.; David M. Klein, P.C.;
Allie M. Wein, P.C.; Steven M. Choi
E-mail:	daniel.wolf@kirkland.com; dklein@kirkland.com;
allie.wein@kirkland.com; steven.choi@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 10.4 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; provided, however, that for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms (subject to the last sentence of Section 10.1). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the SpinCo Disclosure Schedule and RMT Partner Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 10.6 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.6(b)) agree to an amendment or modification to this Agreement by a duly executed agreement in writing; provided that after the RMT Partner Stockholder Approval has been obtained, no amendment or waiver shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of RMT Partner without such further approval or adoption. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties which makes reference to this Agreement; provided that any amendments or modifications of this Section 10.6(b) or Sections 10.2 or 10.7, to the extent materially adversely affecting any of the RMT Partner Lenders or the SpinCo Lenders, may not be entered into without the prior written consent of each of the RMT Partner Lenders or the SpinCo Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

Section 10.7 Assignment; Parties in Interest; Non-Parties.

(a) No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.7 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 7.8 and Section 10.7(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

(b) Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Such Persons who are not Parties hereto are third party beneficiaries of Section 10.2, Section 10.6, Section 10.9 and this Section 10.7(b). For the avoidance of doubt, this Section 10.7(b) shall not affect (a) the rights of the Persons party to the SpinCo Commitment Letter to enforce the SpinCo Commitment Letter in accordance with its terms; or (b) the rights and obligations of the Parties hereto set forth in Section 7.5.

Section 10.8 Specific Performance.

(a) The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 9.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 10.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 10.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.8 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.8 or anything contained in this Section 10.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or to pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) To the extent either Party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 10.8, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

Section 10.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.10 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 10.12 Certain Financing Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, RMT Partner on behalf of itself and its Subsidiaries:

(i) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the SpinCo Lender Parties, arising out of or relating to, this Agreement, the SpinCo Financing, the Permanent SpinCo Financing or any of the agreements (including the SpinCo Commitment Letter) entered into in connection with the SpinCo Financing or the Permanent SpinCo Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the SpinCo Financing or the Permanent SpinCo Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court;

(ii) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the SpinCo Commitment Letter or other applicable definitive document relating to the SpinCo Financing;

(iii) agrees not to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any SpinCo Lender Party in any way arising out of or relating to, this Agreement, the SpinCo Financing, the Permanent SpinCo Financing, the SpinCo Commitment Letter or any of the transactions contemplated by this Agreement or the SpinCo Commitment Letter or the performance of any services under the SpinCo Commitment Letter in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(iv) agrees that service of process upon RMT Partner or its Subsidiaries in any such proceeding shall be effective if notice is given in accordance with Section 10.3;

(v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court;

(vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any SpinCo Lender Party in any way arising out of or relating to, this Agreement, the SpinCo Financing, the Permanent SpinCo Financing, the SpinCo Commitment Letter or any of the transactions contemplated by this Agreement or the SpinCo Commitment Letter or the performance of any services under the SpinCo Commitment Letter;

(vii) agrees that none of the SpinCo Lender Parties will have any liability to RMT Partner or any of its Subsidiaries or any of their respective Affiliates or Representatives (other than, following the Closing Date, SpinCo and its Subsidiaries in accordance with the terms of the SpinCo Financing, the Permanent SpinCo Financing or the SpinCo Commitment Letter) solely relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, whether in law or in equity, whether in contract or in tort or otherwise and not related to the SpinCo Financing, the Permanent SpinCo Financing or the SpinCo Commitment Letter in any way;

(viii) hereby waives any and all claims and causes of action against the SpinCo Lender Parties in their capacity as SpinCo Lender Parties relating to or arising out of this Agreement, the SpinCo Financing, the Permanent SpinCo Financing, the SpinCo Commitment Letter or any of the transactions contemplated by this Agreement or the SpinCo Commitment Letter or the performance of any services under the SpinCo Commitment Letter (other than, following the Closing Date, with respect to the SpinCo Financing and/or the Permanent SpinCo Financing), whether in law or in equity, whether in contract or in tort or otherwise; and

(ix) agrees that the SpinCo Lender Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.12(a), and such provisions and the definitions of “SpinCo Lenders” and “SpinCo Lender Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the SpinCo Lenders without the prior written consent of the SpinCo Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding anything in this Agreement to the contrary, each of the Company and SpinCo on behalf of itself and its Subsidiaries:

(i) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the RMT Partner Lender Parties, arising out of or relating to, this Agreement, the RMT Partner Financing or any of the agreements (including the RMT Partner Commitment Letter) entered into in connection with the RMT Partner Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the RMT Partner Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court;

(ii) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the RMT Partner Commitment Letter or other applicable definitive document relating to the RMT Partner Financing;

(iii) agrees not to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any RMT Partner Lender Party in any way arising out of or relating to, this Agreement, the RMT Partner Financing, the RMT Partner Commitment Letter or any of the transactions contemplated by this Agreement or the RMT Partner Commitment Letter or the performance of any services under the RMT Partner Commitment Letter in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(iv) agrees that service of process upon the Company, SpinCo or their respective Subsidiaries in any such proceeding shall be effective if notice is given in accordance with Section 10.3;

(v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court;

(vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any RMT Partner Lender Party in any way arising out of or relating to, this Agreement, the RMT Partner Financing, the RMT Partner Commitment Letter or any of the transactions contemplated by this Agreement or the RMT Partner Commitment Letter or the performance of any services under the RMT Partner Commitment Letter;

(vii) agrees that none of the RMT Partner Lender Parties will have any liability to the Company or SpinCo or their respective Subsidiaries or any of their respective Affiliates or Representatives (other than, following the Closing Date, RMT Partner and its Subsidiaries in accordance with the terms of the RMT Partner Financing, or the RMT Partner Commitment Letter) solely relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, whether in law or in equity, whether in contract or in tort or otherwise and not related to the RMT Partner Financing or the RMT Partner Commitment Letter in any way;

(viii) hereby waives any and all claims and causes of action against the RMT Partner Lender Parties in their capacity as RMT Partner Lender Parties relating to or arising out of this Agreement, the RMT Partner Financing, the RMT Partner Commitment Letter or any of the transactions contemplated by this Agreement or the RMT Partner Commitment Letter or the performance of any services under the RMT Partner Commitment Letter (other than, following the Closing Date, with respect to the RMT Partner Financing), whether in law or in equity, whether in contract or in tort or otherwise; and

(ix) agrees that the RMT Partner Lender Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.12(b), and such provisions and the definitions of “RMT Partner Lenders” and “RMT Partner Lender Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the RMT Partner Lenders without the prior written consent of the RMT Partner Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BECTON, DICKINSON AND COMPANY

By:	/s/ Thomas E. Polen
Name: Thomas E. Polen
Title: Chairman, Chief Executive Officer and President

AUGUSTA SPINCO CORPORATION

By:	/s/ Thomas E. Polen
Name: Thomas E. Polen
Title: Chairman, Chief Executive Officer and President

WATERS CORPORATION

By:	/s/ Udit Batra
Name: Udit Batra, Ph.D.
Title: President and Chief Executive Officer

BETA MERGER SUB, INC.

By:	/s/ Udit Batra
Name: Udit Batra, Ph.D.
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]